Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

x
:
In re:	:	Chapter 11
:
CHC GROUP LTD. et al.,	:	Case No. 16–31854 (BJH)
:
:
Debtors.	:	(Jointly Administered)
:
x

PROPOSED DISCLOSURE STATEMENT FOR THE JOINT
CHAPTER 11 PLAN OF CHC GROUP LTD. AND ITS AFFILIATED DEBTORS

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE. THIS DISCLOSURE STATEMENT MAY BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF BUT PRIOR TO BANKRUPTCY COURT APPROVAL.

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300
Dallas, Texas 75201
Telephone: (214) 746-7700
Facsimile: (214) 746-7777

– and –

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated:	November 11, 2016
Dallas, Texas

DISCLOSURE STATEMENT, DATED NOVEMBER 11, 2016

Solicitation of Votes on the
Plan of Reorganization of

CHC GROUP LTD., ET AL.

from the holders of outstanding

REVOLVING CREDIT AGREEMENT CLAIMS
ABL CREDIT AGREEMENT CLAIMS
SENIOR SECURED NOTES CLAIMS
UNSECURED NOTES CLAIMS
GENERAL UNSECURED CLAIMS
CONVENIENCE CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [5:00 P.M.], PREVAILING CENTRAL TIME, ON [●], 201[●], UNLESS EXTENDED BY THE DEBTORS. THE VOTING RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS DECEMBER 20, 2016.

RECOMMENDATION BY THE DEBTORS

The board of directors of CHC Group Ltd. (“CHC Parent”) and the board of directors, managers, members, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation Package and the Plan and recommend that all Claim holders whose votes are being solicited submit Ballots to accept the Plan. Holders of approximately 67.56% in outstanding principal amount of the Senior Secured Notes Claims entitled to vote on the Plan and holders of approximately 73.56% in outstanding principal amount of the Unsecured Notes Claims entitled to vote on the Plan have already agreed to vote in favor of the Plan.

RECOMMENDATION BY THE CREDITORS’ COMMITTEE

As reflected in the letter dated [●], 2016 from the Creditors’ Committee enclosed in the Solicitation Package, the Creditors’ Committee supports the Plan and recommends that holders of Unsecured Notes Claims, General Unsecured Claims, and Convenience Claims vote to accept the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE NEW MEMBERSHIP INTERESTS AND NEW UNSECURED NOTES ISSUED UNDER THE PLAN SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

THE OFFER AND SALE, AS APPLICABLE OF THE SUBSCRIPTION RIGHTS, NEW SECOND LIEN CONVERTIBLE NOTES (AND THE NEW MEMBERSHIP INTERESTS ISSUABLE UPON CONVERSION THEREOF) PURSUANT TO THE RIGHTS OFFERING AND TO THE BACKSTOP PARTIES UNDER THE BACKSTOP AGREEMENT (INCLUDING THE NEW SECOND LIEN CONVERTIBLE NOTES COMPRISING THE PUT OPTION PREMIUM) ARE BEING MADE IN RELIANCE ON SECTION 4(A)(2) UNDER THE SECURITIES ACT AND REGULATION D PROMULGATED THEREUNDER.

THE NEW MEMBERSHIP INTERESTS, NEW UNSECURED NOTES, AND NEW SECOND LIEN CONVERTIBLE NOTES TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN. THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I.	Overview of the Plan		1

II.	Introduction to The Disclosure Statement		11

	A.	The Purpose of the Disclosure Statement	11

	B.	Who is Entitled to Vote	12

	C.	Exhibits and SEC Filings Incorporated by Reference	12

	D.	Representations and Disclaimers	13

III.	The Debtors’ Operations And Capital Structure		14

	A.	Helicopter Services	14

	B.	Heli-One (MRO)	14

	C.	Fleet	15

	D.	Organizational Structure	15

	E.	Directors and Officers	15

	F.	Regulation of the Debtors’ Business	16

	G.	Prepetition Indebtedness and Capital Structure	16

IV.	Key Events Leading To The Commencement Of Chapter 11 Cases		20

	A.	Collapse in Oil Prices	20

	B.	Cost Cutting Measures	20

	C.	Preserving Liquidity	21

V.	The Chapter 11 Cases		21

	A.	Commencement of Chapter 11 Cases and First Day Orders	21

	B.	Appointment of the Committee	22

	C.	Claims	22

	D.	Postpetition Operational Matters	23

	E.	Exclusivity	24

	F.	Foreign Proceedings	24

	G.	Fleet Negotiations	25

	H.	The ABL Litigation and Settlement	25

	I.	Collateral Analysis	27

	J.	Fleet Reconfiguration Strategy	28

	K.	New Money Investor Strategy	29

	L.	Motion to Approve the Plan Support Agreement and the Backstop Agreement	29

VI.	Summary Of The Plan		40

	A.	Administrative Expense and Priority Claims	40

i

	B.	Classification of Claims and Interests	41

	C.	Treatment of Claims and Interests	44

	D.	Means for Implementation	47

	E.	Distributions	53

	F.	Procedures for Resolving Claims	57

	G.	Executory Contracts and Unexpired Leases	59

	H.	Conditions Precedent to the Occurrence of the Effective Date	62

	I.	Effect of Confirmation	64

	J.	Retention of Jurisdiction	68

	K.	Miscellaneous Provisions	69

VII.	Post-Reorganization		72

	A.	Reorganized CHC	72

VIII.	Projections and valuation analysis		73

	A.	Estimated Valuation of the Reorganized Debtors	73

	B.	Consolidated Projected Financial Statements	73

	C.	Liquidation Analysis	73

IX.	Securities Law Matters		74

	A.	New Second Lien Convertible Notes, New Unsecured Notes, and New Membership Interests	74

	B.	Transfer Restrictions and Consequences Under Federal Securities Laws	74

	C.	Listing; SEC Filings	75

	D.	Legends	75

X.	Certain Risk Factors to be Considered		75

	A.	Certain Bankruptcy Law Considerations	76

	B.	Risks in Connection with the Plan Support Agreement	77

	C.	Risks Relating to the Debtors’ Business and Financial Condition	77

	D.	Risks Relating to the Securities to Be Issued Under the Plan	79

	E.	Risks Relating to the New Membership Interests to Be Issued Under the Plan	86

	F.	Risks Relating to the Rights Offering	88

	G.	Risks Related to the Fleet	89

	H.	Additional Risks	90

XI.	Certain Tax Consequences of the Plan		91

	A.	Certain U.S. Federal Income Tax Consequences of the Plan	91

	B.	Cayman Islands Tax Considerations	102

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XII.	Voting Procedures and Requirements		103

	A.	Parties Entitled to Vote	103

	B.	Voting Deadline	104

	C.	Voting Procedures	105

	D.	Waivers of Defects, Irregularities, etc.	108

XIII.	Rights Offering Procedures		109

	A.	Introduction	109

	B.	Rights Offering	109

	C.	The Backstop Commitment	110

	D.	Commencement/Expiration of the Rights Offering	111

	E.	Exercise of Subscription Rights	111

	F.	Non-Eligible Offerees	115

	G.	Miscellaneous	116

	H.	Rights Offering and Substitute Distribution Conditioned Upon Effectiveness of the Plan; Reservation of Rights; Return of Purchase Price	118

XIV.	Confirmation of the Plan		118

	A.	Confirmation Hearing	118

	B.	Objections To Confirmation	119

	C.	Requirements for Confirmation of the Plan	122

XV.	Alternatives to Confirmation and Consummation of the Plan		124

	A.	Alternative Plan of Reorganization	125

	B.	Sale Under Section 363 of the Bankruptcy Code	125

	C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	125

XVI.	Conclusion and Recommendation		125

1 Certain of the Exhibits are to be provided subsequent to this filing.

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I.
Overview of the Plan

The joint chapter 11 plan of reorganization (the “Plan,”2 attached hereto as Exhibit B) described in this Disclosure Statement (as amended, and including all exhibits, the “Disclosure Statement”) is the culmination of CHC Group Ltd.’s (“CHC Parent”) and its debtor affiliates’ (each, a “Debtor” and collectively, the “Debtors”)3 voluntary chapter 11 cases (the “Chapter 11 Cases”), which were commenced in the midst of an unprecedented decline in oil and gas prices. The significant and sustained drop in oil prices and the related contraction of demand for offshore helicopter services, coupled with customer demands for price concessions and new flexible contract terms, made it impossible for the Debtors to bear the weight of their capital structure and fleet expense without relief under the Bankruptcy Code.

The Debtors have engaged in extensive negotiations with their key creditor constituencies, which culminated in that certain Plan Support Agreement (including all exhibits thereto), dated as of October 11, 2016 [Docket No. 956], as amended, restated, or otherwise modified in accordance with its terms, and as amended on November 3, 2016 [Docket No. 1129] (the “Plan Support Agreement”)4 by and among (i) the Debtors, (ii) The Milestone Aviation Group Limited (“Milestone”); The Milestone Aviation Asset Holding Group No. 1 Ltd; The Milestone Aviation Asset Holding Group No. 8 Ltd; The Milestone Aviation Asset Holding Group No. 20 Ltd; The Milestone Aviation Asset Holding Group No. 25 Ltd; Milestone Export Leasing, Limited; GE Capital Equipment Finance Ltd; and GE European Equipment Finance (Aircraft No. 2) Limited (collectively with Milestone, the “Milestone Parties”), (iii) the beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Senior Secured Notes (as herein defined) that have executed the Plan Support Agreement (the “Plan Sponsors”), (iv) the statutory committee of unsecured claimholders appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”), (v) Solus Alternative Asset Management LP and Marble Ridge Capital LP as beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Unsecured Notes (as herein defined), together with any of their respective successors and permitted assigns under the Plan Support Agreement, that have executed the Plan Support Agreement (the “Individual Creditor Parties”), and (vi) each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Secured Notes, Unsecured Notes, or Claims against the Debtors, in each case, that becomes a party to the Plan Support Agreement in accordance with its terms by executing and delivering a Joinder Agreement (as defined in the Plan Support Agreement), together with any of their respective successors and permitted assigns under the Plan Support Agreement (the “Additional Consenting Parties” and together with the Milestone Parties, the Plan Sponsors, the Creditors’ Committee, and the Individual Creditor Parties, the “Consenting Creditor Parties”).

2 Capitalized terms used, but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

3 A list of the Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, where applicable, is attached hereto as Exhibit A.

4 A term sheet (the “Plan Term Sheet”) outlining the principle terms of the Restructuring incorporated into the Plan is annexed to the Plan Support Agreement as Exhibit A thereto.

1

In connection with the Plan Support Agreement, CHC Parent entered into that certain Backstop Agreement, dated as of October 11, 2016, as amended, restated, or otherwise modified in accordance with its terms, (the “Backstop Agreement,” attached to the Plan Support Agreement as Exhibit B thereto) and as amended on November 3, 2016 by and among (i) CHC Parent and (ii) certain of the Plan Sponsors and the Individual Creditor Parties, together with any of their respective successors and permitted assigns under the Backstop Agreement, that have agreed to backstop the Rights Offering pursuant to which each holder of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims is entitled to receive Subscription Rights to acquire New Second Lien Convertible Notes in accordance with the Rights Offering Procedures set forth herein in Section XIII (each in its capacity as such, a “Backstop Party” and collectively, the “Backstop Parties”). Each of the Backstop Parties, severally and not jointly, have agreed, pursuant to the Backstop Agreement, to fully participate in the Rights Offering and purchase the New Second Lien Convertible Notes (the “Backstop Commitment”) in accordance with the percentages set forth in Exhibit A to the Backstop Agreement (the “Backstop Percentages”) to the extent unsubscribed under the Rights Offering.

On October 11, 2016, the Debtors filed the Debtors’ Motion for an Order Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code and Bankruptcy Rules 6004 and 9019 Authorizing the Debtors to Enter into and Approving Plan Support Agreement, Backstop Agreement and Milestone Term Sheet [Docket No. 953, refiled as Docket No. 956] (the “Support Agreements Approval Motion”), which [was approved by the United States Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court”) on November [●], 2016 [Docket No. [●]]. Pursuant to the Plan Support Agreement, the Consenting Creditor Parties have agreed to support and vote in favor of the Plan, subject to customary conditions and approval of this Disclosure Statement.

The Plan represents a comprehensive financial and operational restructuring of the Debtors (the “Restructuring”) and provides additional liquidity that will further the Debtors’ emergence from chapter 11 and their continued existence as a successful and profitable global helicopter services and maintenance, repair and overhaul provider.

The Plan is a global settlement and avoids litigation over numerous complex issues, including, without limitation:

•	the amount, value, and treatment of all Claims against the Debtors;

•	the validity, extent and priority of the Liens securing the Senior Secured Notes;

•	the value of the Debtors’ unencumbered Assets;

•	any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes;

•	any potential Claim to surcharge Collateral under section 506(c) of the Bankruptcy Code; and

•	the Plan Equity Value and the total enterprise value of the reorganized company.

The Plan is also value-maximizing for all stakeholders. Among other things the Plan:

•	provides for a $300 million new money investment through the fully-backstopped Rights Offering;

•	reduces the Debtors’ prepetition debt by approximately $925 million (prior to conversion of all of the New Second Lien Convertible Notes and by $1.4 billion subsequent to such conversion);

•	reduces the Debtors’ annual Cash interest burden by 85%, which frees up approximately $115 million in annual cash flow that can be used for reinvestment in the Debtors’ business; and

•	provides for a right-sizing of the Debtors’ fleet.

2

Below is an overview of the facilities and treatment provided for under the Plan.

1.	Exit Revolving Credit Facility

[The Plan provides for a new revolving credit facility in a principal amount to be determined (the “Exit Revolving Credit Facility”) or such other facility as is necessary to effectuate the treatment of the Revolving Credit Agreement Claims.]

2.	Amended and Restated ABL Credit Facility

The Debtors have agreed to the terms of the Amended and Restated ABL Credit Agreement, which will reduce the principal balance under the ABL Credit Agreement, to be apportioned across eight (8) aircraft that the Debtors will retain.

3.	Milestone Transactions

The Debtors have agreed to a fleet restructuring transaction with the Milestone Parties, one of the Debtors’ largest aircraft lessors. The transaction with the Milestone Parties includes, among other things, a comprehensive restructuring of lease rentals, the consensual return of certain helicopters, the lease of additional helicopters, amendments to the return conditions for certain helicopters, and, at the Debtors’ election, the provision by an affiliate of Milestone, PK Transportation Finance Ireland Limited, of a new $150 million committed debt facility for the acquisition and/or refinancing of certain aircraft (the “PK Financing Facility”). The Milestone transaction also avoids potential complex and costly litigation around the size of the Milestone Parties’ General Unsecured Claims, while enabling the Debtors to continue to use their aircraft pursuant to restructured lease agreements.

4.	$300 Million New Money Investment and Rights Offering

In connection with the Plan, and pursuant to the Backstop Agreement, Reorganized CHC will solicit participation in the Rights Offering to purchase New Second Lien Convertible Notes due three-and-a-half years from the Effective Date, bearing no interest (other than in connection with an event of default), in an aggregate principal amount of approximately $433.3 million, after adjustment for an original issue discount of ten percent (10.0%) (or approximately $33.3 million) and a $100 million Equitization Premium (as described herein), for an aggregate purchase price of $300 million. On the Effective Date, approximately $30.8 million in additional New Second Lien Convertible Notes will also be issued to the Backstop Parties in exchange for undertaking the Backstop Commitment, making the aggregate principal amount of New Second Lien Convertible Notes issued approximately $464.1 million. On an as converted and fully diluted basis (but subject to dilution for the Management Incentive Plan), the New Second Lien Convertible Notes represent 85.4% of the New Membership Interests. Pursuant to the Rights Offering, the $300.0 million investment will be allocated $280.0 million to the holders of Allowed Senior Secured Notes Claims and $20 million to the holders of Allowed Unsecured Notes Claims. Only Eligible Offerees may participate in the Rights Offering. Each Eligible Offeree that is a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim that participates in the Rights Offering will receive its Pro Rata share of its respective Class’ allocation of the New Second Lien Convertible Notes. In lieu of Subscription Rights, Non-Eligible Offerees will be given the opportunity to receive a substitute distribution (a “Substitute Distribution”) consisting of New Membership Interests. The Substitute Distribution is further described in Section XIII.F below.

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5.	New Unsecured Notes

In connection with the Plan, Reorganized CHC will issue up to $37.5 million of New Unsecured Notes, with a seven year maturity and an interest rate of 5.0% payable in kind until the earlier of the maturity or conversion of all of the New Second Lien Convertible Notes and thereafter payable in Cash. The New Unsecured Notes will have the terms set forth in the term sheet annexed to the Plan Term Sheet as Exhibit E (the “New Unsecured Notes Term Sheet”). The New Unsecured Notes, less the amount of the Convenience Claim Distribution Amount, will be distributed Pro Rata to holders of Allowed General Unsecured Claims.

6.	Treatment of Claims and Interests

In addition to the treatment described above, the Plan contemplates that (i) seventy-nine-and-a-half percent (79.5%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which equates to eleven-point-six percent (11.6%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) will be distributed to holders of Allowed Senior Secured Notes Claims; (ii) eight-point-nine percent (8.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which equates to one-point-three percent (1.3%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) will be distributed to holders of Allowed Unsecured Notes Claims; and (iii) eleven-point-six percent (11.6%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which equates to one-point-seven percent (1.7%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) will be distributed to holders of General Unsecured Claims.

The Plan also contemplates that (A) holders of Allowed Convenience Claims will receive the lesser of (i) payment in full in Cash and (ii) their Pro Rata share of the Convenience Claims Distribution Amount; (B) holders of Allowed Other Priority Claims and Allowed Other Secured Claims will be paid in full; and (C) all Existing CHC Interests will either be cancelled or struck-off.

The following table summarizes the treatment of, and estimated recovery for, Claim and Interest holders under the Plan. The Plan groups the Debtors together solely for the purpose of describing treatment of Claims and Interests under the Plan and confirmation of the Plan. Although the Plan applies to all of the Debtors, the Plan constitutes forty-three (43) distinct chapter 11 plans, one for each Debtor, and for voting and distribution purposes, each Class of Claims will be deemed to contain sub-classes for each of the Debtors, to the extent applicable. To the extent there are no Allowed Claims or Interests with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided in the Plan, to the extent a holder has a Claim that may be asserted against more than one Debtor, the vote of such holder in connection with such Claims will be counted as a vote of such Claim against each Debtor against which such holder has a Claim. For additional information, please refer to the discussion in Section VI of this Disclosure Statement and the Plan itself:

4

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
1	Other Priority Claims	The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim will receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors, with consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions without further action by the holders of such Other Priority Claims or further approval by the Bankruptcy Court.	Unimpaired	No (Deemed to accept)	[●]

5 To be provided.

5

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
2	Other Secured Claims	The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to less favorable treatment, each holder of an Allowed Other Secured Claim will, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or Reorganized Debtors: (i) be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) Cash in an amount equal to the Allowed amount of such Claim as determined in accordance with section 506(a) of the Bankruptcy Code, on the later of the initial distribution date under the Plan and thirty (30) days after the date such Other Secured Claim is Allowed (or as soon thereafter as is practicable); or (iii) receive the Collateral securing its Allowed Other Secured Claim on the later of the initial distribution date under the Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim (or as soon thereafter as is reasonably practicable).	Unimpaired	No (Deemed to accept)	[●]

3	Revolving Credit Agreement Claims	[On the Effective Date, or as soon as practicable thereafter, holders of Allowed Revolving Credit Agreement Claims will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, such holder’s Pro Rata share of the Exit Revolving Credit Facility or such treatment that would otherwise satisfy Section 1129 of the Bankruptcy Code.]	Impaired	Yes	[●]

6

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
4	ABL Credit Agreement Claims	On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed ABL Credit Agreement Claim will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed ABL Credit Agreement Claim and, in accordance with the Amended and Restated ABL Credit Facility Term Sheet, its Pro Rata share of: (i) the Amended and Restated ABL Credit Agreement; (ii) distributions on account of the ABL Allowed General Unsecured Claim, which Allowed Claim will receive treatment in accordance with section 4.7 of the Plan; and (iii) the Exit Payment (as defined in the Amended and Restated ABL Credit Facility Term Sheet).	Impaired	Yes	[●]

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Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
5	Senior Secured Notes Claims	On or as soon as practicable after the Effective Date, each holder of a Senior Secured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than One Billion Sixty-Seven Million Dollars ($1,067,000,000) through the Petition Date, plus any additional accrued prepetition interest, fees, and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including Senior Secured Notes Indenture Trustee Expenses, will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Senior Secured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Senior Secured Notes Indenture Trustee, its Pro Rata share of: (i) seventy-nine-and-a-half percent (79.5%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to eleven-point-six percent 11.6% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Senior Secured Notes Subscription Rights and (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to one percent (1%) of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Senior Secures Notes Indenture Trustee, Cash in amount equal to the Senior Secured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Senior Secured Notes Claims will be distributed Pro Rata to all holders of Allowed Senior Secured Notes Claims. Upon acceptance of the Plan by Class 5, all holders of Senior Secured Notes Claim will be deemed to have agreed to forgo any distribution in respect of their Senior Secured Notes Deficiency Claim. Distributions received under the Plan by holders of Allowed Senior Secured Notes Claims will be subject to the Senior Secured Notes Indenture Trustee Charging Lien if the Senior Secured Notes Indenture Trustee Expenses are not paid pursuant to Section 4.5(a) of the Plan.	Impaired	Yes	[●]

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Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
6	Unsecured Notes Claims	On or as soon as practicable after the Effective Date, each holder of an Allowed Unsecured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than Ninety-Four Million Seven Hundred Thirty-Two Thousand Three Hundred Dollars ($94,732,300) through the Petition Date, plus all accrued prepetition interest, fees, and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee, will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Unsecured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Unsecured Notes Indenture Trustee, its Pro Rata share of: (i) eight-point-nine percent (8.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to one-point-three percent (1.3%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Unsecured Notes Subscription Rights or (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to zero-point-one percent (0.1%) of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Unsecured Notes Indenture Trustee, Cash in amount equal to the Unsecured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Unsecured Notes Claims will be distributed Pro Rata to all holders of Allowed Unsecured Notes Claims. Distributions received under the Plan by holders of Allowed Unsecured Notes Claims will be subject to the Unsecured Notes Indenture Trustee Charging Lien if the Unsecured Notes Indenture Trustee Expenses are not paid pursuant to Section 4.6(a) of the Plan.	Impaired	Yes	[●]

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Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
7	General Unsecured Claims	Each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed General Unsecured Claim, and, in accordance with the Restructuring Transactions, its Pro Rata share of the General Unsecured Claims Distribution allocated to the applicable Debtor entity against which it holds an Allowed General Unsecured Claim, as set forth on and in accordance with a schedule attached to the Plan Supplement.	Impaired	Yes	[●] to [●]

8	Convenience Claims	Except to the extent that a holder of an Allowed Convenience Claim and the Debtors, with the consent of the Creditors’ Committee, which shall not be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to less favorable treatment, each holder of an Allowed Convenience Claim will receive, on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, in full and final satisfaction of such Allowed Convenience Claim, the lesser of (i) payment in full in Cash, or (ii) its Pro Rata share of the Convenience Claims Distribution Amount. Allowed Convenience Claims will not include interest from and after the Petition Date or include any penalty on such Claim.	Impaired	Yes	[●]

9	Intercompany Claims	All Allowed Intercompany Claims will be adjusted, continued, or discharged, in each case in a manner reasonably acceptable to the Debtors or Reorganized Debtors, as applicable, the Requisite Plan Sponsors, and the Creditors’ Committee. All Intercompany Claims between any Debtor and a nondebtor affiliate will be Unimpaired under the Plan.	Unimpaired	No (Deemed to accept)	[●]

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Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[5]
10	Existing CHC Interests	As soon as reasonably practicable following the Effective Date, CHC Parent will be liquidated or voluntarily struck-off. Holders of Existing CHC Interests will not receive or retain any property under the Plan or pursuant to the Cayman Proceedings on account of such Interests.	Impaired	No (Deemed to reject)	[●]

11	Intercompany Interests	Intercompany Interests are Unimpaired. On the Effective Date, all Allowed Intercompany Interests will be Reinstated.	Unimpaired	No (Deemed to accept)	[●]

A table, attached hereto as Exhibit C, summarizes the treatment of, and estimated recovery for, creditors holding General Unsecured Claims at each of the Debtors. For additional information, please refer to the discussion in Section VI of this Disclosure Statement and the Plan itself.

II.
Introduction to The Disclosure Statement

A.	The Purpose of the Disclosure Statement

Chapter 11 of the Bankruptcy Code is primarily used for business reorganization. Under chapter 11, a company endeavors to restructure its finances to maximize recovery to its stakeholders. Consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, the debtor. Confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or interest holder of the debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

In general, a plan of reorganization (i) divides claims and interests into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains provisions necessary to implement the plan. Under the Bankruptcy Code, “claims” and “interests,” rather than “creditors” and “shareholders,” are classified because creditors and shareholders may hold claims and interests in more than one class.

The purpose of this Disclosure Statement is to provide the holders of Claims entitled or solicited to vote on the Plan with adequate information to make an informed judgment about the Plan. Pursuant to section 1125 of the Bankruptcy Code, acceptances of a chapter 11 plan may be solicited only after a written disclosure statement has been provided to each creditor or interest holder who is entitled to vote on the plan. This Disclosure Statement is presented by the Debtors to holders of Claims entitled to vote on the Plan to satisfy the disclosure requirements contained in section 1125 of the Bankruptcy Code.

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This Disclosure Statement includes, among other things, an overview of the events leading to the commencement of the Chapter 11 Cases, a summary of the Chapter 11 Cases, an explanation of the Plan as well as certain associated risk factors, and an explanation of the confirmation process.

B.	Who is Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan (each class constituting, a “Voting Class” and each claim constituting, a “Voting Claim”) (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof to or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

C.	Exhibits and SEC Filings Incorporated by Reference

The exhibits to this Disclosure Statement are a part of this Disclosure Statement and are incorporated as if fully set forth herein.

Documents filed with the United States Securities and Exchange Commission (the “SEC”) may contain additional information regarding the Debtors. CHC Parent currently files quarterly and annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is a part of this Disclosure Statement and is incorporated as if fully set forth herein:

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2016, filed with the SEC on July 15, 2016;

•	Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2016, filed with the SEC on September 14, 2016;

•	Schedule 14A (definitive proxy statement) for the Annual General Meeting of Shareholders held on September 16, 2016, filed with the SEC on August 5, 2016; and

•	Current Reports on Forms 8-K filed with the SEC on July 26, 2016, August 15, 2016, August 22, 2016, September 16, 2016, September 21, 2016, October 12, 2016, and November 4, 2016.

Later information filed with the SEC that updates information in the filings incorporated herein by reference will update and supersede that information.

In addition to being available on the SEC’s website, copies of any of the above SEC filings will be provided by the Debtors, upon written request to Kurtzman Carson Consultants LLC (“KCC” or the “Voting Agent”), to any holder of a Voting Claim.

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D.	Representations and Disclaimers

HOLDERS OF VOTING CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. FORWARD-LOOKING STATEMENTS REPRESENT THE DEBTORS’ ESTIMATES ONLY AS OF THE DATE SUCH STATEMENTS WERE MADE. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN. THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT AS SPECIFICALLY INDICATED OTHERWISE. THE FINANCIAL PROJECTIONS AND OTHER FINANCIAL INFORMATION, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY WERE BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY UNCERTAIN AND MAY BE BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING, THREATENED OR POTENTIAL LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED BY ANY PARTY AS AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO CONSTITUTE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS IT RELATES TO THE HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

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THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF (A) VOTING TO ACCEPT OR REJECT THE PLAN OR (B) OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

III.
The Debtors’ Operations And Capital Structure

The Debtors and their non-debtor affiliates (collectively, “CHC”) are one of the largest global commercial helicopter service companies in the world, primarily engaged in providing helicopter services to the offshore oil and gas industry. With its senior management headquartered in Irving, Texas, CHC maintains bases on six continents with major operations in the North Sea, Brazil, Australia, and several locations across Africa, Eastern Europe, and Southeast Asia. CHC’s business consists of two main operating segments: (i) helicopter flight operations (“Helicopter Services”); and (ii) helicopter maintenance, repair, and overhaul operations (“MRO”) carried out by its Heli-One division (“Heli-One”), which services CHC’s helicopter fleet as well as aircraft of third-party customers.

A.	Helicopter Services

CHC’s Helicopter Services segment consists of flying operations in the Eastern North Sea, the Western North Sea, the Americas, the Asia Pacific region and the Africa-Euro Asia region, primarily serving offshore oil and gas customers. These services facilitate large, long-distance crew changes on offshore production facilities and drilling rigs. Helicopter Services also provides helicopter services for search and rescue (“SAR”) and emergency medical services (“EMS”) to various government agencies, all of which are typically under long-term service contracts. In some instances, Helicopter Services also provides SAR and EMS services to its oil and gas customers. Helicopter Services generated approximately ninety percent (90%) of its revenue for the three years ended April 30, 2015 from oil and gas customers. The majority of this amount was from CHC’s customers’ offshore production operations. SAR and EMS revenue to non-oil and gas customers contributed approximately ten percent (10%) of Helicopter Services revenue for the three years ended April 30, 2015.

B.	Heli-One (MRO)

CHC’s Heli-One segment includes helicopter MRO facilities in the Netherlands, Norway, Poland, Canada, and the United States, which provide services for CHC’s helicopter fleet and for CHC’s external customer base, primarily in Europe, Asia, and North America. CHC’s MRO capabilities enable CHC to perform heavy structural repairs, and maintain, overhaul, and test helicopters and helicopter components globally across various helicopter types. Heli-One’s largest customer is CHC’s Helicopter Services segment. Heli-One derives the majority of its third-party revenue from “power by the hour” (“PBH”) contracts, where the customer pays a ratable monthly charge, typically based on the number of hours flown, for all scheduled and un-scheduled maintenance.

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C.	Fleet

As of the Petition Date, CHC maintained a fleet of 230 helicopters, which were primarily medium (8 to 15 passengers) and heavy (16 to 26 passengers) helicopters (the “CHC Prepetition Fleet”). Of these helicopters, CHC owned 67 helicopters, 13 of which were financed through an asset-based loan facility, and leased the remainder from various third-party lessors. Following extensive efforts by the Debtors to align the CHC Prepetition Fleet with their business needs (see Section V.G below), upon emergence, the Debtors expect that they will have a fleet of approximately 130 helicopters.

D.	Organizational Structure

The legal entities in CHC’s organizational structure primarily consist of (i) operating affiliates, including Variable Interest Entities (as defined below), in various jurisdictions that support Helicopter Services (the “HS Operating Entities”), (ii) fleet entities that either own or lease aircraft from third-party lessors (the “FleetCos”), (iii) Heli-One entities that support the MRO business (the “Heli-One Entities”), and (iv) entities that provide general corporate support and administration functions to the CHC enterprise (the “G&A Entities”), including the provision of pilots and engineers from CHC’s global touring crew (the “Global Touring Crew”) to the HS Operating Entities. CHC’s corporate structure chart as of the Petition Date is attached hereto as Exhibit F.

The HS Operating Entities generally hold the Helicopter Services customer contracts as well as various aircraft operating certificates, operating licenses, and regulatory authorizations (collectively, the “AOCs”) that are required to carry out helicopter flight operations in the operating jurisdictions. The HS Operating Entities typically employ local pilots and maintenance engineers, together with administrative and other support staff. In certain limited circumstances, AOCs and/or employees are held/employed by entities other than the HS Operating Entities.

The CHC FleetCos either own or lease from third-party lessors all of the aircraft in the CHC Prepetition Fleet. In most cases, the FleetCos sublease the aircraft to HS Operating Entities. These leasing structures provide regulatory and business flexibility and allow CHC to operate in each of the regions.

The Heli-One Entities are responsible for the majority of the MRO activities within the CHC business, including the internal PBH service arrangements with the HS Operating Entities as well as the third-party PBH contracts. These entities also manage the supply chain and logistics for moving spare parts and components between the various Heli-One facilities and CHC bases. The Heli-One Entities employ a larger number of shop employees in the Netherlands, Norway, Canada, Poland, and Fort Collins, Colorado.

CHC has centralized many of its general corporate and administrative functions in the G&A Entities, which typically provide services across the entire CHC enterprise. These services include, among others, executive, legal, finance, accounting, information technology, crew provision and scheduling, and certain sales functions. In most instances, the services provided by the G&A Entities are allocated to the various operating entities pursuant to intercompany service arrangements and booked as intercompany payables.

E.	Directors and Officers

CHC Parent’s current board of directors is composed of (i) Karl S. Fessenden, (ii) John Krenicki Jr., (iii) John A. McKenna Jr., (iv) William G. Schrader, (v) Nathan K. Sleeper, (vi) Robert C. Volpe, (vii) William L. Transier, and (viii) Juan D. Vargas.

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CHC Parent’s current executive officers are (i) Karl S. Fessenden, President and Chief Executive Officer, (ii) Lee Eckert, Senior Vice President and Chief Financial Officer, and (iii) Hooman Yazhari, Senior Vice President, Legal and Administration.

F.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States as well as in non-U.S. jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate. The laws, regulations, and treaties that impact the Debtors’ operations include those relating to (i) the provision of helicopter flight operations and helicopter repair services, (ii) environmental protection, (iii) health and safety, (iv) taxation of the Debtors’ earnings and the earnings of the Debtors’ expatriate personnel, (v) immigration restrictions for expatriate personnel, (vi) minimum requirements for the use of local employees and suppliers, (vii) duties and restrictions on the importation and exportation of helicopters and other equipment, (viii) local currency requirements, and (ix) restrictions on repatriated cash.

G.	Prepetition Indebtedness and Capital Structure

1.	Equity Ownership

CHC Parent files annual reports with, and furnishes other information to, the SEC. The ordinary shares of CHC Parent were traded on the New York Stock Exchange (the “NYSE”) under the symbol “HELI” until February 1, 2016, when CHC Parent received a delisting notice from the NYSE. Following the delisting, CHC Parent’s ordinary shares were accepted for listing on the OTCQX Best Market (“OTCQX”) and trading in CHC Parent’s ordinary shares commenced on the OTCQX under the ticker symbol “HELIF” on February 2, 2016. Effective on the Petition Date, the ordinary shares ceased trading on the OTCQX and began trading on the OTC Pink Marketplace, under the symbol “HELIQ”.

As of April 30, 2016, 544,000,000 shares of the Debtors’ $0.003 par value ordinary shares had been authorized with 2,721,592 shares of ordinary shares issued and outstanding. As of April 30, 2016, 6,000,000 shares of the Debtors’ $0.0001 par value redeemable convertible preferred shares had been authorized with 671,189 shares of redeemable convertible preferred shares issued and outstanding.

As of April 30, 2016, First Reserve Management, L.P. (“First Reserve”), a global private equity firm focused on energy, owned 1,530,011 shares of the CHC’s ordinary shares, representing approximately 28.1% of the total voting power calculated on an as-converted basis of all stock.

On December 15, 2014, the Debtors completed the final of three offerings for a total of 600,000 shares of convertible preferred shares (the “Preferred Shares” and the holders of Preferred Shares, the “Preferred Holders”) through a private placement to Clayton Dubilier & Rice, LLC (“CD&R”) at the price of $1,000 per share for a total of $600 million. CHC used the net proceeds of this investment to reduce debt and other fixed charges.

Pursuant to that certain Rights and Restrictions of the Convertible Preferred Shares of CHC Group Ltd. Establishing the Terms of the Convertible Preferred Shares (the “Preferred Share Rights and Restrictions”), Preferred Holders accrue and accumulate dividends on a daily basis at a base rate of 8.50% per annum, which are payable, either in cash or with additional Preferred Shares, quarterly in arrears if, as and when so authorized and declared by the board of directors. As of April 30, 2015, 671,189 Preferred Shares were issued and outstanding, and all are held directly or indirectly by CD&R.

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At any given time, all Preferred Holders can convert any or all of their Preferred Shares into some number of ordinary shares based upon a variable conversion rate. As of April 30, 2016, CD&R held preferred shares representing approximately 52.2% of the outstanding ordinary shares on an as-converted basis. Pursuant to the Preferred Share Rights and Restrictions, to the extent that any Preferred Holder converts some number of Preferred Shares into ordinary shares such that the Preferred Holder controls more than 49.9% of total outstanding ordinary shares, any shares in excess of 49.9% of the total outstanding ordinary shares are replaced with an equivalent number of non-voting ordinary shares. The Preferred Shares vote together with the ordinary shares on an as converted basis and represent 49.9% of the vote.

2.	Prepetition Indebtedness

As of the Petition Date, the Debtors had outstanding funded debt obligations in the aggregate amount of approximately $1.6 billion, which consisted of (i) approximately $370 million in secured borrowings under the Debtors’ Revolving Credit Facility (as defined below), (ii) approximately $139 million in secured borrowing under the Debtors’ ABL Credit Facility (as defined below), (iii) approximately $1.0 billion in principal amount of Senior Secured Notes, and (iv) approximately $95 million in principal amount of Unsecured Notes. The Debtors also had approximately $644 million in Preferred Shares outstanding as of the Petition Date.

(a)	The Revolving Credit Facility

Debtors CHC Helicopter S.A. (“CHC SA”), CHC Global Operations International Inc., CHC Global Operations (2008) Inc., Heli-One Canada Inc., Heli-One Leasing Inc., CHC Den Helder B.V., CHC Holding NL B.V., CHC Netherlands B.V., CHC Norway Acquisition Co AS, and Heli-One (Norway) AS, as borrowers, are parties to that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”), with the lenders and issuing banks party thereto from time to time (collectively, the “Revolving Credit Facility Lenders”), HSBC Bank PLC, as administrative agent (the “Revolving Credit Facility Administrative Agent”), and HSBC Corporate Trustee Company (UK) Limited, as collateral agent (together with the Revolving Credit Facility Lenders and the Revolving Credit Facility Administrative Agent, the “Revolving Credit Facility Secured Parties”).

The Revolving Credit Agreement governs a revolving credit facility (the “Revolving Credit Facility”) that provides for revolving credit commitments, including letter of credit commitments and swingline commitments, in an aggregate principal amount of up to $375 million. The Revolving Credit Facility is guaranteed by Debtors’ CHC Parent, 6922767 Holding SARL, CHC Helicopter Holding S.á r.l., CHC SA and certain of CHC SA’s subsidiaries organized under the laws of the United Kingdom, the Netherlands, Norway, Luxembourg, Canada, Australia, the United States of America, Ireland, Sweden, and Barbados (the borrowers and guarantors under the Revolving Credit Facility collectively, the “Revolving Credit Facility Obligors”).

As of the Petition Date, the aggregate principal amount outstanding under the Revolving Credit Facility is approximately $328 million in unpaid principal and $43 million in face amount of undrawn Revolving Letters of Credit (as defined in the Revolving Credit Agreement), plus accrued and unpaid interest, fees, and other expenses. The Revolving Credit Facility bears interests at a floating interest rate that varies based upon CHC’s consolidated total leverage, and matures on January 23, 2019.

(b)	The ABL Credit Facility

Debtor CHC Cayman ABL Borrower Ltd. (the “CHC ABL Borrower”), as borrower, is a party to that certain Credit Agreement, dated as of June 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with all agreements and documents delivered pursuant thereto or in connection therewith, each as amended, supplemented or otherwise modified, the “ABL Credit Facility Documents”), with the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent (the “ABL Credit Facility Administrative Agent”), and BNP Paribas S.A., as collateral agent (the “ABL Credit Facility Collateral Agent”). The ABL Credit Agreement provides CHC ABL Borrower with a senior secured non-amortizing asset based revolving credit facility in the aggregate amount of up to $145 million (the “ABL Credit Facility”).

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The obligations under the ABL Credit Facility are guaranteed by Debtors 6922767 Holding SARL, CHC Helicopter Holding S.á r.l., CHC SA, and Cayman ABL Holdings Ltd., pursuant to that certain Guarantee Agreement, dated as of June 12, 2015, in favor of the ABL Credit Facility Administrative Agent, and by CHC Cayman ABL Holdings Ltd. pursuant to that certain Guarantee and Collateral Agreement, dated as of June 12, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “ABL GCA”), by and among CHC Cayman ABL Holdings Ltd., CHC ABL Borrower, the ABL Credit Facility Administrative Agent, and the ABL Credit Facility Collateral Agent.

Pursuant to the terms of the ABL GCA and certain local law security documents, CHC Cayman ABL Holdings Ltd. has granted a security interest in the equity interests it holds in CHC ABL Borrower, and CHC ABL Borrower has granted a security interest in substantially all of its respective Assets, in each case to secure the obligations under the ABL Credit Facility, subject to the exceptions specified in the ABL Credit Facility Documents. Accordingly, the ABL Credit Facility is purportedly secured by certain of the Debtors’ owned aircraft and related Assets, intercompany aircraft leases, and cash on deposit in certain of the Debtors’ bank accounts.

As of the Petition Date, the aggregate principal amount outstanding under the ABL Credit Facility was approximately $139 million in unpaid principal, plus accrued and unpaid interest, fees, and other expenses. The ABL Credit Facility bears interest at a floating rate that varies based upon the level of utilization of the facility, and matures on June 12, 2020.

(c)	The Senior Secured Notes

Debtor CHC SA, as issuer, is party to that certain Indenture, dated as of October 4, 2010 (as amended, modified, or otherwise supplemented from time to time, the “Senior Secured Notes Indenture”), with The Bank of New York Mellon, as indenture trustee (in such capacity, the “Senior Secured Notes Indenture Trustee”), and HSBC Corporate Trustee Company (UK) Limited, as collateral agent (together with the Senior Secured Notes Indenture Trustee and the holders of Senior Secured Notes, the “Senior Secured Notes Secured Parties”), pursuant to which CHC SA issued 9.250% Senior Secured Notes due 2020 in the aggregate principal amount of approximately $1.1 billion (the “Senior Secured Notes”).

The Senior Secured Notes are guaranteed by Debtors CHC Parent, 6922767 Holding SARL, CHC Helicopter Holding S.á r.l., and certain of CHC SA’s subsidiaries (the issuer and the guarantors in respect of the Senior Secured Notes, the “Senior Secured Notes Obligors”).

As of the Petition Date, the aggregate principal amount outstanding, plus accrued and unpaid interest, fees, and other expenses, under the Senior Secured Notes Indenture was approximately $1.068 billion. The Senior Secured Notes bear interest at a rate of 9.25% per annum, with interest payable semiannually on April 15 and October 15, and mature on October 15, 2020.

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(d)	The Security Documents for the Revolving Credit Facility and the Senior Secured Notes

The documents evidencing the obligations under the Revolving Credit Facility and the Senior Secured Notes assert that they are secured in accordance with the terms of certain local law security documents, pursuant to which the Revolving Credit Facility Obligors and the Senior Secured Notes Obligors granted first priority pari passu Liens on substantially all of their Assets (the “Prepetition Collateral”). The Liens on the Prepetition Collateral were granted in favor of HSBC Corporate Trustee Company (UK) Limited, which was appointed to act as agent and trustee for the benefit of the Revolving Credit Facility Secured Parties and the Senior Secured Notes Secured Parties (in such capacity and together with any of its successors in such capacity, the “Secured Parties Collateral Agent”) pursuant to the terms of that certain Collateral Agent and Administrative Agent Appointment Deed, dated as of October 4, 2010, among the Revolving Credit Facility Administrative Agent, the Senior Secured Notes Indenture Trustee, the grantors party thereto, the lenders and arrangers party thereto, and the Secured Parties Collateral Agent.

The rights of the Revolving Credit Facility Secured Parties and the Senior Secured Notes Secured Parties with respect to their shared Collateral are governed by that certain Intercreditor Agreement, dated as of October 4, 2010, among CHC SA, the other grantors party thereto, the Secured Parties Collateral Agent, the Revolving Credit Facility Administrative Agent, and the Senior Secured Notes Indenture Trustee (as amended, modified, or otherwise supplemented from time to time, the “Prepetition Intercreditor Agreement”). Pursuant to the Prepetition Intercreditor Agreement, all the obligations under the Revolving Credit Facility and the Senior Secured Notes are secured equally with respect to the “Shared Collateral” described therein. Under the payment priority waterfall established by the Prepetition Intercreditor Agreement, the Revolving Credit Facility Secured Parties are entitled to receive proceeds of the Shared Collateral until paid in full, at which point the outstanding obligations under the Senior Secured Notes are to be paid ratably.

(e)	The Unsecured Notes

Debtor CHC SA, as issuer, is party to that certain Indenture, dated as of May 13, 2013 (as amended, modified, or otherwise supplemented from time to time, the “Unsecured Notes Indenture”), with Law Debenture Trust Company of New York, as successor indenture trustee (the “Unsecured Notes Indenture Trustee”), pursuant to which CHC SA issued 9.375% Senior Unsecured Notes due 2021 in the original aggregate principal amount of $300 million (the “Unsecured Notes”).

The Unsecured Notes are guaranteed by Debtors CHC Parent, 6922767 Holding SARL, CHC Helicopter Holding S.á r.l., and certain of CHC SA’s subsidiaries. The Unsecured Notes are senior unsecured obligations of the Debtors.

As of the Petition Date, the aggregate amount outstanding under the Unsecured Notes is approximately $95 million in unpaid principal, plus accrued and unpaid interest, fees, and other expenses. The Unsecured Notes bear interest at a rate of 9.375% per annum, with interest payable semiannually on June 1 and December 1, and mature on June 1, 2021.

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IV.
Key Events Leading To The Commencement Of Chapter 11 Cases

A.	Collapse in Oil Prices

With a significant customer base in the oil and gas industry, the Debtors’ performance is closely tied to and impacted by changes in oil prices. The prices of Brent crude oil and natural gas have declined dramatically since mid-year 2014. These market dynamics have led many to conclude that the energy sector will remain under pressure for a prolonged period. The effects of this protracted downturn are evident in both onshore and offshore operations and throughout the oil and gas supply chain – in both exploration and production.

Due to the significant and rapid downturn in market conditions, the Debtors have seen their oil and gas customers reassess their exploration projects, focus on productivity enhancements, and reduce their capital expenditure plans. Offshore exploration activity has plummeted from its peak in 2013, with the majority of the drop occurring in the six months before the Petition Date. Specifically, as of the Petition Date the global offshore rig count was down 27% since 2013, with deep water rigs down more than 34%. With oil and gas exploration in a lull, many of the Debtors’ customers are using the down cycle to focus only on commitment wells and to perform plug and abandonment work. Overall, CHC’s exploration revenue, which accounted for approximately 10% of CHC’s revenue from the oil and gas industry on the Petition Date, is down significantly in 2016 versus 2014.

On the production side, which accounts for the majority of the Debtors’ revenue from the oil and gas industry, the sustained dip in oil prices has put the supply chains of oil and gas companies under intense pressure. As production revenue has dropped, oil and gas companies have been targeting operational inefficiencies in their supply chains to reduce costs. Pricing on existing contracts and new tenders has declined as these customers have implemented cost reduction measures and have demanded significant price concessions. Customers also have started utilizing less frequent worker rotations and service patterns to increase their productivity of assets and employees, resulting in a reduction in the number of aircraft required for each contract. These improvements in passenger utilization, coupled with the decrease in volume of offshore personnel, have significantly reduced demand for flying hours. In addition, in contrast to its long term lease arrangements with third-party lessors, the Debtors’ customer contracts are typically short-term. In the lead up to the Petition Date, some customers had even started taking advantage of clauses in their contracts that permit termination for convenience as they sought out new contracts on the lowest-price principle from competitors. The Debtors’ customers have been seeking more and more concessions and favorable contract terms as the market for helicopter services continues to shrink. Unlike exploration revenue that may come back as the oil price rebounds, these operational efficiencies on the production side are margin negative for helicopter operators and will likely remain in the supply chain even as market conditions improve.

B.	Cost Cutting Measures

In response to the above developments, CHC, among other things, significantly reduced their spending and implemented a series of structural cost-cutting measures. Recognizing the need to take proactive steps in the down market, in early 2015, CHC brought in a new management team with substantial experience and expertise in operations and in the aircraft and leasing industry. The members of this new management team draw on experience from General Electric, International Lease Finance Corporation, and Schlumberger, and the team is led by Chief Executive Officer, Karl Fessenden, who came from General Electric. In the year leading up to the Petition Date, CHC and this new management team achieved reductions in operating expenses of approximately 17% on an FX neutral basis.

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These cost reductions were driven by, among other things, a significant reduction in headcount, certain base closures, organizational delayering and centralization of back-office functions, restructuring of the maintenance and engineering teams, and various fleet adjustments. In addition, CHC engaged a consultant to review and provide recommendations to streamline its supply chain and organizational structure, which led to a substantial consolidation of its suppliers along with various process changes. CHC also undertook a strategic review of its direct labor costs, which resulted in changes to its roster patterns, a reduction in travel pay for employees, and a decision to outsource certain non-essential work such as ground operations.

CHC also took steps to reduce its total outstanding long-term obligations through two debt repurchase transactions of Unsecured Notes, which resulted in a reduction of their annual cash requirements by approximately $3.8 million. This reduction complemented the debt redemption and repurchase transactions that the Debtors undertook in fiscal years 2014 and 2015 to reduce their total outstanding long-term debt obligations, which reduced their cash requirements on an annualized basis to approximately $41.9 million.

Despite the best efforts of CHC and its management to actively restructure and reduce their operational and financial costs, the significant and prolonged downturn in market conditions in the oil and gas sector, the cost cutting measures being deployed by their customers, and the related decrease in the Debtors’ revenues and cash flows from operations caused uncertainty regarding the viability of the Debtors’ leveraged capital structure and cash flow structure in the long term.

C.	Preserving Liquidity

In addition to the cost cutting measures described above, the Debtors’ also implemented a strict liquidity preservation policy. Consistent with this policy, in January 2016, the Debtors drew the remaining $233 million of availability under the Revolving Credit Facility. In addition, in April 2016, CHC Parent and CHC SA decided not to make an interest payment of approximately $46 million with respect to the Senior Secured Notes, and to use the 30-day grace period under the Senior Secured Notes Indenture to continue working with their financial and legal advisors to review strategic alternatives for restructuring the Debtors’ debt and leases expenses.

V.
The Chapter 11 Cases

A.	Commencement of Chapter 11 Cases and First Day Orders

On the Petition Date, each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases were assigned to the Honorable Barbara J. Houser and are being jointly administered for administrative convenience. At the first day hearings, the Debtors obtained interim approval to, among other things, use cash collateral and a centralized cash management system, honor certain prepetition obligations to employees, customer, and taxing authorities, and continue their business in the ordinary course during the pendency of the Chapter 11 Cases. A description of the first day motions is set forth in the Declaration of Robert A. Del Genio in Support of the Debtors’ Chapter 11 Petitions and Request for First Day Relief [Docket No. 13], filed on the Petition Date. At a subsequent hearing on June 6, 2016, with the exception of the Debtors’ motions to use cash collateral and operate its centralized cash management system, the Bankruptcy Court approved, on a final basis, the relief granted on an interim basis at the first day hearing. Authorization to use cash collateral and continued use of a centralized cash management system was authorized on an interim basis until November 29, 2016 [Docket Nos. 59, 61, 274, 288, 569–70, 733–34, 831–32, 903, 906, 1144, and 1146], when the Bankruptcy Court entered a final order on those motions [Docket Nos. [●] and [●]].

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The Debtors retained the following advisors in the Chapter 11 Cases: (i) Weil, Gotshal & Manges LLP, as counsel to the Debtors; (ii) CDG Group, LLC (“CDG”) to provide a chief restructuring officer and additional personnel to the Debtors; (iii) PJT Partners LP (“PJT”) as financial advisor to the Debtors; (iv) Seabury Corporate Advisors LLC as financial advisor to the Debtors with regards to aircraft-related issues; (v) Debevoise & Plimpton LLP as special aircraft counsel to the Debtors; (vi) KCC, as both claims and noticing agent as well as the administrative agent to the Debtors; (vii) Pricewaterhouse Coopers LLP as accounting and tax advisor to the Debtors; (viii) Ernst & Young LLP as audit services provider to the Debtors; (ix) DLA Piper LLP as special corporate counsel to the Debtors; and (x) Sage-Popovich, Inc. as inventory appraiser to the Debtors. These professionals represent and assist the Debtors in their Chapter 11 Cases. All of their retentions were approved by the Bankruptcy Court.

B.	Appointment of the Committee

Pursuant to section 1102(a)(1) of the Bankruptcy Code, on May 13, 2016, the United States Trustee for the Northern District of Texas (the “U.S. Trustee”) appointed the Creditors’ Committee. The following creditors currently serve on the Creditors’ Committee: (i) Global Helicopters Pilots Association, (ii) Airbus Helicopters (SAS), (iii) Milestone, (iv) Law Debenture Trust Company, and (v) Sikorsky Commercial, Inc. The Creditors’ Committee is represented by (i) Kramer Levin Naftalis and Frankel LLP, as its counsel, (ii) Gardere Wynne Sewell LLP, as its local counsel, (iii) Greenhill & Co. LLC, as its investment banker, (iv) VLC Associates Ltd., as its financial advisor; [and (v) KCC, as its noticing and information agent]. These professionals represent and assist the Creditors’ Committee in these Chapter 11 Cases and all of their retentions were approved by the Bankruptcy Court.

Since the formation of the Creditors’ Committee, the Creditors’ Committee has been an active participant in the Chapter 11 Cases as a fiduciary for all unsecured creditors and has worked closely with the Debtors on all aspects of the Chapter 11 Cases. Throughout the Chapter 11 Cases, the Debtors have worked closely and consulted with the Creditors’ Committee on all matters including the Debtors’ business operations, fleet-related decisions, use of cash collateral, and the Plan.

C.	Claims

1.	Schedules of Assets and Liabilities and Statements of Financial Affairs

Pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(c), the Debtors were required to file, within 14 days after the Petition Date, (i) schedules of assets and liabilities, (ii) a schedule of current income and expenditures, (iii) a schedule of executory contracts and unexpired leases, and (iv) a statement of financial affairs (collectively, the “Schedules”). On the Petition Date the Debtors filed a motion seeking to extend the deadline to file their Schedules by 45 days [Docket No. 5]. Following discussions with the U.S. Trustee, the Debtors modified their request, and the Bankruptcy Court entered an order extending the Debtors’ time to file the Schedules by 16 days beyond the original 14-day period [Docket No. 54]. On May 26, the Debtors requested a further extension of 30 days, to July 5, 2016 [Docket No. 199]. Following discussions with U.S. Trustee, the Debtors modified that request so that Debtor CHC Cayman Investment I, Ltd. would be required to file its Schedules by May 31, 2016, but all other Debtors would have until July 5, 2016 to file their Schedules. On June 6, 2016 the Bankruptcy Court so ordered [Docket No. 246]. On May 31, 2016, Debtor CHC Cayman Investment I, Ltd. filed its Schedules [Case 16-31859 Docket No. 6]. All of the other Debtors filed their Schedules on July 5, 2016 [Docket Nos. 458–541], with Debtors CHC Parent and Heli-One Canada ULC filing amendments thereto on October 7, 2016 [Docket Nos. 936–37].

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2.	Claims Bar Date and Notice of Bar Date

On July 8, 2016, the Bankruptcy Court entered an order (i) establishing August 26, 2016 at 4:00 p.m. (Pacific Time) as the deadline (the “Bar Date”) for each Person or Entity (including, without limitation, individuals, partnerships, corporations, joint ventures, and trusts, but not including governmental units) to file proofs of claim in respect of prepetition claims against any of the Debtors, and November 1, 2016 at 4:00 p.m. (Pacific Time) as the deadline for governmental units to file proofs of claim in respect of prepetition claims against any of the Debtors; and (ii) approving certain other related procedures [Docket No. 563]. On September 19, 2016, the Bankruptcy Court entered an order establishing October 27, 2016 at 4:00 p.m. (Pacific Time) as the deadline (the “Supplemental Bar Date”) for certain additional potential claimants that did not receive actual notice of the Bar Date to file proofs of claim [Docket No. 878].

Approximately 1,118 proofs of claim asserting Claims against the Debtors were received by KCC or filed with the Bankruptcy Court on or before the Bar Date. In addition, the Debtors have scheduled approximately 1,857 liquidated, noncontingent, and undisputed Claims. The aggregate amount of Claims filed and scheduled exceeds approximately $3,869,824,000, including duplication, but excluding any estimated amounts for contingent or unliquidated Claims.6

D.	Postpetition Operational Matters

1.	Repair Order Motion

In late June 2016, the Debtors determined that specific and limited Court relief was needed to pay the prepetition claims of certain suppliers to secure the release of parts essential to the Debtors’ continued operations. Certain parts were shipped to repair shops for repair or maintenance prior to the Petition Date and worked on by the relevant repair shop both prior and subsequent to the Petition Date (the “Straddling Repair Orders”). Many of the repair shops were refusing to ship the repaired parts back to the Debtors unless the relevant Straddling Repair Order invoice was paid in full. Consequently, on July 1, 2016, the Debtors filed a motion for entry of an order (i) authorizing the Debtors to pay certain prepetition amounts for repair shops, shippers, warehousemen, and other lien claimants, and (ii) confirming administrative status for certain parts delivered to the Debtors postpetition [Docket No. 454]. On July 29, 2016, the Bankruptcy Court entered an order granting the Debtors’ request [Docket No. 689].

2.	Section 365(d)(4) Extension Motion

On July 29, 2016, the Debtors filed a motion seeking approval of an extension of the time to assume or reject unexpired leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code [Docket No. 698]. On August 29, 2016, the Bankruptcy Court entered an order extending the Debtors’ time to assume or reject unexpired leases of nonresidential real property to December 1, 2016 [Docket No. 805].

3.	Section 365 Assumption Motion

On October 28, 2016, the Debtors filed a motion seeking to assume certain unexpired leases of nonresidential real property pursuant to section 365 of the Bankruptcy Code [Docket No. 1088]. [On November [●], 2016, the Bankruptcy Court entered an order approving the Debtors’ request [Docket No. [●]].]

6 Note: Does not include $1,102,271,688.00 Schedule D claim of The Bank of New York Mellon, the $139,000,000.00 Schedule D claim of Morgan Stanley Senior Lending, Inc., and the $327,500,000.00 Schedule D claim of HSBC Bank PLC as they were scheduled as unliquidated. Additionally, the $10,718,540.94 Schedule F claims of Airbus Helicopters are excluded as well as they were listed as disputed.

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E.	Exclusivity

On September 2, 2016, the Bankruptcy Court entered an order [Docket No. 829], pursuant to section 1121(d) of the Bankruptcy Code, granting an extension of the Debtors’ exclusive periods to file a plan of reorganization and solicit acceptances thereof through and including December 1, 2016 and January 30, 2017, respectively, without prejudice to the right of the Debtors to seek further extension of such periods. On October 28, 2016 the Debtors filed a supplemental motion seeking a further 80 day extension of the exclusive periods to file a plan of reorganization and solicit acceptances thereof through and including February 17, 2017 and April 17, 2017, respectively, without prejudice to the right to seek further extensions of such periods [Docket No. 1089], [which extension was granted by an order of the Bankruptcy Court on November [●], 2016 [Docket No. [●]]].

F.	Foreign Proceedings

1.	Canada

Certain of the Debtors are incorporated under the laws of the Canadian Province of British Columbia and maintain Assets and operations in that jurisdiction.7 As a result of the Debtors’ Assets and operations in Canada, the Debtors sought and received an order [Docket No. 884], pursuant to section 1505 of the Bankruptcy Code, authorizing CHC Parent to act as foreign representative on behalf of the Debtors’ estates.

On September 30, 2016, CHC Parent, as foreign representative, filed a Petition to the Supreme Court of British Columbia (the “Canadian Court”) under Part IV of the Companies’ Creditors Arrangement Act (the “CCAA”) for an Initial Recognition Order (Foreign Main Proceeding) and a Supplemental Order (Foreign Main Proceeding), seeking, among other things, (i) recognition of the Chapter 11 Cases as “foreign main proceedings” (ii) recognition of CHC Parent as the foreign representative of the Debtors; (iii) recognition of certain orders granted by the Bankruptcy Court in the Chapter 11 Cases; and (iv) a stay of all proceedings against the Canadian Debtors and their directors and officers. The purpose of the CCAA proceeding is to protect the Debtors’ Assets and operations in Canada and help implement the Debtors’ Restructuring. The Canadian Court heard the Debtors’ application on October 11, 2016, and granted the relief requested on October 13, designating the Chapter 11 Cases as foreign main proceedings.

2.	Cayman Islands

[CHC Parent and certain other Debtors8 are incorporated under the laws of the Cayman Islands. As the Debtors’ Restructuring involves, among other things, the transfer of all Assets of CHC Parent to Reorganized CHC (as more fully described in the Restructuring Transactions attached hereto as Exhibit D), CHC Parent may seek to implement the Plan and the Restructuring Transactions, in part, through ancillary proceedings in the Cayman Islands. Further information will be provided in advance of the objection deadline for approval of the Disclosure Statement.]

7 The Debtors incorporated under the laws of the Canadian Province of British Colombia are CHC Global Operations Canada (2008) ULC, CHC Global Operations International ULC, CHC Global Operations (2008) ULC, Heli-One Leasing ULC, and Heli-One Canada ULC) (collectively, the “Canadian Debtors”).

8 The Debtors incorporated under the laws of the Cayman Islands are CHC Parent, CHC ABL Borrower Ltd., CHC ABL Holdings Ltd., and CHC Cayman Investments I Ltd (the “Cayman Debtors”).

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G.	Fleet Negotiations

In connection with the commencement of the Chapter 11 Cases, the Debtors have undertaken to formulate a revised fleet plan to address the high cost/weakened revenue environment and their customers’ demands.

In addition to the agreement with the Milestone Parties, which is described in Sections V.J and V.L.6 below, the Debtors identified cost savings to be achieved by returning helicopters and other related equipment to lessors or finance parties that currently are not, or soon will not be, used to generate revenue in the Debtors’ businesses. The Debtors also determined that reducing the number of different helicopter types in their fleet would decrease costs associated with crew training, inventory and maintenance. While achieving these cost savings, the Debtors have also endeavored to meet their customers’ demands for newer technology helicopters by exiting five older technology helicopter types. This reduction and rationalization of the Debtors’ fleet created a significant surplus of helicopters and other related equipment owned and leased by the Debtors. To address this surplus, the Debtors filed a series of motions seeking authorization, pursuant to section 365(a) of the Bankruptcy Code, to reject certain leases for helicopters and related equipment. Since the Petition Date, the Court has approved the rejection of 74 helicopters. See Docket No. 273, 427, 428, 565, 833,1042, and 1145.9 As of the date of this Disclosure Statement, motions for the rejection of another twenty-one (21) helicopters are pending. See Docket Nos. 20, 210, and 1090.

Concurrent with these rejections, the Debtors have also engaged in extensive negotiations with various financing parties to reduce and eliminate the significant costs associated with the continued leasing and operation of helicopters that are to remain in the Debtors’ fleet during the pendency of the Chapter 11 Cases and upon emergence from bankruptcy. Accordingly, the Debtors entered into several interim term sheets with various financing parties with respect to restructured lease and finance terms for 23 aircraft that are covered by the Debtors’ revised fleet plan. See Docket Nos. 566, 567, 568, 735, 736, and 959. The Debtors and such financing parties are currently engaged in good faith, arms-length negotiations to enter into final definitive restructuring term sheets for these aircraft.

H.	The ABL Litigation and Settlement

1.	The ABL Litigation

As of the Petition Date, the Debtors had 13 aircraft financed under the ABL Credit Facility, comprised of a combination of Sikorsky S76C++ model helicopters, AgustaWestland AW139 model helicopters, and Airbus AS332L1 and EC225 model helicopters. Due to the fleet resizing and adjustments necessary to align with the Debtors’ revised fleet plan, on June 8, 2016 the Debtors filed a motion seeking authority to abandon all 13 of the aircraft financed by the ABL Credit Facility (the “ABL Abandonment Motion”) [Docket No. 275]. The ABL Abandonment Motion was originally scheduled to be heard on July 7, 2016. After the filing of the ABL Abandonment Motion, the Debtors began negotiating with (i) the ABL Credit Facility Administrative Agent, (ii) the ABL Credit Facility Collateral Agent, (iii) Deutsche Bank AG New York Branch, (iv) Morgan Stanley Bank, N.A., and (v) Natixis, New York Branch (collectively, the “ABL Lenders”) with respect to the terms of a potential settlement with respect to the ABL Abandonment Motion. To facilitate and continue these negotiations, the Debtors adjourned the hearing on the ABL Abandonment Motion until November 29, 2016 [Docket Nos. 431, 673, 769, 860, and 1078].

9 On April 29, 2016, an Airbus EC 225 helicopter, or EC 225, operated in Norway by one of the Debtors’ Non-Debtor Affiliates, CHC Helikopter Services AS, was involved in an accident near the Flesland Airport in Bergen, Norway. The EC 225 carried 11 passengers and two crew members. Full investigations into the cause of the accident are being carried out in conjunction with regulators and police authorities. In collaboration with CHC’s stakeholders, customers and regulatory authorities, pending the outcome of the investigation, CHC suspended, together with other operators, flying operations of the EC 225 and AS332 L2 helicopter types. The Bankruptcy Court has approved the rejection of all of the Debtors’ leased EC 225 helicopters. The Debtors are seeking to abandon four (4) owned EC 225 aircraft pursuant to the ABL Abandonment Motion, which will result in two (2) remaining owned EC 225 helicopters in CHC’s fleet.

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On September 30, 2016, the ABL Lenders filed an expedited motion to compel payment of superpriority administrative expenses (the “ABL Administrative Expense Motion”) as adequate protection payments for what the ABL Lenders alleged to be a continuous decline in the value of their Collateral post-petition [Docket No. 924]. The Debtors filed an objection to the ABL Administrative Expense Motion on October 26, 2016 [Docket No. 926]. The ABL Lenders subsequently filed motions for continuance of the ABL Administrative Expense Motion until November 29, 2016, noting progress with respect to a potential settlement with the Debtors [Docket Nos. 1017 and 1076].

2.	The ABL Settlement

To facilitate the Debtors’ revised fleet plan, on October 26, 2016 the Debtors and the ABL Lenders agreed to enter into certain transactions pursuant to a binding term sheet (the “ABL Transaction”), the terms of which the Debtors have determined provide them with sufficient fleet flexibility and cost savings for the purposes of their fleet restructuring. The ABL Transaction includes cost savings and flexibility in the form of reductions in the loan principal balance and associated mortgage rates and the easing of certain covenants, while allowing the Debtors to retain eight key aircraft operating on existing customer contracts. The five remaining aircraft in the ABL Credit Facility, comprising of one Sikorsky S76C++ model helicopter and four Airbus EC225 model helicopters, will be abandoned by the Debtors. The ABL Transaction remains subject to final documentation.

On October 27, 2016, the Debtors filed a motion with the Bankruptcy Court (the “ABL Transaction Motion”) seeking authority to enter into, among other things, the ABL Transaction pursuant to Bankruptcy Rules 6004 and 9019 [Docket No. 1071]. A term sheet setting for the terms of the ABL Transaction is attached hereto as Exhibit E. [By order dated November [●], 2016, the Bankruptcy Court approved the ABL Transaction.] By entering into the ABL Transaction, the Debtors are able to (i) avoid costly litigation regarding the treatment of the ABL Lenders’ Collateral, (ii) agree upon the amount and scope of the ABL Lenders’ Administrative Expense Claims and (iii) obtain the flexibility required to “right-size” their fleet in connection with the business plan.

Certain elements of the ABL Transaction are set out below:

(a)	Existing Aircraft

The Amended and Restated ABL Credit Agreement will cover eight aircraft, comprising a combination of 3 Sikorsky S76C++ model helicopters, 4 AgustaWestland AW139 model helicopters, and 1 Airbus AS332L1 model helicopter, with the following revised terms:

•	the Amended and Restated ABL Credit Facility will have all financial covenants removed and the Amended and Restated ABL Credit Facility Documents will have amended cross-default provisions;

•	the principal balance of the Amended and Restated ABL Credit Facility will be reduced;

•	the Amended and Restated ABL Credit Agreement will be restructured upon a new payment schedule with a balloon payment at expiration; and

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•	the Debtors will make interim payments to the ABL Lenders for the period from the Petition Date until the Effective Date.

(b)	Allowed General Unsecured Claim

The ABL Lenders will receive a separate and distinct, stipulated, non-priority, pre-petition, Allowed General Unsecured Claim against each of the bankruptcy estates of CHC ABL Borrower, CHC Cayman ABL Holdings Ltd., CHC Helicopter Holding S.à r.l., CHC SA, and 6922767 Holding SARL, as borrower and guarantors respectively, under the ABL Credit Agreement, in the amount of $78 million (the “ABL Allowed General Unsecured Claim”), provided that the aggregate total recovery from CHC ABL Borrower, CHC Cayman ABL Holdings Ltd., CHC Helicopter Holding S.à r.l., CHC SA, and 6922767 Holding SARL in respect of the ABL Allowed General Unsecured Claim will not exceed, in the aggregate, $78 million.

(c)	Fees

The ABL Lenders will not receive any additional adequate protection or other payments, other than the fees and expenses already paid by the Debtors to the ABL Lenders (the “ABL Fees”) as of the time of entry into the ABL Transaction. On the Effective Date, the Debtors will make an exit payment to the ABL Lenders (the “ABL Exit Payment”). Other than the ABL Fees, the ABL Exit Payment, and the ABL Allowed General Unsecured Claim, the CHC Parties will have no obligation to make any other payments to the ABL Lenders in connection with the Restructuring.

(d)	Releases

The ABL Lenders have agreed to the release and waiver of certain Claims as part of the ABL Transaction, including a waiver of all events of default relating to the Chapter 11 Cases and any losses or Claims arising as a result of the negotiation, preparation, and execution of the documents relating to the ABL Transaction.

I.	Collateral Analysis

In accordance with the Creditors’ Committee’s duties as a fiduciary for unsecured creditors, shortly after its appointment, the Creditors’ Committee commenced a comprehensive investigation into the asserted Claims and Liens of the Prepetition Secured Lenders (i.e., the Revolving Credit Facility Lenders and the holders of Senior Secured Notes) in order to identify any unencumbered Assets that could potentially inure for the benefit of unsecured creditors. The Creditors’ Committee’s investigation focused on determining the scope and validity of the Prepetition Secured Lenders’ asserted Liens on the following categories of Assets: aircraft, rotables, major spare parts, deposit accounts, Cash, inventory, equity stock, accounts receivable, intercompany Claims, intellectual property, and certain other miscellaneous Assets. Given that the Debtors’ operations and Assets are located in many jurisdictions throughout the world, the Creditors’ Committee’s investigation necessarily involved the review and analysis of documentation governed by the laws of, the following jurisdictions: Australia, Barbados, Canada, Ireland, Luxembourg, The Netherlands, Norway, Sweden, the United Kingdom, and the United States (collectively, the “Security Jurisdictions”). Over the course of several months, the Creditors’ Committee worked with local counsel in the Security Jurisdictions, as well as with the Debtors and their advisors, to identify whether the Prepetition Secured Lenders’ Shared Collateral, with respect to each of the above listed categories of Assets, was granted and perfected in accordance with the specific requirements of the applicable Security Jurisdictions.

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Based on the results of this diligence, the Creditors’ Committee identified potential issues regarding the asserted Claims and Liens of the Prepetition Secured Lenders that the Creditors’ Committee believes could have been the subject of successful challenges and litigation. The Prepetition Secured Lenders challenged the Creditors’ Committee’s findings with respect to the Shared Collateral and raised several alternative conclusions. While the Creditors’ Committee remained confident in its findings, it recognized that disputes over these issues would require complex, costly, and time-consuming litigation. Accordingly and as described in more detail in Section V.L.2 below, the Creditors’ Committee decided to negotiate a settlement with the Debtors and the holders of Senior Secured Notes that included, among other things, a settlement as to the validity, extent and priority of the Liens securing the Senior Secured Notes.

J.	Fleet Reconfiguration Strategy

In connection with the commencement of these Chapter 11 Cases, the Debtors began to formulate a revised business plan to address the high cost and weakened revenue environment impacting the Debtors’ performance. As a key component of that business plan and of the chapter 11 process, the Debtors designed a comprehensive fleet reconfiguration strategy. As described in Section V.G above, the Debtors identified cost savings to be achieved through a significant reduction in the CHC Prepetition Fleet by eliminating non-revenue generating helicopters and other related equipment. The Debtors also determined that they needed a significant reduction in lease-related expenses for remaining helicopters.

In furtherance of this strategy, the Debtors determined that they would need to enter into a lease restructuring with one or more primary lessors with respect to aircraft that will remain in the fleet. Such primary lessor(s) would provide the Debtors with flexibility to shorten the terms of leased helicopters, provide savings in respect of lease rates and lease terms (for example, by making the return conditions for the helicopters less onerous and by returning certain aircraft), and potentially provide financing for the acquisition and/or refinancing of helicopters in the future.

The Debtors commenced negotiations with two of their largest lessors regarding potential lease restructuring transactions that would provide the Debtors with the necessary flexibility and cost savings to reach the goals set forth in the new fleet plan. The Debtors engaged in several rounds of parallel negotiations with the two lessors, engaging in multiple in-person and telephonic negotiation sessions and exchanging numerous drafts of term sheets and indicative proposals.

These negotiations culminated in an agreement between the Debtors and the Milestone Parties for an overall transaction that the Debtors have determined provides the Debtors with fleet and cost adjustments necessary to achieve the goals of and implement the Debtors’ fleet restructuring. Under this agreement, Milestone will serve as the lead lessor for the Debtors’ go-forward fleet of helicopters. As described in more detail in Section V.L.6 below, included in the cost savings and flexibility are restructuring of lease rentals, agreed return of certain helicopters, the lease of additional helicopters, and a new debt facility for the acquisition and/or refinancing of certain aircraft.

In addition, the Debtors advanced discussions with Waypoint Leasing Holdings Ltd., engaging in multiple in-person and telephonic negotiation sessions to reach an agreement in principle on a proposal for an overall transaction that the Debtors believe will provide them with significant flexibility in their fleet and cost savings, consistent with their overall fleet restructuring goals. Upon completion of a definitive term sheet, the transaction will be submitted to the Bankruptcy Court for approval. With this agreement in principle, and upon approval of the definitive term sheet in these Chapter 11 Cases, the Debtors will have reached a favorable result with both of their largest lessors consistent with the goals set forth in the Debtors’ business plan.

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K.	New Money Investor Strategy

At the outset of these Chapter 11 Cases, the Debtors’ financial advisor, PJT, commenced a marketing process to identify parties interested in providing the Debtors with new capital. PJT contacted approximately 20 potential investors and received approximately 25 inbound inquiries. PJT sent nondisclosure agreements (“NDAs”) to approximately 25 of these potential investors, of which approximately 15 executed NDAs. A handful of these potential investors engaged in diligence calls with the Debtors’ advisors. Ultimately, none of these third parties were interested in submitting a formal proposal to the Debtors.

In parallel to the third party marketing process described above, the Debtors and their advisors also engaged with members of the Debtors’ existing capital structure regarding a potential new money investment. These discussions in the first instance were primarily with (i) a group of holders of Senior Secured Notes that would ultimately become the Plan Sponsors and (ii) another stakeholder (whose name the Debtors are not permitted to disclose due to confidentiality restrictions). These parties entered into long-term NDAs, participated in several meetings with the Debtors’ management and advisors regarding the Debtors’ business plan, and undertook extensive diligence on the Debtors. Following these discussions and diligence sessions, in late June, the Plan Sponsors provided the Debtors with an initial new money proposal. The other bidder submitted its initial proposal in July.

Over the next several weeks, the Debtors and their advisors continued to engage in discussions with both bidders in an effort to improve their proposals. The Debtors also encouraged each bidder to engage with other members of the Debtors’ capital structure, including the Creditors’ Committee and certain lenders party to the Revolving Credit Agreement, in order to build broader consensus and refine the terms of their proposals in a way that would provide for a global settlement among all or a portion of the Debtors’ key creditor groups. Through this competitive process, the Debtors and the Creditors’ Committee were able to significantly advance the terms of each proposal, resulting in two new money proposals, each of which would have provided increased liquidity sufficient to fully fund the Debtors’ business plan upon emergence from chapter 11.

After extensive analysis and consultation with their advisors, the Debtors determined, in their business judgment, that the Plan Sponsors’ proposal was superior to the alternative proposal that they received for several reasons, including, without limitation: (i) it ultimately provided greater deleveraging of the Debtors’ balance sheet, (ii) it resulted in lower fixed interest charges on the Debtors’ restructured debt, (iii) it was supported by holders representing or holding approximately 67.56% of the Senior Secured Notes (the Debtors’ largest creditor), approximately 73.56% of the holders representing or holding Unsecured Notes, as well as by Milestone (the Debtors’ largest lessor), (iv) it minimized the litigation risk associated with prosecuting the Debtors’ plan of reorganization, and (v)  it represented the best path toward an efficient and highly-consensual emergence from chapter 11.

The Debtors and the Plan Sponsors, together with the other Consenting Creditor Parties, spent considerable time engaged in extensive negotiations—including multiple meetings, calls and exchanges of term sheets—to finalize and document the terms of the Plan Support Agreement and the other agreements and term sheets attached thereto.

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L.	Motion to Approve the Plan Support Agreement and the Backstop Agreement

1.	Overview

The Plan Support Agreement memorializes the essential terms of the consensual Restructuring agreed between the Debtors and the Consenting Creditor Parties, which terms have been incorporated into the Plan. On October 11, 2016, the Debtors filed the Support Agreements Approval Motion, which requests an order authorizing the Debtors to enter into the Plan Support Agreement and the Backstop Agreement. On November 3, 2016, the Debtors filed amendments to the Plan Support Agreement, the Backstop Agreement, and the Milestone Term Sheet [Docket No. 1129], pursuant to which the dates of certain milestones were adjusted to align with certain hearing dates set with the Bankruptcy Court.

On November 10, 2016, (i) the U.S. Trustee for Region 6, (ii) Angelo, Gordon & Co. and Cross Ocean Partners, and (iii) BNP Paribas S.A. and HSBC France S.A. filed objections to the Support Agreements Approval Motion [Docket Nos. 1163, 1164, and 1168].

[On November [●], 2016, the Bankruptcy Court entered the Support Agreements Approval Order granting the relief requested in the Support Agreements [Docket No. [●]].]

2.	The Plan Support Agreement

On October 11, 2016, the Debtors entered into the Plan Support Agreement with the Consenting Creditor Parties regarding the terms of the Restructuring. Under the Plan Support Agreement, each of the Consenting Creditor Parties (except for the Creditors’ Committee) agreed to, among other things, and subject to certain conditions: (i) vote any Claim it holds against the Debtors to accept the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, or (c) directly or indirectly seek, solicit, negotiate, encourage, propose, file, support, participate in the formulation of, or vote for, any restructuring, sale of assets, merger, workout or plan of reorganization for any of the Debtors other than the Plan; and (ii) condition any transfer of its Claims against the Debtors to the transferee thereof being an existing Consenting Creditor Party or becoming party to the Plan Support Agreement. Under the Plan Support Agreement, the Creditors’ Committee agreed to support the confirmation and consummation of the Plan and to submit a letter recommending that unsecured creditors vote in favor of the Plan.

The Plan Support Agreement encompasses a global settlement of any and all potential contested issues among the Debtors and the Consenting Creditor Parties, including, without limitation:

•	the amount, value, and treatment of all Claims against the Debtors;

•	the validity, extent and priority of the Liens securing the Senior Secured Notes;

•	the value of the Debtors’ unencumbered Assets;

•	any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes;

•	any potential Claim to surcharge Collateral under section 506(c) of the Bankruptcy Code; and

•	the Plan Equity Value and the total enterprise value of the reorganized company.

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Pursuant to the Plan Support Agreement, holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims that are Eligible Offerees will have the opportunity to participate in the $300 million Rights Offering, with Subscription Rights to participate in $280 million of the Rights Offering (which equates to 74.41% of the New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., $404,444,444 face amount of the New Second Lien Convertible Notes as of the Effective Date)) allocated to the holders of Allowed Senior Secured Notes Claims (the “Senior Secured Notes Subscription Rights”) and $20 million of the Rights Offering (which equates to 5.32% of the New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., $28,888,889 face amount of the New Second Lien Convertible Notes as of the Effective Date)) allocated to holders of Allowed Unsecured Notes Claims (the “Unsecured Notes Subscription Rights”). To the extent a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim is a Non-Eligible Offeree, such holder will be entitled to receive a Substitute Distribution as further described in Section XIII.F below. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding either Allowed Senior Secured Notes Claims or Allowed Unsecured Notes Claims shall be distributed Pro Rata to all holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims, respectively. In addition to the Subscription Rights just described, (i) all holders of Allowed Senior Secured Notes Claims will receive their Pro Rata share of 79.5% of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which equates to 11.6% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); (ii) all holders of Allowed Unsecured Notes Claims will receive their Pro Rata share of 8.9% of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which equates to 1.3% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan). In consideration for the above treatment, holders of Allowed Senior Secured Notes Claims have agreed, pursuant to the terms of the Plan Support Agreement and as part of the overall settlement contained therein, to waive their rights to any recoveries on account of their Senior Secured Notes Deficiency Claims.

All holders of Allowed General Unsecured Claims will receive their Pro Rata share of (i) 11.6% of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which equates to 1.7% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (ii) up to $37.5 million in New Unsecured Notes, less the amount of the Convenience Claim Distribution Amount.

The Plan also provides for Cash distributions up to the Convenience Claim Distribution Amount (i.e., up to $750,000) to holders of any Claim against the Debtors that would otherwise be a General Unsecured Claim that is (i) Allowed in the Convenience Claim Amount (i.e., $[●], or such greater amount as may be agreed to among the Debtors and the Creditors’ Committee) or less, or (ii) irrevocably reduced to the Convenience Claim Amount at the election of the holder of the Claim evidenced on the Ballot submitted by such holder; provided, however, that a General Unsecured Claim may not be subdivided into multiple Claims of the Convenience Claim Amount or less for purposes of receiving treatment as a Convenience Claim; provided, further, however that, to the extent that a holder of a Convenience Claim against a Debtor holds any joint and several liability claims, guaranty claims, or other similar claims against any other Debtors arising from or relating to the same obligations or liability as such Convenience Claim, such holder shall only be entitled to a distribution on one Convenience Claim against the Debtors in full and final satisfaction of all such Claims.

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Under the Plan Support Agreement, the Debtors agreed, among other things, and subject to certain conditions, to: (i) use commercially reasonable efforts to expeditiously prepare the requisite Restructuring Documents (as defined in the Plan Support Agreement), (ii) timely provide certain Consenting Creditor Parties with the opportunity to comment on and review the Restructuring Documents consistent with the approval rights granted to such parties under the terms of the Plan Support Agreement, (iii) support and take such actions as are necessary or appropriate or reasonably requested by the Consenting Creditor Parties to further the consummation of the Restructuring and confirmation of the Plan, including commercially reasonable efforts to obtain any and all required regulatory and/or third party approvals necessary, if any, for the Restructuring, (iv) operate the businesses of the Debtors in the ordinary course and consistent with past practice and the business plan of the Debtors; (v) not modify the Plan or any of the Restructuring Documents or take any action or file any motion, notice, pleading or other Restructuring Document with the Bankruptcy Court that is inconsistent with the Plan Support Agreement, the Plan or any other Restructuring Document, (vi) not directly or indirectly seek, solicit, negotiate, encourage, propose, file, support, consent to, pursue, initiate, assist, participate in the formulation of, or enter into any agreements relating to any restructuring, sale of assets, merger, workout or plan of reorganization for any of the Debtors other than the Plan, and (vii) not take certain other actions during the pendency of the Chapter 11 Cases, including actions that would challenge the validity, enforceability or priority of the claims related to the Senior Secured Notes or otherwise affect the rights or Claims of the Consenting Creditor Parties.

The Plan Support Agreement is terminable by the Debtors and the Consenting Creditor Parties under certain circumstances, such as: (a) the termination of the Backstop Agreement, (b) the termination of the consensual use of cash collateral under the Final Cash Collateral Order, or (c) the failure to meet certain milestone dates with respect to (i) obtaining an order from the Bankruptcy Court approving the Plan Support Agreement, (ii) filing the Plan and this Disclosure Statement with the Bankruptcy Court, (iii) commencing solicitation of votes on the Plan and Rights Offering, and (iv) obtaining the entry of a Final Order confirming the Plan. Additionally, the Debtors and the Creditors’ Committee may take or not take actions consistent with their fiduciary obligations under applicable law, including terminating the Plan Support Agreement. As set forth in the Plan Support Agreement, upon the occurrence of a termination event, the Debtors and/or the Requisite Plan Sponsors, as applicable, have the right to terminate the Plan Support Agreement as to all parties. However, the Individual Creditor Parties, the Milestone Parties, the Additional Consenting Creditors, and the Creditors’ Committee may only terminate the Plan Support Agreement as to themselves. Additionally, the Plan Support Agreement terminates automatically without any further required action or notice on the Effective Date. Finally, the Plan Support Agreement and the obligations of the Debtors and the Consenting Creditor Parties may be terminated by mutual agreement among the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

3.	Rights Offering and New Second Lien Convertible Notes

CHC Parent and Reorganized CHC have agreed to have Reorganized CHC solicit participation in the Rights Offering, which contemplates a new money investment of $300 million to purchase New Second Lien Convertible Notes by Eligible Offerees that are holders of Allowed Senior Secured Notes Claims and holders of Allowed Unsecured Notes Claims.

The $300 million of new capital will be invested at a 10% original issue discount and will include a $100 million equitization premium (the “Equitization Premium”) on account of the equitization of the Senior Secured Notes Claims, resulting in the issuance of $433.3 million in aggregate principle amount of New Second Lien Convertible Notes, which after giving effect to the Put Option Premium (as defined below), will be issued in an aggregate principal amount of $464.1 million. Holders of Allowed Senior Secured Notes Claims and holders of Allowed Unsecured Notes Claims that are Eligible Offerees will have the opportunity to participate in the Senior Secured Notes Subscription Rights and the Unsecured Notes Subscription Rights, respectively.

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The terms of the New Second Lien Convertible Notes are set forth on the term sheet annexed to the Plan Term Sheet as Exhibit D (the “Convertible Notes Term Sheet”), and include:

Term	Description
Issuer	Reorganized CHC.

Guarantors	Same as under any credit facility provided as consideration on account of the claims of the Holders of Allowed Revolving Credit Agreement Claims (a “New Credit Facility”) or otherwise reasonably acceptable to the Requisite Plan Sponsors, the Debtors, and the Creditors’ Committee.

Purchase Price	$300.0 million

Facility	$464.1 million (inclusive of the original issue discount, Equitization Premium, and the Put Option Premium) in face amount of second lien convertible notes (the “New Second Lien Convertible Notes”).

Equitization Premium	$100.0 million of New Second Lien Convertible Notes

Put Option Premium	$30.8 million of New Second Lien Convertible Notes

Original Issue Discount	10.0%

Initial Holders

Each holder that is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) of (i) an allowed Senior Secured Notes Claim shall have the right to purchase its Pro Rata share of $404.4 million of the New Second Lien Convertible Notes and (ii) an allowed Unsecured Notes Claim shall have the right to purchase their Pro Rata share of $28.9 million of the New Second Lien Convertible Notes, in each case, pursuant to the Rights Offering.

New Second Lien Convertible Notes will be held in book-entry form through Depository Trust Company (“DTC”) to the extent the initial holders thereof are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or institutional “accredited investors” (within the meaning of subparagraphs (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act), to the extent practicable.

Security	Same as the collateral under the New Credit Facility or otherwise reasonably acceptable to Requisite Plan Sponsors, the Debtors and the Creditors’ Committee but, in each case, junior to the liens securing the New Credit Facility.

Interest	Will not bear or pay interest other than in connection with an event of default.

Default Rate	Upon and during the continuance of any event of default, interest shall accrue at a rate of 2.0% per annum, payable in Cash.

Maturity	The date that is 3.5 years after the Effective Date (the “Maturity Date”).

Dividends	Participation in ordinary share dividends (other than dividends paid in New Membership Interests) on an as-converted basis.

Voting Rights	Entitled to vote on all matters upon which the holders of ordinary shares may vote, on an as-converted basis.

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Term	Description
Backstop Commitments	The Backstop Parties shall backstop the New Second Lien Convertible Notes issuance and receive the Put Option Premium in consideration for such Backstop Commitment as set forth in the Plan Term Sheet.

Mandatory Conversion

The New Second Lien Convertible Notes will be mandatorily converted to New Membership Interests upon the occurrence of any of the events set forth below (the date of such conversion, the “Conversion Date”). The number of New Membership Interests issuable upon conversion of the $464.1 million outstanding principal amount of New Second Lien Convertible Notes will be equal to 85.4% of the New Membership Interests outstanding as of the Effective Date on a fully diluted basis (but subject to dilution for the Management Incentive Plan), subject to adjustments related to anti-dilution protections. The conversion price shall be $464.1 million (even if less than that aggregate face amount of New Second Lien Convertible Notes is issued on the Effective Date) divided by the aggregate number of New Membership Interests issuable in respect of $464.1 million face amount of New Second Lien Convertible Notes on the Effective Date, subject to anti-dilution protections or other adjustments as described below (the “Conversion Price”). It being understood that if the aggregate face amount of New Second Lien Convertible Notes issued on the Effective Date is less than $464.1 million, (i) the Conversion Price will not be adjusted and (ii) the percentage of New Membership Interests outstanding as of the Effective Date on a fully diluted basis (but subject to dilution for the Management Incentive Plan) issuable upon conversion of the outstanding principal amount of New Second Lien Convertible Notes shall be adjusted as appropriate.

New Second Lien Convertible Notes will mandatorily convert upon:

•     Any bona fide arm’s length issuance by Reorganized CHC of the New Membership Interests to entities or persons that are not members of Reorganized CHC (or affiliates of members of Reorganized CHC) holding more than 10% of the New Membership Interests immediately prior to such issuance for cash proceeds (net of underwriting commissions, placement fees, other similar expenses and other related fees and expenses), of $75.0 million or more in a single transaction at a per share price that is equal to or greater than 130.0% of the then-applicable Conversion Price.

•    If the New Membership Interests are traded on a national securities exchange, the first trading day on which the trailing 30-day VWAP of the New Membership Interests is 130% of the then-applicable Conversion Price.

•    30 days’ written notice to Reorganized CHC from holders of a majority of the aggregate principal amount of the New Second Lien Convertible Notes then outstanding.

•    Upon the occurrence of the Maturity Date.

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Term	Description
Voluntary Conversion	Each holder of the New Second Lien Convertible Notes may elect at any time to convert its New Second Lien Convertible Notes into New Membership Interests at the then-applicable Conversion Price.

Conversion Adjustments	The New Second Lien Convertible Notes shall contain customary anti-dilution protections or other adjustments including, without limitation, in connection with a subdivision or combination of outstanding New Membership Interests, reclassification, recapitalization, stock split, stock dividends or similar events, issuance of rights or warrants, spin-off transactions, tender offers, share buybacks, and distributions or dividends in Cash, in kind or securities, including dividends paid in New Membership Interests (unless the holders of the New Second Lien Convertible Notes are fully participating in such dividends or distributions).

Prepayments	None permitted.

Affirmative and Negative Covenants	Covenants customarily found in convertible notes for similar financings for public companies, taking into account the secured nature of the notes, reasonably acceptable to the Requisite Plan Sponsors, the Debtors, and the Creditors’ Committee.

Financial Covenants	None.

Events of Default

Events of default customarily found in convertible notes for similar financings for public companies, taking into account the secured nature of the notes, with the thresholds reasonably acceptable to the Requisite Plan Sponsors, Debtors, and the Creditors’ Committee; provided that, an event of default under the New Credit Facility will not cause an event of default under the New Second Lien Convertible Notes unless lenders under the New Credit Facility accelerate the New Credit Facility as a result of such event of default.

Upon the acceleration of New Second Lien Convertible Notes, the principal amount of New Second Lien Convertible Notes, plus accrued but unpaid interest at the default rate shall be immediately payable in Cash to the holders thereof.

Registration Rights	Certain holders of New Membership Interests and New Second Lien Convertible Notes will have post-IPO demand, piggyback and shelf registration rights with respect to their Reorganized CHC securities.

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Term	Description
Liquidation

In the event of any liquidation, dissolution or winding up of Reorganized CHC, the holders of the New Second Lien Convertible Notes shall be entitled to receive the greater in value of (i) the face amount of the New Second Lien Convertible Notes in Cash and (ii) the consideration such holders would receive in such transaction on an as-converted basis.

A merger, consolidation, other corporate reorganization or similar transaction in which the holders of the voting power (including both New Membership Interests and New Second Lien Convertible Notes) of Reorganized CHC prior to such transaction possess less than a majority of the voting power of the surviving entity by reason of their holdings of the New Membership Interests and New Second Lien Convertible Notes immediately prior to such transaction, or any transaction in which all or substantially all of the assets of Reorganized CHC are sold to an entity that the holders of the voting power (including both New Membership Interests and New Second Lien Convertible Notes) of Reorganized CHC own less than a majority of the voting power of the purchaser entity, shall be deemed to be a liquidation.

Information Rights	Same as available to equity holders under the Reorganized CHC Operating Agreement.

4.	The Backstop Agreement

On October 11, 2016, in connection with the Plan Support Agreement, CHC Parent entered into the Backstop Agreement pursuant to which certain of the Plan Sponsors and the Individual Creditor Parties, as Backstop Parties, agreed to severally, and not jointly, undertake the Backstop Commitment to backstop the Rights Offering.

Subject to approval by the Bankruptcy Court, to compensate the Backstop Parties for the risk of their undertakings in the Backstop Agreement and as consideration for the Backstop Commitment, CHC Parent has agreed to pay, or, as applicable, to have Reorganized CHC pay, to the Backstop Parties in the aggregate, a nonrefundable aggregate put option premium payable on the Effective Date in additional New Second Lien Convertible Notes in a principal amount of approximately $30.8 million (the “Put Option Premium”); provided, however, if the Backstop Agreement is terminated due to a Put Option Premium Triggering Event (as defined in the Backstop Agreement), the Backstop Agreement will immediately terminate and the Put Option Premium will become fully due and payable in Cash in two equal installments of approximately $10.665 million (representing a total aggregate amount of approximately $21.33 million), the first Cash payment becoming due immediately upon termination of the Backstop Agreement and the second Cash payment becoming payable upon the consummation of any other plan of reorganization, sale, or restructuring transaction. In the event that the Backstop Agreement is terminated solely as a result of a breach of either the Backstop Agreement or the Plan Support Agreement by a Backstop Party, such breaching Backstop Party will not be entitled to its share of the Put Option Premium. The Put Option Premium will be payable, Pro Rata, to all Backstop Parties (except for any Defaulting Backstop Parties (as defined below)) based on each Backstop Parties’ respective Backstop Percentage.

To the extent one or more Backstop Parties default in their Backstop Commitment obligations (a “Defaulting Backstop Party”) (after having not cured such default within two business days after the receipt of a notice from the Debtors of such default) (such portion of the unsubscribed notes which is not subscribed for and purchased by the Defaulting Backstop Party(ies), the “Unfulfilled Backstop Commitments”) each of the other Backstop Parties, severally and not jointly, have agreed to subscribe for and purchase, at an aggregate purchase price of up to $20 million therefor, its Backstop Percentage (as adjusted upwards to eliminate the Backstop Percentage of the Defaulting Backstop Party(ies)) of the Unfulfilled Backstop Commitments, up to an aggregate principal amount of approximately $28.89 million for all non-defaulting Backstop Parties. So long as the Backstop Parties have provided Backstop Commitments of at least $250 million as the aggregate purchase price for the New Second Lien Convertible Notes (for an aggregate principal amount of approximately $361.1 million of New Second Lien Convertible Notes to be issued), taking into account the fulfillment of the obligation to satisfy Unfulfilled Backstop Commitments and any other replacement due to any Backstop Party default, the Debtors may elect to still consummate the transactions contemplated by the Backstop Agreement and the Plan.

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The Backstop Agreement is terminable under several conditions by CHC Parent and/or the Backstop Parties holding more than 50% of the Backstop Commitment (excluding the Backstop Commitments held by a Defaulting Backstop Party, the “Requisite Backstop Parties”). The termination provisions of the Backstop Agreement include, among other things, the termination of the Plan Support Agreement and the termination of the Backstop Agreement by the Requisite Backstop Parties due to a failure by the Debtors to meet certain milestone dates consistent with those under the Plan Support Agreement. Those termination triggers include: (i) failure to obtain entry of the Support Agreements Approval Order by the Bankruptcy Court on or before November 23, 2016, (ii) failure to file the Plan and Disclosure Statement with the Bankruptcy Court on or before November 11, 2016, (iii) failure to obtain entry of an order approving the Disclosure Statement and the Rights Offering Procedures by the Bankruptcy Court on or before December 22, 2016, and (iv) failure to obtain the entry of the Confirmation Order that is a Final Order by March 17, 2017. In addition to the Requisite Backstop Parties’ rights to terminate, CHC Parent may also terminate the Backstop Agreement for a breach (other than an immaterial breach) by the Backstop Parties; provided, however, that CHC Parent may not terminate the Backstop Agreement for a breach by the Backstop Parties to the extent that Backstop Parties have agreed to provide their Backstop Commitments in an aggregate amount of $300 million within the applicable cure periods.

5.	The New Unsecured Notes

Under the Plan Support Agreement, in addition to the New Second Lien Convertible Notes, Reorganized CHC has agreed to issue up to $37.5 million in New Unsecured Notes which will have a seven year maturity and an interest rate of 5.0%, payable in kind until the conversion of all of the New Second Lien Convertible Notes and thereafter payable in Cash. The New Unsecured Notes, less the amount of the Convenience Claim Distribution Amount, will be distributed Pro Rata to Holders of Allowed General Unsecured Claims.

The terms of the New Unsecured Notes are set forth in New Unsecured Notes Term Sheet annexed to the Plan Term Sheet as Exhibit E, and include:

Term	Description
Issuer	Reorganized CHC.

Guarantors	Same as under the New Convertible Second Lien Notes and any credit facility provided as consideration on account of the Claims of the holders of Allowed Revolving Credit Agreement Claims or otherwise reasonably acceptable to the Requisite Plan Sponsors, the Debtors, and the Creditors’ Committee.

Principal Amount	$37.5 million, subject to an agreed upon reduction in the amount of the Convenience Claim Distribution Amount (if any).

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Term	Description
Initial Holders	On or after the Effective Date, in accordance with and subject to the terms of the Plan, holders of Allowed General Unsecured Claims shall each receive their Pro Rata share of the New Unsecured Notes.

Ranking	The New Unsecured Notes shall rank pari passu with the New Second Lien Convertible Notes and be deemed senior indebtedness of the Reorganized CHC but shall not have the benefit of any security or be convertible into New Membership Interests.

Amortization	No amortization shall be required with respect to the New Unsecured Notes. The New Unsecured Notes will be payable on the Maturity Date (defined below) or upon an earlier mandatory prepayment or acceleration after an Event of Default.

Interest	5% per annum, payable quarterly interest will be payable in kind until the earlier of the maturity (or accelerated maturity) of the New Second Lien Convertible Notes or conversion of the New Second Lien Convertible Notes, after which the interest on the New Unsecured Notes shall be payable in Cash. In the event that the change from interest paid in kind to interest paid in Cash occurs in the middle of an interest period, the accrued interest will be prorated and will be payable in kind for such period pre-conversion and in Cash for such period post-conversion.

Default Rate	Upon and during the continuance of any event of default, interest shall accrue at a rate of 7.0% per annum, payable in Cash regardless of whether the New Second Lien Convertible Notes have converted.

Maturity	The date that is 7 years after the Effective Date (the “Maturity Date”).

Prepayments	Upon a change in control or initial public offering of the Reorganized CHC, the Issuer must offer to purchase all of the outstanding New Unsecured Notes at 101% of the outstanding principal amount thereof plus all accrued and unpaid interest. Except as otherwise stated in the prior sentence, the New Unsecured Notes may be prepaid or redeemed in whole or in part at any time, without premium or penalty.

Affirmative and Negative Covenants	Same as New Second Lien Convertible Notes.

Financial Covenants	None.

Events of Default

Same as the New Second Lien Convertible Notes.

Upon the acceleration of New Unsecured Notes, the principal amount of New Unsecured Notes, plus change of control premium (if applicable), plus accrued but unpaid interest at the default rate shall be immediately payable in Cash to the holders thereof.

Registration / Transferability	The issuance of the New Unsecured Notes shall be exempt from the registration requirements of the securities laws as a result of Section 1145 of the Bankruptcy Code. The New Unsecured Notes will be held in street name through DTC and will be freely transferable.

Information Rights	Same as available to equity holders under the Reorganized CHC Operating Agreement, or, if greater to the New Second Lien Convertible Notes (other than collateral-level reporting).

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Term	Description
Governing Law and Jurisdiction	New York

6.	Milestone Transaction

The Plan Support Agreement also encompasses an agreement with the Milestone Parties (the “Milestone Transaction”), which provides for a restructuring of the Debtors’ aircraft fleet leasing arrangements and the provision of the PK Financing Facility, a new $150 million asset-backed debt facility for the acquisition and/or refinancing of certain aircraft. Under the Milestone Transaction, Milestone will serve as the lead lessor for the Debtors go-forward fleet of helicopters. The key terms of the Milestone Transaction are set forth in the Milestone Term Sheet annexed to the Plan Support Agreement as Exhibit C, and include:

(i)	the restructuring of lease rentals for certain helicopters that will remain in the Debtors’ fleet pursuant to the Definitive Restructuring Documents (as defined in the Milestone Term Sheet);

(ii)	the consensual return of certain helicopters;

(iii)	an option to extend the lease term for certain of the helicopters;

(iv)	amendments to the return conditions for certain of the helicopters;

(v)	provision of a new $150 million committed debt facility for the acquisition and/or refinancing of certain aircraft in accordance with the terms and conditions set forth in the commitment letter by PK Transportation Finance Ireland Limited (“PK”) to the Debtors annexed as Exhibit B to the Milestone Term Sheet (the “PK Financing Commitment Letter”);

(vi)	the lease of additional helicopters at market lease rates;

(vii)	agreement on certain administrative expense claims;

(viii)	agreement on the Milestone Parties’ General Unsecured Claims;

(ix)	payment or reimbursement of the expenses of PK provided for in the PK Financing Commitment Letter (the “PK Expenses”);

(x)	payment of $420,000 to the Milestone Parties, which is to be paid 10 business days after entrance of the Support Agreements Approval Order and credited to the professional fees of all advisors to the Milestone Parties incurred in connection with the transactions contemplated by the Milestone Term Sheet, and payment of $500,000 to the Milestone Parties for legal fees incurred in respect of the Plan Support Agreement, which is to be paid 10 business days after entrance of the Support Agreements Approval Order (collectively, and together with the PK Expenses, the “Milestone Expenses”); and

(xi)	payment of a transaction fee in the aggregate amount of $4.25 million (the “Milestone Transaction Fee”), payable in two installments: (i) $3.25 million payable 10 business days after entry of the Support Agreements Approval Order, and (ii) $1 million payable on the Effective Date.

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The Milestone Term Sheet provides the Debtors with flexibility, the ability to lease additional helicopters, and a new debt facility for the acquisition and/or refinancing of certain aircraft, and therefore is critical for the Debtors’ ongoing operations. The Milestone Term Sheet also avoids potential complex and costly claim litigation involving both potential unsecured and administrative expense claims asserted by the Milestone Parties in connection with certain aircraft, while enabling the Debtors to continue to use Milestone’s aircraft pursuant to restructured lease agreements. Upon entry of the Support Agreements Approval Order, the Milestone Parties will be entitled to an agreed Administrative Expense Claim, while agreeing to release all other potential Claims regarding the Existing Facility Documents (as defined in the Milestone Term Sheet) or any transaction contemplated thereby and attributable to the period prior to the Petition Date. In addition, upon the Effective Date, the Milestone Parties will be entitled to an Allowed General Unsecured Claim as set forth on Exhibit C to the Milestone Term Sheet. [The Allowed General Unsecured Claim set forth on Exhibit C to the Milestone Term Sheet was stipulated to by the Debtors upon the entry of the Support Agreements Approval Order.] However, in the event that the Plan does not become effective, the Plan Support Agreement provides that the Milestone General Unsecured Claim will become Allowed thirty (30) days after March 17, 2017 without further order of the Court unless the Creditors’ Committee has objected to such Claim by such date.

7.	Management Incentive Plan

The Plan contemplates a Management Incentive Plan that reserves ten percent (10%) of the New Membership Interests on a fully diluted basis for distribution to management. The material terms of the Management Incentive Plan will be included in a document to be filed as part of the Plan Supplement.

VI.
Summary Of The Plan

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit B. This summary is qualified in its entirety by reference to the Plan.

YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

A.	Administrative Expense and Priority Claims

1.	Treatment of Administrative Expense Claims

Except with respect to Professional Fee Claims and Priority Tax Claims, and to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim will receive, in full and final satisfaction of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business including Administrative Expense Claims arising from or with respect to the sale of goods or services on or after the Petition Date, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

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2.	Treatment of Professional Fee Claims

All Professional Persons seeking payment of Professional Fee Claims will file, no later than sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims will be determined by the Bankruptcy Court and will be paid in full, in Cash. The Reorganized Debtors will be authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this treatment will not be applicable to any Restructuring Expenses, which will be paid pursuant to Section 5.21 of the Plan.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim will receive, at the option of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, in full and final satisfaction of such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) equal annual installment payments in Cash, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, over a period ending not later than five (5) years after the Petition Date, or (iii) treatment in a manner not less favorable than the most favored non-priority unsecured claim provided for by the Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, including the Plan, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and will be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

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2.	Grouping of Debtors for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment of Claims and Interests under the Plan and confirmation of the Plan. Although the Plan applies to all of the Debtors, the Plan constitutes forty-three (43) distinct chapter 11 plans, one for each Debtor, and for voting and distribution purposes, each Class of Claims will be deemed to contain sub-classes for each of the Debtors, to the extent applicable. To the extent there are no Allowed Claims or Interest with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided in the Plan, to the extent a holder has a Claim that may be asserted against more than one Debtor, the vote of such holder in connection with such Claims will be counted as a vote of such Claim against each Debtor against which such holder has a Claim. The grouping of the Debtors in this manner will not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in each Debtor and specifies which Classes are: (a) Impaired and Unimpaired under the Plan; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject the Plan with respect to such Debtor:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	ABL Credit Agreement Claims	Impaired	Yes
Class 5	Senior Secured Notes Claims	Impaired	Yes
Class 6	Unsecured Notes Claims	Impaired	Yes
Class 7	General Unsecured Claims	Impaired	Yes
Class 8	Convenience Claims	Impaired	Yes
Class 9	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 10	Existing CHC Interests	Impaired	No (Deemed to reject)
Class 11	Intercompany Interests	Unimpaired	No (Deemed to accept)

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4.	Separate Classification of Other Secured Claims

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, will be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

5.	Elimination of Vacant Classes

With respect to each Debtor, any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

6.	Voting Classes; Presumed Acceptance by Non-Voting Classes

With respect to each Debtor, if a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan will be presumed accepted by the holders of such Claims in such Class.

7.	Voting; Presumptions; Solicitation

(a)	Acceptance by Certain Impaired Classes

Only holders of Allowed Claims in Classes 3, 4, 5, 6, 7, and 8 are entitled to vote to accept or reject the Plan. An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Classes 3, 4, 5, 6, 7, and 8 will receive ballots containing detailed voting instructions.

(b)	Deemed Acceptance by Unimpaired Classes

Holders of Claims and Interests in Classes 1, 2, 9, and 11 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(c)	Deemed Rejection by Certain Impaired Classes

Holders of Existing CHC Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject the Plan.

8.	Cramdown

If any Class of Claims entitled to vote on the Plan does not vote to accept the Plan, the Debtors may (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with the terms thereof and the Bankruptcy Code.

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9.	No Waiver

Nothing contained in the Plan will be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

C.	Treatment of Claims and Interests

1.	Class 1: Other Priority Claims

The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim will receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors, with consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions without further action by the holders of such Other Priority Claims or further approval by the Bankruptcy Court.

2.	Class 2: Other Secured Claims

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to less favorable treatment, each holder of an Allowed Other Secured Claim will, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or Reorganized Debtors: (i) be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) Cash in an amount equal to the Allowed amount of such Claim as determined in accordance with section 506(a) of the Bankruptcy Code, on the later of the initial distribution date under the Plan and thirty (30) days after the date such Other Secured Claim is Allowed (or as soon thereafter as is practicable); or (iii) receive the Collateral securing its Allowed Other Secured Claim on the later of the initial distribution date under the Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim (or as soon thereafter as is reasonably practicable).

3.	Class 3: Revolving Credit Agreement Claims

[On the Effective Date, or as soon as practicable thereafter, holders of Allowed Revolving Credit Agreement Claims will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, such holder’s Pro Rata share of the Exit Revolving Credit Facility or such treatment that would otherwise satisfy Section 1129 of the Bankruptcy Code.]

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4.	Class 4: ABL Credit Agreement Claims

On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed ABL Credit Agreement Claim will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed ABL Credit Agreement Claim and, in accordance with the Amended and Restated ABL Credit Facility Term Sheet, its Pro Rata share of: (i) the Amended and Restated ABL Credit Agreement; (ii) distributions on account of the ABL Allowed General Unsecured Claim, which Allowed Claim will receive treatment in accordance with section 4.7 of the Plan; and (iii) the Exit Payment (as defined in the Amended and Restated ABL Credit Facility Term Sheet).

5.	Class 5: Senior Secured Notes Claims

On or as soon as practicable after the Effective Date, each holder of a Senior Secured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than One Billion Sixty-Seven Million Dollars ($1,067,000,000) through the Petition Date, plus any additional accrued prepetition interest, fees, and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including Senior Secured Notes Indenture Trustee Expenses, will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Senior Secured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Senior Secured Notes Indenture Trustee, its Pro Rata share of: (i) seventy-nine-and-a-half percent (79.5%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to eleven-point-six percent 11.6% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Senior Secured Notes Subscription Rights and (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to one percent (1%) of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Senior Secures Notes Indenture Trustee, Cash in amount equal to the Senior Secured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Senior Secured Notes Claims will be distributed Pro Rata to all holders of Allowed Senior Secured Notes Claims. Upon acceptance of the Plan by Class 5, all holders of Senior Secured Notes Claim will be deemed to have agreed to forgo any distribution in respect of their Senior Secured Notes Deficiency Claim. Distributions received under the Plan by holders of Allowed Senior Secured Notes Claims will be subject to the Senior Secured Notes Indenture Trustee Charging Lien if the Senior Secured Notes Indenture Trustee Expenses are not paid pursuant to Section 4.5(a) of the Plan.

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6.	Class 6: Unsecured Notes Claims

On or as soon as practicable after the Effective Date, each holder of an Allowed Unsecured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than Ninety-Four Million Seven Hundred Thirty-Two Thousand Three Hundred Dollars ($94,732,300) through the Petition Date, plus all accrued prepetition interest, fees, and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee, will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Unsecured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Unsecured Notes Indenture Trustee, its Pro Rata share of: (i) eight-point-nine percent (8.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to one-point-three percent (1.3%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Unsecured Notes Subscription Rights or (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to zero-point-one percent (0.1%) of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Unsecured Notes Indenture Trustee, Cash in amount equal to the Unsecured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Unsecured Notes Claims will be distributed Pro Rata to all holders of Allowed Unsecured Notes Claims. Distributions received under the Plan by holders of Allowed Unsecured Notes Claims will be subject to the Unsecured Notes Indenture Trustee Charging Lien if the Unsecured Notes Indenture Trustee Expenses are not paid pursuant to Section 4.6(a) of the Plan.

7.	Class 7: General Unsecured Claims

Each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed General Unsecured Claim, and, in accordance with the Restructuring Transactions, its Pro Rata share of the General Unsecured Claims Distribution allocated to the applicable Debtor entity against which it holds an Allowed General Unsecured Claim, as set forth on and in accordance with a schedule attached to the Plan Supplement.

8.	Class 8: Convenience Claims

Except to the extent that a holder of an Allowed Convenience Claim and the Debtors, with the consent of the Creditors’ Committee, which shall not be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to less favorable treatment, each holder of an Allowed Convenience Claim will receive, on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, in full and final satisfaction of such Allowed Convenience Claim, the lesser of (i) payment in full in Cash, or (ii) its Pro Rata share of the Convenience Claims Distribution Amount. Allowed Convenience Claims will not include interest from and after the Petition Date or include any penalty on such Claim.

9.	Class 9: Intercompany Claim

All Allowed Intercompany Claims will be adjusted, continued, or discharged, in each case in a manner reasonably acceptable to the Debtors or Reorganized Debtors, as applicable, the Requisite Plan Sponsors, and the Creditors’ Committee. All Intercompany Claims between any Debtor and a nondebtor affiliate will be Unimpaired under the Plan.

10.	Class 10: Existing CHC Interests

As soon as reasonably practicable following the Effective Date, CHC Parent will be liquidated or voluntarily struck-off. Holders of Existing CHC Interests will not receive or retain any property under the Plan or pursuant to the Cayman Proceedings on account of such Interests.

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11.	Class 11: Intercompany Interests

Intercompany Interests are Unimpaired. On the Effective Date, all Allowed Intercompany Interests will be Reinstated.

12.	Debtors’ Rights in Respect of Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

13.	Treatment of Vacant Classes

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of the Plan will receive no Plan Distribution.

D.	Means for Implementation

1.	Continued Corporate Existence

Except as otherwise provided in the Plan or pursuant to the Cayman Proceedings, the Debtors will continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

2.	Restructuring Transactions

Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise in the Plan, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors, subject to any consents required by the Plan Support Agreement, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan including (a) the Restructuring Transactions; (b) the consummation of the transactions provided for under or contemplated by the Support Agreements; (c) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and the Support Agreements and that satisfy the requirements of applicable law; (d) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Support Agreements; (e) the implementation and consummation of the Cayman Proceedings; and (f) all other actions that the Debtors, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld, or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

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3.	Exit Revolving Credit Facility

[On the Effective Date, the Exit Revolving Credit Facility Documents or any other document necessary to effectuate the treatment of the Revolving Credit Agreement Claims will be executed and delivered, and the Reorganized Debtors will be authorized to execute, deliver and enter into the Exit Revolving Credit Facility Documents without the need for any further corporate action and without further action by the holders of Allowed Revolving Credit Agreement Claims.

On the Effective Date, (a) upon the granting of Liens in accordance with the Exit Revolving Credit Facility Documents, the lenders and collateral agent thereunder will have valid, binding and enforceable Liens on the collateral specified in the Exit Revolving Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Exit Revolving Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Exit Revolving Credit Facility Documents will be granted in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, and the priorities of such Liens and security interests will be as set forth in the Exit Revolving Credit Facility Documents.]

4.	Amended and Restated ABL Credit Facility

On the Effective Date, the Amended and Restated ABL Credit Facility Documents will be executed and delivered, and the Reorganized Debtors will be authorized to execute, deliver and enter into the Amended and Restated ABL Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Allowed ABL Credit Agreement Claims.

On the Effective Date, (a) upon the granting of Liens in accordance with the Amended and Restated ABL Credit Facility Documents, the lenders and collateral agent thereunder will have valid, binding and enforceable Liens on the collateral specified in the Amended and Restated ABL Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Amended and Restated ABL Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Amended and Restated ABL Credit Facility Documents will be granted in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, and the priorities of such Liens and security interests will be as set forth in the Amended and Restated ABL Credit Facility Documents.

5.	PK Financing Facility

On the Effective Date, the Reorganized Debtors will be authorized, but not obligated, to execute, deliver, and enter into the PK Financing Facility Documents and take any additional actions as are necessary or appropriate to implement and effectuate the transactions contemplated by the PK Financing Commitment Letter, without the need for any further corporate, partnership, limited liability company or shareholder action.

In the event that the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, determine to proceed with the PK Financing Facility, (i) the Debtors or the Reorganized Debtors, as applicable, will be authorized to pay PK an Arrangement Fee (as defined in the PK Financing Commitment Letter) on the date the PK Financing Facility Documents are signed and a Commitment Fee (as defined in the PK Financing Commitment Letter) to PK on the Effective Date and (ii) substantially final forms of the PK Financing Facility Documents will be included in the Plan Supplement.

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6.	Authorization, Issuance, and Delivery of New Membership Interests

On the Effective Date, Reorganized CHC is authorized to issue or cause to be issued and will issue the New Membership Interests, without the need for any further corporate, partnership, limited liability company or shareholder action.

7.	New Second Lien Convertible Notes

On the Effective Date, the Reorganized Debtors and the New Second Lien Convertible Notes Indenture Trustee will enter into the New Second Lien Convertible Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors will be authorized to execute, deliver, and enter into the New Second Lien Convertible Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

On the Effective Date, (a) upon the granting of Liens in accordance with the New Second Lien Convertible Notes Indenture, the holders of the New Second Lien Convertible Notes and the collateral agent thereunder will have valid, binding and enforceable Liens on the collateral specified in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New Second Lien Convertible Notes Indenture, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New Second Lien Convertible Notes Indenture will be granted in good faith and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, and the priorities of such Liens and security interests will be as set forth in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation.

8.	New Unsecured Notes

On the Effective Date, the Reorganized Debtors and the New Unsecured Notes Indenture Trustee will enter into the New Unsecured Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors will be authorized to execute, deliver, and enter into the New Unsecured Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

On the Effective Date, the Debtors will reserve a portion of the New Unsecured Notes in an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (the “New Unsecured Notes Reserve”) in the Disputed Claims Reserve, which New Unsecured Notes will not be issued to holders of General Unsecured Claims on the Effective Date. To the extent that the Convenience Claims Distribution Amount is less than Seven Hundred Fifty Thousand Dollars ($750,000) after all distributions are made to holders of Allowed Convenience Claims, that portion of the New Unsecured Notes Reserve equal to the New Unsecured Notes Reserve less the Convenience Claims Distribution Amount will be distributed to holders of the New Unsecured Notes, Pro Rata.

9.	Reorganized CHC Operating Agreement

On the Effective Date, Reorganized CHC and all the holders of the New Membership Interests then outstanding will be deemed to be parties to the Reorganized CHC Operating Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The Reorganized CHC Operating Agreement will be binding on Reorganized CHC and all parties receiving, and all holders of, New Membership Interests of Reorganized CHC; provided, that regardless of whether such parties execute the Reorganized CHC Operating Agreement, such parties will be deemed to have signed the Reorganized CHC Operating Agreement, which will be binding on such parties as if they had actually signed it.

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10.	Cancellation of Certain Existing Agreements

Except as expressly provided in the Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of, or Interests in, the Debtors, including [the Revolving Credit Agreement,] the Senior Secured Notes, the ABL Credit Agreement Senior Secured Notes Indenture, Unsecured Notes, Unsecured Notes Indenture, the Existing CHC Interests, and all options and other entitlements to purchase and/or receive Existing CHC Interests, will be deemed surrendered and cancelled and obligations of the Debtors thereunder will be discharged. On the Effective Date or, to the extent subject to the Cayman Proceeding, as soon as practicable after the Effective Date, all Existing CHC Interests and all options and other entitlements to purchase and/or receive Existing CHC Interests, and all instruments and documents evidencing the foregoing, will be deemed surrendered and cancelled and obligations of the Debtors thereunder will be discharged.

The Senior Secured Notes Indenture Trustee will be released from all duties under the Senior Secured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of Section 5.10 of the Plan, the Senior Secured Notes Indenture will continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Senior Secured Notes Indenture Trustee vis-a-vis any parties other than the Debtors, (ii) allow the holders of Allowed Senior Secured Notes Claims to receive distributions under the Plan from the Senior Secured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Senior Secured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Senior Secured Notes Claims under the Plan or from the holders of Allowed Senior Secured Notes Claims, (iv) permit the Senior Secured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Senior Secured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

The Unsecured Notes Indenture Trustee will be released from all duties under the Unsecured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of Section 5.10 of the Plan, the Unsecured Notes Indenture will continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Unsecured Notes Indenture Trustee vis-a-vis any parties other than the Debtors, (ii) allow the holders of Allowed Unsecured Notes Claims to receive distributions under the Plan from the Unsecured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Unsecured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Unsecured Notes Claims under the Plan or from the holders of Allowed Unsecured Notes Claims, (iv) permit the Unsecured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Unsecured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

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11.	Release of Liens

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim will deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

12.	Officers and Boards of Directors

The composition of each board of managers, directors or similar governing body, as applicable, of the Reorganized Debtors, including the New Board, will be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

The officers of each Reorganized Debtor will be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the applicable Reorganized Debtors will enter into new employment agreements with certain members of the management team.

Except to the extent that a member of the board of managers, directors or similar governing body of a Debtor continues to serve in such capacity on the Effective Date, such members of each Debtor prior to the Effective Date, in their capacities as such, will have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or will otherwise cease to be a manager or director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member. Commencing on the Effective Date, each of the managers and directors of each of the Reorganized Debtors will serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

13.	Management Incentive Plan

The New Board will adopt the Management Incentive Plan on, or as soon as reasonably practicable after, the Effective Date.

14.	New Intercreditor Agreement

[On the Effective Date, the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee will enter into the New Intercreditor Agreement. Each lender under the Exit Revolving Credit Facility and each holder of the New Second Lien Convertible Notes will be deemed to have directed the applicable agent, New Second Lien Convertible Notes Indenture Trustee or Exit Revolving Credit Facility Agent, as applicable, to execute the New Intercreditor Agreement and will be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.]

15.	Registration Rights

On the Effective Date, the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide, following the occurrence of an initial public offering of Reorganized CHC’s New Membership Interests, the Registration Rights Parties with certain demand registration rights, piggyback registration rights and shelf registration rights for the offer and resale of any New Second Lien Convertible Notes held by the Registration Parties, the New Membership Interests underlying the New Second Lien Convertible Notes and any New Membership Interests held by the Registration Rights Parties, including New Membership Interests held upon the conversion of the New Second Lien Convertible Notes. The Registration Rights Agreement will contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

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16.	Rights Offering

Following approval by the Bankruptcy Court of the Rights Offering Procedures, Reorganized CHC will consummate the Rights Offering in accordance therewith. The Rights Offering will be conducted, and the New Second Lien Convertible Notes will be issued to the Eligible Offerees that exercise their respective Subscription Rights pursuant to the Rights Offering Procedures and the Plan. The consummation of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures and any other condition specified in the Backstop Agreement. Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date will not be entitled to any interest on account of such amounts. On the Effective Date, in exchange for providing the Backstop Commitment, and pursuant to the terms and conditions of the Backstop Agreement and the Support Agreements Approval Order, the Backstop Parties will receive the New Second Lien Convertible Notes constituting the Put Option Premium.

17.	Intercompany Interests

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests will be Reinstated and unaffected by the Plan and continue in place following the Effective Date.

18.	Tax Matters

Subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties (including the Reorganized Debtors, all holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims who receive New Second Lien Convertible Notes pursuant to the Plan, the New Second Lien Convertible Notes Indenture Trustee and all other parties to the New Second Lien Convertible Notes Indenture) will, unless prohibited by applicable law, treat the New Second Lien Convertible Notes as equity for U.S. federal income tax purposes (that is not preferred stock for purposes of section 305 of the Tax Code), and the New Second Lien Convertible Notes Indenture will so provide. To the extent permitted by applicable law, all parties will report consistent therewith for U.S. state and local income tax purposes.

19.	Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Voting and distributions will be calculated and made on a Debtor-by-Debtor basis. If the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still, with the consent of the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee, confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

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20.	Settlement of Claims and Controversies

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to such Claim or Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of all Claims against the Debtors; (ii) the validity, extent and priority of the Liens securing the Senior Secured Notes; (iii) the value of the Debtors’ unencumbered Assets; (iv) any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes; (v) any potential Claim to surcharge Collateral under section 506(c) of the Bankruptcy Code; and (vi) the Plan Equity Value and the total enterprise value of the Debtors. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Plan Sponsors, the Creditors’ Committee, and the other Consenting Creditor Parties reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent.

21.	Restructuring Expenses

On the Effective Date, or as soon as practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, will pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred.

E.	Distributions

1.	Distributions Generally

The Disbursing Agent will make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

2.	Plan Funding

Plan Distributions of Cash will be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

3.	No Postpetition Interest on Claims

Except as otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest will not accrue or be paid on any Claims, and no holder of a Claim will be entitled to interest accruing on such Claim on or after the Petition Date.

4.	Date of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

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5.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, will be deemed closed, and there will be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent will have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent will have any obligation to recognize or deal with any party other than the non-debtor party to the applicable executory contract or unexpired lease, even if such non-debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.	Disbursing Agent

All distributions under the Plan will be made by the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors will use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of the Plan.

7.	Delivery of Distributions

The Disbursing Agent will issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (i) the address of such holder on the books and records of the Debtors or their agents; or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder will be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution will be made to such holder without interest.

8.	Unclaimed Property

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of Claim that are not deliverable and remain unclaimed will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution will be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court. Notwithstanding the foregoing, if any General Unsecured Claims Distributions remain unclaimed for one year after attempted distribution, such undeliverable distributions will be distributed, Pro Rata, to the holders of Allowed General Unsecured Claims against the Debtor entity that made such undeliverable distributions in accordance with Section 6.1 of the Plan.

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9.	Satisfaction of Claims

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan will be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

10.	Manner of Payment Under Plan

Except as specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

11.	Fractional Shares and Notes and De Minimis Cash Distributions

No fractional New Membership Interests will be distributed. When any distribution would otherwise result in the issuance of a number of New Membership Interests that is not a whole number, the New Membership Interests subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower whole number. The total number of New Membership Interests to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) New Membership Interest or Fifty Dollars ($50.00) in Cash. Fractional New Membership Interests that are not distributed in accordance with Section 6.11 of the Plan will be returned to, and ownership thereof will vest in, Reorganized CHC. The New Second Lien Convertible Notes and New Unsecured Notes each will be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts will be rounded down.

12.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim will receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of the Plan.

13.	Allocation of Distributions Between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Debtors), consideration received in respect of an Allowed Claim will be allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

14.	Exemption from Securities Laws

The issuance of and the distribution under the Plan of the New Membership Interests and the New Unsecured Notes will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

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The Rights Offering and the issuance and sale, as applicable, of the Subscription Rights and the New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversation thereof) pursuant to the Rights Offering and to the Backstop Parties under the Backstop Agreement (including the New Second Lien Convertible Notes (and the New Membership Interests issuable upon the conversion thereof) comprising the Put Option Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

15.	Setoffs and Recoupments

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

16.	Rights and Powers of Disbursing Agent

The Disbursing Agent will be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

17.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent will comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence will be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

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Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution will irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution will be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

F.	Procedures for Resolving Claims

1.	Disputed Claims Generally

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, will be entitled to object to Claims. Any objections to Claims will be served and filed on or before: (a) the one-hundred and eightieth (180th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim; or (b) such later date as may be fixed by the Bankruptcy Court.

2.	Objections to Professional Fee Claims

Any objections to Professional Fee Claims will be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

3.	Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

4.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

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5.	Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors will have the authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without notice to or approval by the Bankruptcy Court or any other party; provided, however, that for so long as the Post-Effective Date Committee is in existence, the Post-Effective Date Committee will have (i) consultation rights for the settlement of any General Unsecured Claims filed or asserted in the amount of Five Million Dollars ($5,000,000) or more and (ii) reasonable consent rights with respect to any settlement of a General Unsecured Claim that is settled for an Allowed General Unsecured Claim in excess of Five Million Dollars ($5,000,000). In the event the Post-Effective Date Committee does not consent to any such Claim settlement, the Reorganized Debtors will have the right to seek approval of such Claim settlement by the Bankruptcy Court pursuant to Bankruptcy Rule 9019. Upon request, the Debtors or the Reorganized Debtors will also provide the Post-Effective Date Committee with a spreadsheet of all General Unsecured Claims, which will include the filed Claim amounts and any objections asserted thereto.

6.	No Distributions Pending Allowance

No payment or distribution provided under the Plan will be made on account of a Disputed Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.	Disputed Claims Reserve

There will be withheld from the New Membership Interests and New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Membership Interests and New Unsecured Notes that would be distributable to Disputed General Unsecured Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). There will also be withheld Cash an amount that would be distributable to any Disputed Convenience Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). In addition, the New Unsecured Notes Reserve will be withheld from the New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims pending resolution of distribution to holders of Allowed Convenience Claims in accordance with Section 5.8 of the Plan. The Disbursing Agent will hold in the Disputed Claims Reserve all dividends, payments, and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions will be held for the benefit of (i) holders of Disputed General Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed, (ii) holders of New Unsecured Notes pending resolution of distributions to holders of Allowed Convenience Claims, (iii) holders of Disputed Convenience Claims against any of the Debtors whose Claims are subsequently Allowed, and (iv) other parties entitled thereto hereunder.

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The Debtors intend to seek a determination by the Bankruptcy Court of the estimated amount (either on an individual or aggregate basis) of Disputed General Unsecured Claims and the Disputed Convenience Claims for purposes of determining the amount of the Disputed Claims Reserve attributable to such Disputed Claims. The New Membership Interests held in the Disputed Claims Reserve pursuant to Section 7.7 of the Plan will be deemed voted by the Disbursing Agent proportionally in the same manner as any outstanding New Membership Interests held by parties other than the Disbursing Agent are voted. The Disbursing Agent will be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes. To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will distribute to the holder thereof the distribution, if any, of the New Membership Interests and New Unsecured Notes to which such holder is entitled hereunder out of the Disputed Claims Reserve. To the extent that a Disputed Convenience Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the Disputed Claims Reserve. No interest will be paid with respect to any Disputed Convenience Claim or any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

Once all distributions have been made to holders of Allowed Convenience Claims, that portion of the New Unsecured Notes Reserve equal the New Unsecured Notes Reserve less the Convenience Claims Distribution Amount will be distributed to holders of the New Unsecured Notes, Pro Rata.

In the event the New Membership Interests and New Unsecured Notes remaining in the Disputed Claims Reserve will be insufficient to satisfy all the Disputed Claims that have become Allowed and are due to be satisfied with distributions from the Disputed Claims Reserve on any Distribution Date, such Disputed Claims will be satisfied Pro Rata from the Disputed Claims Reserve. After all New Membership Interests and New Unsecured Notes have been distributed from the Disputed Claims Reserve, no further distributions will be made in respect of Disputed Claims. At such time as all Disputed Claims have been resolved, any remaining New Membership Interests and New Unsecured Notes in the Disputed Claims Reserve will be released from the Disputed Claims Reserve for distribution in accordance with Section 4.7 and 5.8 of the Plan.

8.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtors are party will be deemed rejected except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Assumed Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iv) is specifically designated on the Schedule of Assumed Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, (v) is specifically designated on the Schedule of Rejected Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, or (vi) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date. The Debtors reserve the right the modify the treatment of any particular executory contract or unexpired lease pursuant to the Plan, and any such modification will be reasonably acceptable to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

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Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections, assumptions, and assumptions and assignments provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to the Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed or assumed and assigned will include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases or Schedule of Assumed Aircraft Leases.

Notwithstanding anything to the contrary contained in the Plan, subject to the terms and conditions of the Milestone Term Sheet as approved by the Bankruptcy Court, on the Effective Date, (i) the Milestone Committed Aircraft Lease Agreements will be assumed and will vest in and be fully enforceable against applicable Reorganized Debtor; (ii) any guarantee agreement or other Definitive Restructuring Document (as defined in the Milestone Term Sheet) that is not an executory contract, will be reinstated pursuant to section 1123(a)(2) of the Bankruptcy Code and will vest in and be fully enforceable against the applicable Reorganized Debtor; and (iii) the Milestone Incremental Aircraft Lease Agreements will vest in and be fully enforceable against the applicable Reorganized Debtor.

2.	Determination of Cure Disputes and Deemed Consent

The Debtors will file, as part of the Plan Supplement, the Schedule of Assumed Contracts and Leases and the Schedule of Assumed Aircraft Leases, which, if and where applicable, will indicate whether the executory contract or lease is also being assigned and to whom, and will simultaneously serve a Cure Notice on parties to executory contracts or unexpired leases to be assumed or, if applicable, assigned, reflecting the Debtors’ intention to assume or assume and assign the contract or lease in connection with the Plan and, where applicable, setting forth the proposed Cure Amount (if any).

With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date will be the Cure Amount set in the Cure Notice. The Cure Amount will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease.

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If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute will be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, will be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and will be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

3.	Rejection

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or on the Schedule of Rejected Aircraft Leases or order of the Bankruptcy Court. The Confirmation Order will constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases, the Schedule of Rejected Contracts and Leases, and Schedule of Rejected Aircraft Leases.

4.	Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors will not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors will not indemnify any person for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence, or willful misconduct. All such obligations will be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and will continue as obligations of the Reorganized Debtors.

5.	Compensation and Benefit Plans

The Debtors will file, as part of the Plan Supplement, the Schedule of Assumed Compensation and Benefit Plans. Unless otherwise provided in the Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, in each case to the extent specifically listed on the Schedule of Assumed Compensation and Benefit Plans, are deemed to be, and will be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. Any such policy, plan, or program not specifically listed on the Schedule of Assumed Compensation and Benefit Plans will be deemed rejected. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

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6.	Insurance Policies

All insurance policies to which any Debtor is a party as of the Effective Date will be deemed to be and treated as executory contracts, will be assumed by the applicable Debtor, and will vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

7.	Reservation of Rights

The Debtors may amend the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, and the Schedule of Rejected Aircraft Leases and any Cure Notice through 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and /or (ii) amend the proposed Cure; provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices will be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. For the avoidance of doubt, any such amendments shall be reasonably acceptable in all respects to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

Except as otherwise provided in the Plan, or in a previously entered order of the Bankruptcy Court, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, will have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Conditions Precedent to the Occurrence of the Effective Date

1.	Conditions Precedent to the Effective Date

The Effective Date will not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of the Plan:

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•	the Plan Documents are reasonably acceptable in all respects to (a) the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and (b) the Individual Creditor Parties and the Milestone Parties, solely to the extent and under the circumstances provided for pursuant to Section 2(b) of the Plan Support Agreement; provided, however, any Plan Documents regarding organizational and governance matters of the Reorganized Debtors and Reorganized CHC, including, without limitation, the Reorganized CHC Operating Agreement, the Registration Rights Agreement, the Amended Certificate of Incorporation and the Amended By-Laws, shall be acceptable in all respects to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties);

•	the Debtors maintain unrestricted cash liquidity (i.e., cash, cash equivalents and unrestricted availability under any financing arrangement for general working capital purposes), without regard to the proceeds from the Rights Offering, in the amount set forth on Schedule 6(a)(xix) of the Plan Support Agreement (after accounting for payments to be made in connection with the Effective Date), or such lesser amount as reasonably determined by the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee;

•	the Plan Support Agreement is in full force and effect;

•	the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;

•	the Bankruptcy Court has entered the Confirmation Order and it is a Final Order, and which order is in all respects reasonably acceptable to the Debtors, Requisite Plan Sponsors and the Creditors’ Committee and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties;

•	all Restructuring Expenses have been paid in accordance with Section 5.21 of the Plan

•	all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

•	the Confirmation Order has been recognized by the Canadian Court pursuant to the Canadian Recognition Proceeding; and

•	the Cayman Proceedings have been completed.

2.	Waiver of Conditions Precedent

Each of the Conditions Precedent to the occurrence of the Effective Date may be waived subject to the written consent, which shall not be unreasonably withheld, of the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and, to the extent such waiver (i) materially, adversely, disproportionately, and directly impacts the treatment of any Claims of the Individual Creditor Parties, the consent of the Individual Creditor Parties, which shall not be unreasonably withheld, and (ii) materially and directly impacts the rights, interests of the Milestone Parties under the Milestone Term Sheet (including any agreements contemplated therein or related thereto) and the PK Financing Documents, the consent of Milestone, which shall not be unreasonable withheld. If any such condition precedent is waived pursuant to Section 902 of the Plan and the Effective Date occurs, each party agreeing to waive such condition precedent will be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.19 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

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The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) will be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order will take effect immediately upon its entry.

I.	Effect of Confirmation

1.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan will bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

2.	Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, will vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.	Discharge of Claims Against and Interests in the Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

4.	Term of Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

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5.	Injunction Against Interference with Plan

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective successors and assigns and present and former affiliates, employees, agents, officers, directors, and principals, will be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

6.	Plan Injunction

Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained in the Plan shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan and the Plan Documents and the Cayman Proceedings.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Section 10.6 of the Plan.

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7.	Releases

(a)	Releases by the Debtors.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 of the Plan, the Disclosure Statement, the Rights Offering, the Support Agreements, and the Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.

(b)	Releases by Holders of Claims and Interests.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Plan Documents, and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 Cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or in the Confirmation Order, as an integral component of the Plan, the Released Parties are deemed forever released and discharged by the Releasing Parties, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 of the Plan, the Disclosure Statement, the Rights Offering, the Support Agreements, and the Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.

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8.	Exculpation

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Rights Offering, the Support Agreements, the transactions contemplated by Section 5.2 of the Plan, the Plan and all related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

9.	Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to the Plan.

10.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.	Waiver of Certain Avoidance Actions

On the Effective Date, the Reorganized Debtors will be deemed to waive and release all Avoidance Actions against non-insider trade vendors and employees of Reorganized CHC as of the Effective Date.

12.	Retention of Causes of Action and Reservation of Rights

Except as expressly provided in Section 10.11 of the Plan, and subject to Sections 10.7, 10.8, and 10.9 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.7, 10.8, and 10.9 of the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

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13.	Ipso Facto and Similar Provisions Ineffective

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the issuance, or mandatory conversion of the New Second Lien Convertible Notes; (e) any change of control resulting from the Cayman Proceedings; or (f) the Restructuring.

J.	Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

•	to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

•	to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

•	to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

•	to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order and pursuant to the Cayman Proceedings;

•	to consider, if necessary, Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

•	to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

•	to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

•	to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

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•	to hear and determine all Professional Fee Claims;

•	to resolve disputes concerning Disputed Claims and any reserves with respect to Disputed Claims or the administration thereof;

•	to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the Support Agreements, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

•	to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release, exculpation, or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following the occurrence of the Effective Date;

•	to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

•	to hear and determine any disputes with the Post-Effective Date Committee as provided in the Plan;

•	to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

•	to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

•	to hear and determine any disputes arising in connection with the interpretation, implementation, or enforcement of any Postpetition Aircraft Agreement;

•	to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

•	to recover all Assets of the Debtors and property of the Estates, wherever located; and

•	to enter a final decree closing each of the Chapter 11 Cases.

K.	Miscellaneous Provisions

1.	Amendments

(a)	Plan Modifications

The Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan will be deemed to have accepted the Plan as amended, modified, or supplemented.

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(b)	Certain Technical Amendments

Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Plan Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under the Plan.

2.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors, subject to the consent rights set forth in, and the terms and conditions of, the Plan Support Agreement. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void; and (c) nothing contained in the Plan will (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

3.	Dissolution of Creditors’ Committee

Except to the extent provided in the Plan, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors and agents, will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee will continue in existence and have standing and a right to be heard for the following limited purposes: (1) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (2) any appeals of the Confirmation Order, (3) any appeals to which the Creditors’ Committee is a named party; (4) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party; and (5) responding to creditor inquiries for fourteen (14) days following the Effective Date. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee will be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents will terminate.

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4.	Post-Effective Date Committee

So long as the Creditors’ Committee does not terminate its obligations under the Plan Support Agreement, a Post-Effective Date Committee will be formed on the Effective Date, with its rights as set forth in Section 7.5 of the Plan. The Post-Effective Date Committee will consist of three (3) members appointed by and from the Creditors’ Committee and may adopt by-laws governing its conduct. The Reorganized Debtors will reimburse the Post-Effective Date Committee and its members (in such capacity) for reasonable and documented fees and out-of-pocket expenses, subject to the Post-Effective Date Committee Fee Cap. Unless the Post-Effective Date Committee votes to disband earlier, the existence of the Post-Effective Date Committee, and all rights and powers associated therewith, will terminate on the date on which all Disputed General Unsecured Claims have been resolved.

5.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, including pursuant to the transactions contemplated by Section 5.2 of the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and any transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, will not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. In furtherance thereof, and to the fullest extent permitted by applicable law, any such issuance, transfer, or exchange will constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code.

6.	Payment of Statutory Fees

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code will be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee will be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors will continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors will remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

7.	Severability

Subject to Section 5.19 of the Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with Section 12.7 of the Plan, is valid and enforceable pursuant to its terms.

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8.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

9.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

10.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan will be binding on and will inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

VII.
Post-Reorganization

A.	Reorganized CHC

1.	Business

The below description of the Reorganized CHC’s business is presented on a pro forma basis after giving effect to the consummation of the Plan.

(a)	Overview

Reorganized CHC is a [new Cayman Islands limited liability company] that will function as the parent company for the reorganized company (“Reorganized CHC Group”). Reorganized CHC Group will continue to consist of two main operating segments: (i) Helicopter Services; and (ii) MRO. Reorganized CHC Group expects to keep its senior management headquartered in Irving, Texas, and will also continue to maintain bases on six continents with major operations in the North Sea, Brazil, Australia, and several locations across Africa, Eastern Europe, and South East Asia.

(b)	Fleet

As of the Effective Date Reorganized CHC Group will maintain a restructured fleet of approximately 130 helicopters, which are primarily medium (8 to 15 passengers) and heavy (16 to 26 passengers) helicopters. Of the helicopters in the fleet, Reorganized CHC Group will own a portion and lease the remainder from various third-party lessors, including the Milestone Parties. Since the Petition Date, Debtors have entered into, and the Court has approved, six (6) interim restructuring term sheets with various lessors to restructure the lease terms related to twenty-three (23) different helicopters. See Docket Nos. 566–68, 735–36, and 959.

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2.	Capital Structure

Reorganized CHC Group’s capital structure will consist of: [(i) the Exit Revolving Credit Facility], (ii) $464.1 million in New Second Lien Convertible Notes that, on an as-converted basis, will represent 85.4% of the New Membership Interests of Reorganized CHC (on a fully-diluted basis but prior to dilution on account of the Management Incentive Plan), (iii) the Amended and Restated ABL Credit Facility, (iv) up to $37.5 million, less the amount of the Convenience Claim Distribution Amount, in New Unsecured Notes, (v) the $150 million PK Financing Facility (if applicable); and (vi) New Membership Interests.

3.	Corporate Governance, Board, and Management

On the Effective Date, the initial board of Reorganized CHC will have five (5) members, which will consist of: (a) the Chief Executive Officer, Karl Fessenden; (b) three (3) managers selected by the Requisite Plan Sponsors after consultation with the Chief Executive Officer; and (c) one (1) independent manager selected by the Requisite Plan Sponsors after consultation with the Creditors’ Committee and the Individual Creditor Parties. The composition of the board of directors or mangers of each Reorganized Debtor will be disclosed prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code.

VIII.
Projections and valuation analysis

A.	Estimated Valuation of the Reorganized Debtors

[Valuation Section to be provided.]

B.	Consolidated Projected Financial Statements

As more fully described in Section XIV of this Disclosure Statement, the Bankruptcy Code permits a debtor’s chapter 11 plan to be confirmed only if it is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, other than as provided for in its plan. This requirement of section 1129(a)(11) of the Bankruptcy Code is known as the “feasibility” requirement.

For purposes of determining whether the Plan meets this requirement, the Debtors and their advisors have analyzed the Debtors’ ability to meet their obligations under the Plan on a going-forward basis post-Effective Date. As more fully described in the Debtors’ consolidated business projections attached hereto as Exhibit H, the analysis performed by the Debtors with the assistance of CDG shows the Debtors’ Plan is not likely to be followed by a liquidation or need for further financial reorganization.

C.	Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Codes requires that in order to confirm a plan, each holder of a claim or interest against the debtor must either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. In order to demonstrate that the Debtors’ Plan meets this requirement, a liquidation analysis was performed by CDG in coordination with the Debtors and the Debtors’ other professionals and is attached hereto as Exhibit G. Based on this analysis, the Debtors submit that each Impaired Class will receive under the Plan a recovery equal to or greater than the value such Class would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

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IX.
Securities Law Matters

A.	New Second Lien Convertible Notes, New Unsecured Notes, and New Membership Interests

Detailed summaries of the New Second Lien Convertible Notes, New Unsecured Notes, and New Membership Interests are provided in Sections V.L.2, V.L.3, and V.L.5 of this Disclosure Statement.

B.	Transfer Restrictions and Consequences Under Federal Securities Laws

The securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act or any securities regulatory authority of any state under any state securities law. The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. Neither this Disclosure Statement nor the Plan was required to be prepared in accordance with federal or state securities laws or other applicable nonbankruptcy law. Neither this Disclosure Statement nor the solicitation contemplated herein constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized. Making investment decisions based on the information contained in this Disclosure Statement or the Plan is therefore highly speculative.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate. In reliance upon this exemption, the New Membership Interests and New Unsecured Notes issued under the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. In addition, the offer and sale, as applicable of the Subscription Rights, New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversion thereof) pursuant to the Rights Offering and to the Backstop Parties under the Backstop Agreement (including the New Second Lien Convertible Notes comprising the Put Option Premium) is being made in reliance on section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

The New Membership Interests and New Unsecured Notes issued pursuant to the Section 1145 exemption may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. All New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversion thereof) issued pursuant to the exemption from registration set forth in section 4(a)(2) under the Securities Act and Regulation D will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rules 144 and 144A of the Securities Act. In any case, recipients of new securities issued under the Plan and pursuant to the Rights Offering are advised to consult with their own legal advisors as to the securities laws governing the transferability of any such securities and the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

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Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such issuer of the securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by such statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions. However, Reorganized CHC does not presently intend to make publicly available the requisite current information regarding Reorganized CHC, and as a result Rule 144 may not be available for resale of the securities issued under the Plan by Persons deemed to be underwriters. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell securities issued under the Plan. Accordingly, the Debtors recommend that potential recipients of such securities consult their own counsel concerning their ability to freely trade such securities.

C.	Listing; SEC Filings

Reorganized CHC intends to withdraw its SEC registration before, on, or following the Effective Date of the Plan and cease filing periodic reports with the SEC and terminate any listings of its securities on any national securities exchanges.

D.	Legends

Certificates evidencing the New Second Lien Convertible Notes received by participants in the Rights Offering or pursuant to the Backstop Agreement will bear a legend substantially in the form below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

X.
Certain Risk Factors to be Considered

Prior to voting to accept or reject the Plan, holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

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A.	Certain Bankruptcy Law Considerations

1.	Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court in accordance with the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The Bankruptcy Code requires that a plan of reorganization comply with certain requirements (including, but not limited to, the requirements of section 1129 of the Bankruptcy Code) for a plan of reorganization to be confirmed. The Bankruptcy Court may determine that one or more of those requirements is not satisfied with respect to the Debtors’ Plan. If the Bankruptcy Court were to make such a determination, the Debtors could be required to restart the solicitation process. In such a situation, the Debtors could be required to (i) seek approval of a new disclosure statement, (ii) solicit or re-solicit votes from holders of Claims and/or Interests, as applicable, and/or (iii) seek confirmation of the newly-proposed plan of reorganization.

Further, denial of confirmation of the Plan by the Bankruptcy Court could give rise to a right of the Consenting Creditor Parties to terminate the Plan Support Agreement. If such a termination were to occur, the Debtors’ efforts to reorganize would be delayed and possibly jeopardized. Additionally, should the Plan fail to be approved, confirmed, or consummated, non-Debtor parties-in-interest may file alternative plans of reorganization pursuant to section 1121 of the Bankruptcy Code, and the Debtors would be responsible for paying the Put Option Premium in Cash.

2.	Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. As discussed below, if the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged. It is a termination event under the Plan Support Agreement if the Effective Date does not occur by March 17, 2017, and such termination would result in the Debtors’ payment of the Put Option Premium in Cash.

3.	Conversion into Chapter 7 Cases

If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors and/or the Debtors, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ Assets for distribution in accordance with the priorities established by the Bankruptcy Code. As further described in Exhibit G hereto, the Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to the Debtors’ creditors than those provided for in the Plan. Further, conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code would entitle the Consenting Creditor Parties to terminate the Plan Support Agreement.

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B.	Risks in Connection with the Plan Support Agreement

1.	Termination of the Plan Support Agreement

The Plan Support Agreement may be terminated upon the occurrence of a number of termination events (each, a “Plan Support Agreement Termination Event”) as more specifically set forth in the Plan Support Agreement. If a Plan Support Agreement Termination Event occurs and the Plan Support Agreement is terminated, all obligations of the parties to the Plan Support Agreement shall terminate (except as specifically provided in the Plan Support Agreement).

Furthermore, upon termination of the Plan Support Agreement, any party to the Plan Support Agreement shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take if it not entered into the Plan Support Agreement, and none of its rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel. Without the commitment provided by the Consenting Creditor Parties to vote in favor of the Plan, the Debtors may not be able to secure sufficient votes in favor of the Plan for confirmation.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ projections and feasibility analysis, and the variation may be material.

The aggregate amount of Allowed Convenience Claims remains to be determined, but it is anticipated that the amount of Allowed Convenience Claims will exceed the Convenience Claim Distribution Amount. In addition, the number of holders of Allowed General Unsecured Claims that choose to “opt in” to the Convenience Class, in accordance with the Plan, will not be known until after Ballots are received, and such “opt-in” Convenience Claims could significantly reduce distributions to all holders of Allowed Convenience Claims. Therefore, the actual amount of Allowed Convenience Claims may vary from the Debtors’ estimations and analysis, and the variation may be material.

2.	The Financial Projections are Based on Significant Assumptions

The Financial Projections (attached hereto as Exhibit H) were not compiled, audited, or examined by independent accountants, and neither of the Debtors nor their non-debtor affiliates make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results. Many of the assumptions underlying the projections are subject to significant uncertainties and are beyond the control of the Debtors, including sales, costs, inflation, the volatile nature of the helicopter flight services and repair market and other unanticipated market, competitive and economic conditions. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. Projections, while presented with numerical specificity, are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may be inaccurate in a material respect. Therefore, the actual results achieved may vary significantly from the forecasts, and the variations may be material. If the Debtors do not achieve their projected financial results, the Debtors may lack sufficient liquidity to continue as planned after the Effective Date. Moreover, the financial condition and results of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

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3.	Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in CHC Parent’s SEC filings, incorporated by reference herein, including:

•	The risk factors in the section titled “Item 1A. Risk Factors” in CHC Parent’s Annual Report on Form 10-K for the fiscal year ended April 30, 2016, filed with the SEC on July 15, 2016; and

•	Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2016, filed with the SEC on September 14, 2016.

The risks associated with the Debtors’ business and industry described in SEC filings of CHC Parent include, but are not limited to, the following:

•	risk of direct financial impact attributable to a significant safety or other hazardous incident;

•	risk of significant safety or other hazardous incident could negatively impact ability to attract and retain customers;

•	significant decline in the level activity in the offshore oil and gas industry;

•	highly competitive and cyclical nature of the helicopter flight services and helicopter repair industries;

•	risk associated with small number of helicopter manufacturers;

•	limited ability to obtain financing and pursue business opportunities because of debt level;

•	need for capital upgrades and refurbishment, and reliance on secondary market for sale of old aircraft and related parts;

•	maintenance costs of both operating and idle aircraft;

•	credit risk relating to nonperformance by customers;

•	risks relating to operating in international locations;

•	foreign currency risk;

•	risks associated with the high levels of regulation in the helicopter flight services industry and the helicopter MRO industry; and

•	political, regulatory, commercial and economic uncertainty associated with operating a global business.

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4.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding indebtedness of approximately $[•], which includes amounts under the [Exit Revolving Credit Facility,] the Amended and Restated ABL Credit Facility, the PK Financing Facility (if applicable), the New Second Lien Convertible Notes, and the New Unsecured Notes, of which approximately $[•] is expected to be secured. The New Second Lien Convertible Notes will convert at maturity and not bear or pay interest other than in connection with an event of default. Upon the conversion of all of the New Second Lien Convertible Notes into New Membership Interests, the Reorganized Debtors will have approximately $[•] in total outstanding indebtedness, of which approximately $[•] is expected to be secured. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

5.	Foreign Customers and Creditors

The Debtors’ customers may not be subject to the jurisdiction of U.S. courts and may attempt to terminate their contracts with the Debtors or take actions against the Debtors’ Assets in contravention of U.S. bankruptcy law or orders of the Bankruptcy Court. Any such termination or renegotiation of contracts, unfavorable costs increases, or loss of revenue could have a material adverse impact on the Debtors’ financial condition and results of operations.

D.	Risks Relating to the Securities to Be Issued Under the Plan

1.	No Current Public Market for Securities

There is currently no market for the New Membership Interests, the New Second Lien Convertible Notes, or the New Unsecured Notes, and there can be no assurance as to the development or liquidity of any market for any such securities.

The Reorganized Debtors are under no obligation to list any of the above securities on any national securities exchange. Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

2.	Limitation of Rights in the Event of a Public Offering

Although Reorganized CHC will enter into a registration rights agreement with the holders of the New Second Lien Convertible Notes, providing such parties with certain rights, after an initial public offering of the New Membership Interests of Reorganized CHC (or equity securities of a successor entity), that will facilitate the registration of the New Second Lien Convertible Notes held by them, along with the underlying New Membership Interests, under the Securities Act to allow for the resale of such securities, such rights will be limited.

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3.	Insufficient Cash Flow to Meet Debt Obligations

On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total outstanding indebtedness of approximately $[•], which includes amounts under the [Exit Revolving Credit Facility,] the Amended and Restated ABL Credit Facility, the PK Financing Facility (if applicable), the New Second Lien Convertible Notes, and the New Unsecured Notes, of which approximately $[•] is expected to be secured. Upon conversion of all of the New Second Lien Convertible Notes into New Membership Interests, the Reorganized Debtors will have approximately $[•] of total outstanding indebtedness, of which approximately $[•] is expected to be secured. If the Debtors’ actual financial performance does not meet their cash flow projections and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on such debt, and may default on those obligations.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year due to the cyclical nature of the helicopter and offshore drilling industries. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors, such as oil and natural gas prices, economic and financial conditions in the offshore drilling industry and the oil and gas industry, as well as the global economy or competitive initiatives of competitors, are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•	refinancing or restructuring debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations, or to obtain alternative financing, could materially and adversely affect the Reorganized Debtors’ ability to make payments on their debt obligations and their business, financial condition, results of operations, and prospects.

4.	The New Second Lien Convertible Notes May Be Issued for a Purchase Price of Less than $300 Million

So long as the Backstop Parties have provided their Backstop Commitments at an aggregate purchase price of at least $250 million for the New Second Lien Convertible Notes (representing an aggregate principal amount of approximately $361.1 million of New Second Lien Convertible Notes to be issued), taking into account the fulfillment of the obligation to satisfy Unfulfilled Backstop Commitments and any other replacement due to any Backstop Party default, the Debtors may elect to still consummate the transactions contemplated by the Backstop Agreement and the Plan and issue New Second Lien Convertible Notes for an aggregate purchase price of less than $300 million. Consequently, the Debtors would have access to less liquidity.

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5.	The outstanding indebtedness may adversely affect Reorganized CHC’s financial health and operating flexibility

The terms of the [Exit Revolving Credit Facility], PK Financing Facility (if applicable), and the Amended and Restated ABL Credit Facility may require the Reorganized Debtors to take, or refrain from taking, certain actions in order to satisfy certain customary affirmative and negative covenants and to meet certain financial ratios and tests, including ratios and tests based on leverage and fixed charge coverage. For example, these covenants and other restrictions may limit the ability of the Reorganized Debtors to, among other things, incur indebtedness, create Liens on assets, sell assets, manage cash flows, transfer assets to other subsidiaries, engage in mergers and acquisitions, enter into transactions with affiliates and make distributions to equity holders. These covenants and other restrictions may adversely affect the financial health and operating flexibility of the Reorganized Debtors by, among other things: (a) limiting the Reorganized Debtors’ ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of business strategies, development, or other purposes; (b) limiting the Reorganized Debtors’ ability to use operating cash flows in other areas of the business or to pay dividends; (c) increasing the vulnerability of the Reorganized Debtors to general adverse economic and industry conditions, including increases in interest rates; (d) limiting the Reorganized Debtors’ ability to capitalize on business opportunities, reinvest in or develop the Reorganized Debtors’ assets, and react to competitive pressures and adverse changes in government regulations; (e) limiting the Reorganized Debtors’ ability, or increasing the costs, to restructure funded indebtedness; (f) limiting the Reorganized Debtors’ ability to enter into marketing transactions by reducing the number of potential counterparties to such transactions as well as the volume of those transactions; and (g) giving secured lenders the ability to foreclose on assets.

6.	Inability to Repurchase the New Unsecured Notes

Under the terms of the indenture governing the New Unsecured Notes (the “New Unsecured Notes Indenture”) and the terms of the indenture governing the New Second Lien Convertible Notes (the “New Second Lien Convertible Notes Indenture” and, together with the New Unsecured Notes Indenture, the “New Indentures”), Reorganized CHC may, at the holder’s option, be required to repurchase all or a portion of the New Unsecured Notes in the event of a change of control, as defined in the New Indentures.

In addition, under the terms of the New Indentures, upon the acceleration of the New Second Lien Convertible Notes and New Unsecured Notes (together, the “New Notes”), following the occurrence of any event of default provided therein, the principal amounts thereof, plus accrued but unpaid interest at the default rates set forth therein, as applicable, will become immediately due and payable in Cash to the holders thereof.

Reorganized CHC and the other Reorganized Debtors may not have sufficient funds to make the required payments described above.

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7.	Reorganized CHC Will be a Holding Company

Upon the Effective Date, Reorganized CHC will be a holding company, and as such, will conduct its operations through, most of its assets will be owned by, and its operating income and cash flow will be generated by, its subsidiaries. Therefore, Reorganized CHC will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations, including the obligation to repurchase all or a portion of the New Unsecured Notes in the event of a change of control, as defined in the New Unsecured Notes Indenture, or to pay the amounts due and payable in upon acceleration of the New Notes following the occurrence of an event of default thereunder. Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized CHC’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations. Applicable tax laws may also subject such payments to further taxation. The inability to obtain cash from its subsidiaries may limit Reorganized CHC’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

8.	The New Notes Will be Structurally Subordinated to all Indebtedness of Non-Guarantor Subsidiaries

The New Notes will be guaranteed by each of Reorganized CHC’s direct and indirect subsidiaries existing on the Effective Date that guarantee the indebtedness under the [Exit Revolving Credit Facility Documents or any other document necessary to effectuate the treatment of the Revolving Credit Agreement Claims]. Except for such subsidiary guarantors of the New Notes, Reorganized CHC’s subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the New Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Therefore, the New Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before holders of the New Notes would be entitled to any payment out of such subsidiary’s assets.

9.	Restrictions on Ability to Resell New Second Lien Convertible Notes

The offer and sale of the New Second Lien Convertible Notes (and the guarantees thereof) and the New Membership Interests to be received upon conversion thereof have not been registered under the Securities Act or any state securities laws. Absent such registration, the New Second Lien Convertible Notes may be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws. These restrictions will significantly limit holders’ ability to resell the New Second Lien Convertible Notes.

10.	Insufficiency of Proceeds from Collateral Securing the [Exit Revolving Credit Facility], New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, or the PK Financing Facility

The obligations under the [Exit Revolving Credit Facility] will be secured, subject to certain exceptions and permitted liens, on a first-priority basis by security interests in substantially all assets of the Reorganized Debtors. The New Second Lien Convertible Notes will be secured, subject to certain exceptions and permitted liens, on a second-priority basis, by security interests in substantially all of the Reorganized Debtors’ assets. The Amended and Restated ABL Credit Facility and the PK Financing Facility (if applicable) will each be secured, subject to certain exceptions and permitted Liens, on a first-priority basis by security interests in certain specific aircraft and related assets.

In the event of a foreclosure on collateral (or a distribution in respect thereof in a subsequent bankruptcy or insolvency proceeding), the proceeds from a sale of collateral securing the [Exit Revolving Credit Facility] or the New Second Lien Convertible Notes may not be sufficient to satisfy the obligations outstanding under [the Exit Revolving Credit Facility or] such New Second Lien Convertible Notes.

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In the event of a foreclosure on collateral (or a distribution in respect thereof in a subsequent bankruptcy or insolvency proceeding), the proceeds from a sale of collateral securing the New Second Lien Convertible Notes may not be sufficient to satisfy the obligations outstanding under such New Second Lien Convertible Notes because the proceeds would, under the [New Intercreditor Agreement], first be applied to satisfy the Reorganized Debtors’ obligations under the [Exit Revolving Credit Facility]. Only after all of the obligations under the [Exit Revolving Credit Facility] have been satisfied will proceeds from the collateral on which the New Second Lien Convertible Notes have a second-priority lien be applied to satisfy the Reorganized Debtors’ obligations under the New Second Lien Convertible Notes.

The collateral securing the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable) may be subject to exceptions, defects, encumbrances, liens, and other imperfections. Further, the Debtors have not conducted appraisals of all of their assets constituting collateral securing the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable) to determine if the value of the collateral upon foreclosure or liquidation equals or exceeds the amount of the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility or such other obligation secured by the collateral. Accordingly, it cannot be assured that the remaining proceeds from a sale of the collateral would be sufficient to repay holders of the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable) all amounts owed under such debt facilities. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the offshore drilling industry, the ability to sell collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, and the timing and manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the Reorganized Debtors’ obligations under the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable), in full or at all. Further, proceeds of the collateral may only be applied to the New Second Lien Convertible Notes after first satisfying the obligations under the [Exit Revolving Credit Facility] in full. There can also be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable).

11.	Failure to Perfect Security Interests in the Collateral

The failure to properly perfect Liens on the collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the collateral for the benefit of the holders of the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the PK Financing Facility, and the Amended and Restated ABL Credit Facility. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or Lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that Reorganized CHC will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The applicable trustee and collateral agent have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the Liens thereon or of the priority of the Liens securing the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, and the Amended and Restated ABL Credit Facility against third parties.

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12.	Limitations on Rights of Holders of New Second Lien Convertible Notes with Respect to the Collateral

The rights of the holders of the New Second Lien Convertible Notes with respect to the collateral securing such New Second Lien Convertible Notes are expected to be substantially limited by the terms of the Lien ranking agreements set forth in the New Second Lien Convertible Notes Indenture and the [New Intercreditor Agreement], even during an event of default. It is expected that, under the New Convertible Secured Indenture and the [New Intercreditor Agreement], at any time that obligations that have the benefit of the higher priority Liens are outstanding, any actions that may be taken with respect to (or in respect of) such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the Lien of, and waivers of past defaults under, such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority Liens, and the holders of the New Second Lien Convertible Notes Indenture secured by second-priority Liens may be adversely affected. It is expected that, under the terms of the [New Intercreditor Agreement], at any time that obligations that have the benefit of the first-priority Liens on the collateral are outstanding, if the holders of such indebtedness release the collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to the Exit Revolving Credit Facility), the second-priority security interests in such collateral securing the New Second Lien Convertible Notes will be automatically and simultaneously released without any consent or action by the holders of the New Second Lien Convertible Notes, subject to certain exceptions. The collateral so released will no longer secure the Reorganized Debtors’ obligations under the New Second Lien Convertible Notes and the related guarantees.

13.	Casualty Risk of Collateral

Reorganized CHC will be obligated under the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and, if applicable, the PK Financing Facility collateral agreements governing the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility, if applicable, to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate Reorganized CHC and the other Reorganized Debtors fully for their losses. If there is a total or partial loss of any of the pledged collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of Reorganized CHC and the other Reorganized Debtors, including the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable).

14.	Risk of Recharacterization of New Second Lien Convertible Notes

Recharacterization of a debt obligation to a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Second Lien Convertible Notes to be a bona fide debt obligation that is not subject to recharacterization, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

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15.	The New Second Lien Convertible Notes and the New Unsecured Notes May Not Be Rated or May Receive a Lower Rating than Anticipated

It is not expected that Reorganized CHC will seek a rating on the New Second Lien Convertible Notes or the New Unsecured Notes. If, however, one or more rating agencies rates the New Second Lien Convertible Notes and/or the New Unsecured Notes and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Second Lien Convertible Notes, the New Unsecured Notes, and/or the New Membership Interests could be reduced.

16.	Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors

Any future pledge of collateral by the Reorganized Debtors in favor of their secured creditors, including pursuant to security documents delivered after the date of the definitive documents governing the Reorganized Debtors’ secured indebtedness, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable) to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

17.	Foreclosing on the Collateral May Be Difficult

The Reorganized Debtors’ aircraft operate worldwide and the respective laws of each jurisdiction where an aircraft is actually registered and/or located at the time the collateral agent may seek to enforce the aircraft mortgage or relevant security interest, as applicable will govern the foreclosure proceedings and distribution of proceeds. Such laws may vary significantly from jurisdiction to jurisdiction. Furthermore, all or some of those laws and procedures may be less favorable to mortgagees or holders of a security interest, as applicable, than those in other jurisdictions and may be less favorable than those applicable in the United States. The costs of enforcement in foreign jurisdictions, particularly if proceedings are ongoing simultaneously against any aircraft in different jurisdictions, can be high and can include fees based on the face amount of the mortgage or security interest, as applicable, being enforced. Foreign court proceedings can also be slow and have unexpected procedural hurdles. Priorities accorded Lien Claims and aircraft mortgages can vary in foreign jurisdictions, and some jurisdictions prefer certain local claimants (such as local suppliers of operating necessaries) to foreign claimants, such as the collateral agent or mortgagee or security interest holder. Additionally, whether or not a particular jurisdiction is a party or signatory to the Cape Town Convention on International Interests in Mobile Equipment may also affect the collateral agent’s ability to enforce mortgage or security interests, as applicable. Consequently there are no assurances that the collateral agent will be able to enforce any one or more of the aircraft mortgages or security interests, as applicable, covering aircraft that are located in certain jurisdictions outside the United States.

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18.	New Second Lien Convertible Notes Reportable as Equity for U.S. Federal Income Tax Purposes, Absent Contrary Guidance From the U.S. Internal Revenue Service or a Contrary Court Determination

Pursuant to the Plan, the New Second Lien Convertible Notes are required to be treated by all parties as equity for U.S federal income tax purposes (that is not preferred stock for purposes of section 305 of the Internal Revenue Code of 1986, as amended (the “Tax Code”)), subject to definitive guidance from the U.S. Internal Revenue Service (the “IRS”) or a court of competent jurisdiction to the contrary, and unless prohibited by applicable law. Accordingly, the New Second Lien Convertible Notes will generally be subject to the same treatment as the New Membership Interests for U.S. federal income tax purposes. Reorganized CHC will elect to be treated as a corporation for U.S. federal income tax purposes and, thus, the New Second Lien Convertible Notes and Membership Interests will be treated as “equity” interests in Reorganized CHC that would be classified as “stock” of Reorganized CHC for U.S. federal income tax purposes. In this regard, see Section X.E.6 — “Risks Relating to the New Membership Interests to be Issued Under the Plan” — “Potential Treatment as a Passive Foreign Investment Company or a Controlled Foreign Corporation for U.S. Federal Income Tax Purposes,” below. However, there can be no assurance that the IRS will not successfully assert a contrary position with respect to the U.S. federal income tax treatment of the New Second Lien Convertible Notes. In the event the New Second Lien Convertible Notes were held to be either (i) debt, rather than equity, for U.S. federal income tax purposes or (ii) preferred stock for purposes of section 305 of the Tax Code, the resulting U.S. federal income tax consequences could be materially adverse to a holder, including the required annual inclusion in income of any original issue discount (“OID”). For a discussion of the tax treatment of the New Second Lien Convertible Notes as “equity,” see Section XI.A.2(e) — “Tax Treatment of New Second Lien Convertible Notes as ‘Equity,’” below.

E.	Risks Relating to the New Membership Interests to Be Issued Under the Plan

1.	Significant Holders

The holders of Allowed Senior Secured Notes Claims, Allowed Unsecured Notes Claims, and Allowed General Unsecured Claims are expected to acquire a significant ownership interest in the New Membership Interests pursuant to the Plan. In particular, it is expected that (i) 79.5% of the New Membership Interests will be distributed Pro Rata to holders of Allowed Senior Secured Notes Claims, (ii) 8.9% of the New Membership Interests will be distributed Pro Rata to holders of Allowed Unsecured Notes Claims, and (iii) 11.6% of the New Membership Interests will be distributed Pro Rata to holders of Allowed General Unsecured Claims. These percentages are calculated prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan. Giving effect to dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date, but prior to dilution on account of the Management Incentive Plan), holders of Allowed Senior Secured Notes Claims, Allowed Unsecured Notes Claims, and Allowed General Unsecured Claims would be estimated to hold approximately 11.6%, 1.3%, and 1.7%, respectively, of the New Membership Interests. In addition, holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims who participate in the Rights Offering up to their maximum Pro Rata share, will acquire approximately 74.41% and 5.32%, respectively, of the New Membership Interests upon conversion of the New Second Lien Convertible Notes, subject to dilution for the Management Incentive Plan. Holders of the New Membership Interests will automatically be bound by the terms of the Reorganized CHC Operating Agreement without any requirement to become a signatory thereto.

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If the participants in the Rights Offering, or any subset thereof, were to act as a group, such holders would be in a position to control the outcome of all actions requiring member approval, including the election of managers, without the approval of other members. Furthermore, holders of the New Second Lien Convertible Notes will be entitled immediately (i.e., prior to conversion) to certain rights with respect to the New Membership Interests (including, without limitation, voting rights and rights to participate in any dividends or other distributions on the New Membership Interests). For example, in the event an amendment requiring member approval is proposed to the Reorganized CHC Operating Agreement, such holders of New Second Lien Convertible Notes will be entitled to vote on the amendment, although they do not yet actually hold the underlying New Membership Interests. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized CHC and, consequently, have an impact upon the value of the New Membership Interests. In addition, as described in Section VII.A.3, the Requisite Plan Sponsors will be entitled to select three (3) managers after consultation with the Chief Executive Officer and one (1) independent manager after consultation with the Creditors’ Committee and the Individual Creditor Parties. It is further expected that the Reorganized CHC Operating Agreement could limit transfers of New Membership Interests by the holders thereof and could include other provisions related to the New Membership Interests, such as customary “drag along rights.”

2.	Potential Dilution

The ownership percentage represented by the New Membership Interests distributed on the Effective Date under the Plan will be subject to dilution from the New Membership Interests issued upon conversion of the New Second Lien Convertible Notes and issued in connection with the Management Incentive Plan and the conversion of any other options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by Reorganized CHC could adversely affect the value of the New Membership Interests issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

3.	Equity Interests Subordinated to Reorganized CHC’s Indebtedness

In any subsequent liquidation, dissolution, or winding up of Reorganized CHC, the New Membership Interests would rank below all debt Claims against Reorganized CHC, including the New Second Lien Convertible Notes (prior to mandatory conversion) and the New Unsecured Notes. As a result, holders of the New Membership Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of Reorganized CHC until after all Reorganized CHC’s obligations to its debt holders have been satisfied, including the [Exit Revolving Credit Facility,] the New Second Lien Convertible Notes, the Amended and Restated ABL Credit Facility, and the PK Financing Facility (if applicable) and consequently, there can be no assurance that there will be sufficient assets to warrant any distribution to holders of New Membership Interests.

4.	Implied Valuation of New Membership Interests Not Intended to Represent the Trading Value of the New Membership Interests

The valuation of Reorganized CHC is not intended to represent the trading value of New Membership Interests in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. If a market were to develop, actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market price of the New Membership Interests is likely to be volatile. Many factors, including factors unrelated to Reorganized CHC’s actual operating performance and other factors not possible to predict, could cause the market price of the New Membership Interests to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Membership Interests in the public or private markets.

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5.	No Intention to Pay Dividends

Reorganized CHC does not anticipate paying any dividends on the New Membership Interests as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Membership Interests will depend entirely upon any future appreciation in the value of the New Membership Interests. There is, however, no guarantee that the New Membership Interests will appreciate in value or even maintain their initial value. [Moreover, pursuant to the Exit Revolving Credit Facility, Reorganized CHC may actually be restricted from paying Cash dividends.]

6.	Potential Treatment as a Passive Foreign Investment Company or a Controlled Foreign Corporation for U.S. Federal Income Tax Purposes

Reorganized CHC will elect to be treated as a corporation for U.S. federal income tax purposes. Holders of New Membership Interests and New Second Lien Convertible Notes (which will be treated as “equity” of Reorganized CHC for U.S. federal income tax purposes, absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary, see Section XI.A.2(e) — “Tax Treatment of New Second Lien Convertible Notes as ‘Equity” below) could be adversely affected if Reorganized CHC or any of its subsidiaries is treated as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes. It is uncertain whether, as of the Effective Date, Reorganized CHC or any of its subsidiaries will be treated as a PFIC. The Debtors do not expect that, as of the Effective Date, Reorganized CHC or any of its subsidiaries will be treated as a CFC. Even if neither Reorganized CHC nor any of its subsidiaries is treated as a PFIC or CFC as of the Effective Date, there can be no assurance that Reorganized CHC or any of its subsidiaries will not later become a PFIC or CFC in the future. For a discussion of certain U.S. federal income tax consequences of Reorganized CHC being treated as a PFIC or CFC, see Section XI.A.2(f)(ii) — “Possible Treatment of Reorganized CHC as a Passive Foreign Investment Company or Controlled Foreign Corporation,” below.

F.	Risks Relating to the Rights Offering

1.	Debtors Could Modify the Rights Offering Procedures

Notwithstanding anything contained in this Disclosure Statement or in the Plan to the contrary, the Debtors reserve the right, with the approval of the Bankruptcy Court (if applicable), and the reasonable consent of the Creditors’ Committee and the Requisite Backstop Parties, to modify the procedures governing the Rights Offering or adopt additional detailed procedures if necessary in the Debtors’ business judgment to administer the distribution and exercise of the Subscription Rights more efficiently or to comply with applicable law. Such modifications may adversely affect the rights of those participating in the Rights Offering.

2.	Conditions Precedent to the Rights Offering Could Fail to be Satisfied

The obligation of the Backstop Parties to purchase their share of New Second Lien Convertible Notes pursuant to the Rights Offering and to fulfill the Backstop Commitment is subject to, among other things, the satisfaction of certain conditions precedent in the Backstop Agreement, including approval by the Bankruptcy Court of the Plan Support Agreement. If these conditions are not satisfied, the Rights Offering will not occur and the parties to the Backstop Agreement would have the right to terminate the Backstop Agreement, which would result in CHC Parent’s or Reorganized CHC’s, as applicable, payment of the Put Option Premium in Cash.

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G.	Risks Related to the Fleet

1.	Delivery of Helicopters

The Debtors’ fleet plan is intended to enhance the Debtors’ ability to operate optimum numbers of specific types of helicopters. In some cases, the helicopters the Debtors intend to operate are not yet in their fleet, but the Debtors have contractual commitments to purchase or lease such helicopters. If for any reason the Debtors and/or the Reorganized Debtors are unable to take delivery of particular types of new helicopters on contractually scheduled delivery dates, the Debtors and/or Reorganized Debtors may be adversely affected.

2.	Dependence on Technology

The Debtors depend on, and the Reorganized Debtors will likely continue to depend on, computer systems and other communications technology to operate their helicopters. Such systems could be disrupted by various events beyond the control of the Debtors and/or the Reorganized Debtors, including natural disasters, power failures, equipment failures, system implementation failures, software failures, terrorist attacks and computer viruses and hackers. There can be no assurance that the measures taken to prevent, limit, or remedy disruptions of these systems will be adequate.

3.	Highly Competitive Industry

Many of the markets in which the Debtors operate are highly competitive, and if they are unable to effectively compete, it could result in a loss of market share or a decrease in revenue or profit margins. Contracting for helicopter services is usually done through a competitive bidding process among those having the necessary equipment and resources. Factors that affect competition in this industry include price, reliability, safety, professional reputation, helicopter availability, equipment and quality of service. The Debtors compete against a number of helicopter operators including another major global commercial helicopter operator, as well as other local and regional operators. There can be no assurance that the Debtors’ competitors will not be successful in capturing a share of the Debtors’ present or potential customer base. In addition, many oil and gas companies and government agencies to which the Debtors provide services have the financial ability to perform their own helicopter flying operations in-house should they elect to do so.

The main MRO competitors to the Debtors’ Heli-One business are the OEMs (original equipment manufacturers) of helicopters and helicopter components. As such, the Debtors’ main competitors in this industry are also their main parts suppliers and MRO license providers. A conflict with the OEMs could result in the Debtors’ inability to obtain parts and licenses in a timely manner in required quantities and at competitive prices. In addition, the OEMs hold a greater inventory of helicopter components, have more extensive operational experience, and significantly greater capital resources. Increased competition from OEMs could therefore have a material adverse effect on the Debtors’ business, financial condition, or results of operations.

Given that the Debtors’ expect to significantly reduce the size of their fleet, the reduction may make it more difficult for the Debtors to compete effectively against their competitors, as well as aircraft lessors who may place aircraft directly with customers.

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4.	Extensive Regulation

The Debtors are subject to extensive regulations in each of the countries that they operate in, which carries significant costs. For example, the European Aviation Safety Agency from time to time, among other things, issues directives relating to helicopter maintenance and operation. Compliance with regulations at times requires significant expenditures and may disrupt the Debtors’ operations. Any changes to the regulatory landscape in markets where the Debtors operate, or where the Reorganized Debtors will operate, may adversely impact the value of their business and Assets.

5.	Undue Delay in Confirmation may Disrupt Operations of the Debtors

The continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, could adversely affect operations and relationships with the Debtors’ customers, vendors, employees, regulators, and helicopter lessors. If Confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for Professional Fees and similar expenses. In addition, prolonged Chapter 11 Cases could require senior management to spend time and effort that could otherwise be spent on the Debtors’ operations managing the Restructuring.

6.	The Ability of the Debtors to Complete Their Ongoing Fleet Restructuring Successfully May Impact the Debtors’ Financial Results

The Debtors are engaged in a comprehensive effort to reduce their helicopter fleet costs. The Debtors’ business plan is based on certain assumptions concerning the results of this effort, including assumptions with respect to the number and types of helicopters in the Debtors’ fleet and the timing and amount of the cost savings achieved. While the Debtors have negotiated significant reductions in costs with respect to many helicopters, in most cases these agreements are subject to the negotiation of additional terms and conditions and the preparation of definitive documentation. In certain cases, the Debtors have only entered into written agreements with lessors concerning the continued use of those lessors’ aircraft during the pendency of the Chapter 11 Cases, leaving the terms of any new leasing relationships subject to negotiation and the preparation of definitive documentation. There can be no assurance that these negotiations, or the preparation of definitive documentation, will in all cases be concluded by the Effective Date. The Debtors and the Reorganized Debtors could thus be adversely affected to the extent they are unable to reach agreements for certain aircraft or agreements that achieve the savings assumed in the Financial Projections.

H.	Additional Risks

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Plan Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

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3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section XI below.

XI.
Certain Tax Consequences of the Plan

A.	Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan. Additionally, this discussion does not address the U.S. federal income tax consequences to holders of Revolving Credit Agreement Claims and ABL Credit Agreement Claims or to holders of Claims who are also Backstop Parties, as it is the Debtors’ understanding that such persons have engaged counsel to advise them as to the consequences of the Plan to them.

The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

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This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on unearned income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction), other than as expressly indicated herein. In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the New Second Lien Convertible Notes, New Unsecured Notes or New Membership Interests in the secondary market.

This discussion assumes that the Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, Convenience Claims, New Second Lien Convertible Notes, New Unsecured Notes and New Membership Interests are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your own individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan to you.

1.	Consequences to the Debtors

Only two of the Debtors are U.S. entities, Heli-One (U.S.) Inc. and Heli-One USA Inc., both of whom are members of the U.S. tax consolidated group of which Heli-One (U.S.) Inc. is the common parent (“CHC U.S. Group”) and join in the filing of a single U.S. consolidated federal income tax return. The Debtors estimate that the CHC U.S. Group has consolidated net operating loss (“NOL”) carryforwards of approximately $44 million for U.S. federal income tax purposes as of December 31, 2015, subject to applicable limitations. Significantly, the substantial portion of such NOL carryforwards is subject to a pre-existing limitation under section 382 of the Tax Code. In addition, the amount of such NOL carryforwards and other tax attributes, and the extent to which any limitations apply, remain subject to audit and adjustment by the IRS.

The Debtors anticipate that the amount of the NOL carryforwards of the CHC U.S. Group will be reduced to the extent of any cancellation of debt (“COD”) incurred by the CHC U.S. Group as a result of the discharge of any General Unsecured Claims or Convenience Claims against Heli-One (U.S.) Inc. or Heli-One USA Inc. or otherwise in connection with the Debtors’ internal restructuring. The Debtors also anticipate that a further annual limitation under section 382 of the Tax Code will be imposed as a result of the indirect change in ownership of the CHC U.S. Group contemplated by the Plan. Nevertheless, due to the pre-existing section 382 limitation, the Debtors do not expect any reduction in its NOLs as a result of any COD or any new limitation under section 382 of the Tax Code to have a material impact on the Debtors.

2.	Consequences to Holders of Certain Claims

This summary discusses the U.S. federal income tax consequences to holders of Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, and Convenience Claims who are U.S. Holders, and does not discuss tax consequences for those who are not U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, or Convenience Claims that is for U.S. federal income tax purposes:

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•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership that holds a Claim generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership, you should consult your own tax advisor.

(a)	Taxable Exchange – Gain or Loss

Pursuant to the Plan, and in accordance with the Restructuring Transactions attached hereto as Exhibit D, (i) holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims will receive New Membership Interests and, as applicable, Subscription Rights, (ii) holders of General Unsecured Claims will receive New Membership Interests and New Unsecured Notes, and (iii) holders of Convenience Claims will receive Cash, in each case from CHC Parent, in satisfaction and discharge of such holders’ rights as against any of the Debtors in respect of such Claims. Pursuant to the Restructuring Transactions, CHC Parent will assume from Debtor CHC SA prior to the Effective Date all of CHC SA’s obligations under and with respect to the Senior Secured Notes Claims, Unsecured Notes Claims, and any Allowed General Unsecured Claims for which CHC SA is the primary obligor, and, on the Effective Date, the New Membership Interests, New Unsecured Notes and, as applicable, Subscription Rights will be issued by Reorganized CHC in consideration for Reorganized CHC’s acquisition of all of the Assets of CHC Parent, and distributed by Reorganized CHC on behalf of, and at the direction of, CHC Parent. Reorganized CHC will elect to be treated as a corporation for U.S. federal income tax purposes and, thus, the New Membership Interests and, as discussed below (see Section XI.A.2(e) — “Tax Treatment of New Second Lien Convertible Notes as ‘Equity,’” below), the New Second Lien Convertible Notes will be treated as “equity” interests in Reorganized CHC that would be classified as “stock” of Reorganized CHC for U.S. federal income tax purposes. In addition, the following discussion assumes, except as otherwise discussed below (see Section XI.A.2(c) — “Treatment of Subscription Rights,” below), that the Subscription Rights will be treated in accordance with their form for U.S. federal income tax purposes.

In general, U.S. Holders of an Allowed Senior Secured Notes Claim, Unsecured Notes Claim, Allowed General Unsecured Claim or Allowed Convenience Claim should recognize gain or loss in connection with the implementation of the Plan, regardless of whether the assumption of Claims against CHC SA by CHC Parent is respected for U.S. federal income tax purposes. Accordingly, each holder should generally recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate fair market value of the consideration received (namely, New Membership Interests and, as applicable, any Subscription Rights and New Unsecured Notes, irrespective of the issue price of such notes), or, in the case of Convenience Claims, the amount of Cash received, by the holder in respect of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly any accrued OID) and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). In addition, a U.S. Holder of a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income. See Section XI.A.2(b) — “Distributions in Discharge of Accrued Interest,” below.

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In the event of the subsequent disallowance of any Disputed General Unsecured Claims or Disputed Convenience Claims after the Effective Date, a U.S. Holder of a previously Allowed General Unsecured Claim may receive additional distributions in respect of its Claim. In such instance, the imputed interest provisions of the Tax Code may apply to treat a portion of such additional distributions as imputed interest. In addition, it is possible that any loss realized by a holder may be deferred until all Disputed General Unsecured Claims are resolved (i.e., until the holder has received its final distribution). Alternatively, a holder may recognize additional gain or otherwise be subject to the possible application of the “installment method” of reporting with respect to any gain realized. You are urged to consult your tax advisor regarding the possibility for deferral, and the potential application (and ability to elect out) of the “installment method” of reporting any gain realized in respect of your Claims. The discussion herein assumes that the installment method does not apply.

The characterization of any gain or loss recognized by a U.S. Holder as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Claims from a prior holder at a market discount (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any gain upon satisfaction of such Claim generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a U.S. Holder did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

A U.S. Holder’s tax basis in the New Membership Interests and, as applicable, any Subscription Rights and New Unsecured Notes received in respect of its Claim on the Effective Date should equal their respective fair market values on the Effective Date. The U.S. Holder’s holding period in such New Membership Interests and New Unsecured Notes should commence the day following the Effective Date.

(b)	Distributions in Discharge of Accrued Interest

In general, to the extent any consideration received pursuant to the Plan by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID, and thus by implication, that any loss recognized upon satisfaction of a “security” in a taxable transaction would be a capital loss. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

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The Plan provides that, except as otherwise required by law (as reasonably determined by the Debtors), consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See Section 6.13 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisors regarding the allocation of consideration and the inclusion and deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

(c)	Treatment of Subscription Rights

The characterization of the Subscription Rights and their subsequent exercise for U.S. federal income tax purposes – as simply the exercise of options to acquire the underlying New Second Lien Convertible Notes or, alternatively, as an integrated transaction pursuant to which the underlying New Second Lien Convertible Notes (including in part as a result of the Equitization Premium) are acquired directly in partial satisfaction of a holder’s Allowed Senior Secured Notes Claim or Allowed Unsecured Notes Claim – is uncertain.

Regardless of the characterization of the Subscription Rights, a U.S. Holder of Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights (beyond the gain or loss recognized in respect of its Claim, as described above).

A U.S. Holder’s aggregate tax basis in the New Second Lien Convertible Notes received upon exercise of a Subscription Right should be equal to the sum of the amount paid for the New Second Lien Convertible Notes and the holder’s tax basis in the right exercised (i.e., the fair market value of the Subscription Right). Alternatively, under an integrated transaction analysis, the holder’s aggregate tax basis in the New Second Lien Convertible Notes received should be the fair market value of such notes (which, as discussed below, will be treated as “equity” for U.S. federal income tax purposes, see Section XI.A.2(e) — “Tax Treatment of New Second Lien Convertible Notes as ‘Equity,’” below). In the latter instance, the excess of the fair market value over the cash paid would be treated as received in partial satisfaction of the holder’s Claim, in lieu of the Subscription Right. In either instance, a U.S. Holder’s holding period in the New Second Lien Convertible Notes received generally should commence the day following the Effective Date.

It is uncertain whether a holder that receives but does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Claim. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the Subscription Right, the holder generally would recognize a loss to the extent of the holder’s tax basis in the Subscription Right. In general, such loss would be a short-term capital loss.

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(d)	Ownership of New Unsecured Notes

(i)	OID and Issue Price

In general, a debt instrument will be treated as issued with OID to the extent that its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. An instrument’s “stated redemption price at maturity” includes all payments required to be made over the term of the instrument other than payments of “qualified stated interest,” defined as interest required to be paid in cash at fixed periodic intervals of one year or less. Because the New Unsecured Notes provide that Reorganized CHC shall pay interest on the notes in the form of “payment-in-kind” interest until the earlier of the maturity or conversion of the New Second Lien Convertible Notes, no stated interest on the New Unsecured Notes will be qualified stated interest for U.S. federal income tax purposes (even if paid in cash). The effect of this is to include such interest within the amount of OID on the New Unsecured Notes, which amount is then amortized and generally includable in the holder’s income (as discussed below) over the term of the debt, rather than a holder separately including such interest in income in accordance with the holder’s normal method of tax accounting.

In general, the “issue price” of a debt instrument depends on whether such debt instrument or the property for which it is exchanged is considered traded on an “established market” as determined for U.S. federal income tax purposes. However, a debt instrument is not treated as traded on an established market if the outstanding stated principal amount of the issue that includes the debt instrument does not exceed U.S. $100 million (or in the case of a non-U.S. dollar denominated debt instrument, its equivalent in foreign currency). Thus, the New Unsecured Notes themselves will not be treated as traded on an established market. In addition, in accordance with the Restructuring Transactions, the New Unsecured Notes will be issued by Reorganized CHC in partial consideration for Reorganized CHC’s acquisition of all of the Assets of CHC Parent, and distributed by Reorganized CHC on behalf of, and at the direction of, CHC Parent. Thus, the property for which the New Unsecured Notes will be issued (the Assets of CHC Parent) will not be traded on an established market, even though such notes will be immediately distributed to holders of General Unsecured Claims, which claims might be considered traded on an established market. Accordingly, the Debtors believe that that the issue price of the New Unsecured Notes should be their stated principal amount.

As a result, the New Unsecured Notes will be treated for U.S. federal income tax purposes as being issued with OID in an amount equal to the aggregate stated interest payable over the term of the notes. A U.S. Holder generally must include OID in gross income as it accrues over the period it holds the New Unsecured Notes using the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of cash payments attributable to that income. The amount of OID includible in income for a taxable year by a U.S. Holder generally will equal the sum of the daily portions of the total OID on the debt for each day during the taxable year (or portion thereof) on which such holder held the debt. Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID that is allocable to the accrual period in which such day is included. The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of the New Unsecured Notes at the beginning of such accrual period and its “yield to maturity.” The “adjusted issue price” of the New Unsecured Notes at the beginning of any accrual period will equal their issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on the debt on or before the first day of the accrual period. The “yield to maturity” of the New Unsecured Notes will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period.

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Any OID that a U.S. Holder includes in income will increase the holder’s tax basis in the New Unsecured Notes. A holder generally will not be required to include separately in income any cash payments received on the New Unsecured Notes (including with respect to the payment of any stated interest, since the stated interest was included in the determination of the amount of OID); instead, such payments will reduce the holder’s tax basis in the New Unsecured Notes by the amount of the payment.

The amount of OID includible in a U.S. Holder’s gross income with respect to a New Unsecured Note will be reduced if the note is acquired at an “acquisition premium” or with “bond premium,” as discussed below.

(ii)	Market Discount

Any U.S. Holder that has a tax basis in a New Unsecured Note received that is less than its issue price (i.e., its stated principal amount) generally will be subject to the market discount rules of the Tax Code (unless such difference is less than a de minimis amount). Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a New Unsecured Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all notes and other bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such New Unsecured Notes to the maturity date of the notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

(iii)	Acquisition and Bond Premium

A holder will be treated as having “acquisition premium” in a New Unsecured Note if the holder’s tax basis in the note is greater than the issue price of the note (i.e., its stated principal amount), but is less than or equal to the “stated redemption price at maturity” of the note. If a U.S. Holder has acquisition premium, the amount of any OID includible in its gross income in any taxable year with respect to such note generally will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such note by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

If a U.S. Holder has a tax basis in a New Unsecured Note that exceeds the “stated redemption price at maturity” of such note, the note will be treated as having “bond premium” and the holder generally will not include any of the OID in income. A U.S. Holder may elect to amortize any bond premium over the period from its acquisition of the note to the maturity of the note, in which case the holder should have an ordinary deduction (and a corresponding reduction in tax basis in the note for purposes of computing gain or loss) in the amount of such bond premium upon the sale or other disposition of the note, including the repayment of principal. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the note, including the repayment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. Holder’s gross income and that are held at, or acquired after, the beginning of the holder’s taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

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(e)	Tax Treatment of New Second Lien Convertible Notes as “Equity”

As discussed herein, the Debtors will treat the New Second Lien Convertible Notes as “equity” for U.S. federal income tax purposes. For an instrument with both debt-like and equity-like features to be considered “debt” for U.S. federal income tax purposes, the instrument must represent an unqualified obligation to pay a sum certain with interest regardless of the debtor’s income or lack thereof. Conversely, if there is not an unqualified obligation to pay a sum certain, and the instrument represents an embarking on the corporate venture such that the holder takes the risks of loss so that it might share in the profits of success, such instrument generally will be considered “equity” for U.S. federal income tax purposes. Congress and Treasury have generally left such determination up to the courts, which have developed a multi-factored test based on facts and circumstances with no one factor determinative. Because, among other things, the New Second Lien Convertible Notes are mandatorily convertible into New Membership Interests in all events (other than in the event of a default prior to their 3.5 year maturity, which is not expected to occur), the notes have unlimited participation in corporate growth in that the holders of the notes participate in dividends and, in the event of liquidation, capture their share of any growth beyond the notes’ stated principal amount, and because holders are entitled to vote on all matters upon which the holders of ordinary shares may vote (on an as converted basis), the Debtors believe that the New Second Lien Convertible Notes are properly regarded as “equity” for U.S federal income tax purposes, and the discussion herein so assumes.

In addition, the Debtors believe that the New Second Lien Convertible Notes should be considered “participating stock” for U.S. federal income tax purposes that generally should not be subject to the preferred OID rules under section 305 of the Tax Code. No regulations or other administrative guidance have been issued addressing an instrument with terms similar to the New Second Lien Convertible Notes, and, consequently, there is uncertainty regarding the application of the preferred OID rules to the New Second Lien Convertible Notes.

Consistent with the foregoing, the Plan provides, and the governing instrument of the New Second Lien Convertible Notes will require, subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, and unless prohibited by applicable law, that the New Second Lien Convertible Notes be treated by all parties, for U.S. federal income tax purposes, as equity (that is not preferred stock for purposes of section 305 of the Tax Code).

Accordingly, the U.S. federal income tax consequences of the ownership and disposition of New Second Lien Convertible Notes generally should be the same as those discussed in respect of New Membership Interests, unless indicated otherwise herein. See Section XI.A.2(f) — “Ownership and Disposition of New Stock,” below.

A U.S. Holder generally will not recognize any gain or loss in respect of the receipt of additional New Membership Interests upon the conversion of the New Second Lien Convertible Notes. The adjusted tax basis of the New Membership Interests received should be determined based on the tax basis of the New Second Lien Convertible Notes in respect of which the interests are received, by taking the tax basis of the New Second Lien Convertible Notes and allocating it among the New Membership Interests and the remaining portion of the New Second Lien Convertible Notes based on relative fair market value. The holding period of the New Membership Interests received on conversion will generally include the holding period for the New Second Lien Convertible Notes.

As discussed, the characterization and treatment of the New Second Lien Convertible Notes is subject to uncertainty. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the New Second Lien Convertible Notes, including in the event the New Second Lien Convertible Notes were held to be either (i) debt, rather than stock, for U.S. federal income tax purposes or (ii) preferred stock for purposes of section 305 of the Tax Code. In such event, the resulting tax consequences could be materially adverse to a holder, including the required annual inclusion in income of any OID.

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(f)	Ownership and Disposition of New Stock

Although the following discussion refers principally to the New Membership Interests, such discussion should apply equally to New Second Lien Convertible Notes (unless indicated otherwise herein), given their treatment as stock for U.S. federal income tax purposes.

(i)	General Treatment

The following discussion is qualified in part by the discussion below regarding the possible treatment as a PFIC or a CFC. See Section XI.A.2(f)(ii) — “Possible Treatment of Reorganized CHC as a Passive Foreign Investment Company or Controlled Foreign Corporation,” below.

(a)	Cash Payments and other Cash Distributions on the New Stock

In general, any cash distributions with respect to the New Membership Interests will be treated as a taxable dividend to the extent paid out of Reorganized CHC’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible by the U.S. Holder as ordinary income when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the U.S. Holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the New Membership Interests as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of New Membership Interests, with the consequences discussed below. See Section XI.A.2(f)(i)(b) — “Disposition of New Stock,” below. The Debtors do not expect that U.S. Holders will have access to a record of Reorganized Debtors’ earnings and profits computed in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a cash payment or distribution on New Membership Interests will generally be treated as a dividend (as discussed above).

Any such taxable dividends received by a U.S. Holder will not be eligible for the “dividends received deduction” for corporate U.S. Holders. Any such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders unless they are received at a time when the New Membership Interests (or New Second Lien Convertible Notes, as applicable) are readily tradable on an established securities market in the United States (including, e.g., being listed on the NYSE or NASDAQ), provided, however, that Reorganized CHC is not treated as a PFIC at such time. See Section XI.A.2(f)(ii) — “Possible Treatment of Reorganized CHC as a Passive Foreign Investment Company or Controlled Foreign Corporation,” below. See Section X.D.1 — “Risks Relating to the Securities to be Issued Under the Plan — No Current Public Market for Securities.”

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(b)	Disposition of New Stock

Unless a nonrecognition provision applies and subject to the discussion above with respect to market discount (see Section XI.A.2(a) — “Taxable Exchange – Gain or Loss,” above) and the discussion below, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange (other than pursuant to a conversion of the New Second Lien Convertible Notes) of the New Membership Interests in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New Membership Interests held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term if the holder’s holding period for its New Membership Interests held is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital loss is subject to significant limitations. In the event that Reorganized CHC defaults on the New Second Lien Convertible Notes, such that the principal amount of the notes, plus any accrued but unpaid interest thereon, become immediately payable in cash to the holders thereof, such payments will be treated as a redemption of “stock” for U.S. federal income tax purposes. See Section XI.A.2(e) — “Tax Treatment of New Second Lien Convertible Notes as ‘Equity,’” above. Under certain circumstances, such a redemption could be regarded as a distribution on “stock” and, thus, potentially treated as a taxable dividend, rather than as a sale or exchange, for U.S. federal income tax purposes. See Section XI.A.2(f)(i)(a) — “Cash Payments and other Cash Distributions on the New Stock,” above. You should consult your own tax advisor regarding the U.S. federal income tax consequences of payments that are made in default of the New Second Lien Convertible Notes.

(ii)	Possible Treatment of Reorganized CHC as a Passive Foreign Investment Company or Controlled Foreign Corporation

It is uncertain whether, as of the Effective Date, Reorganized CHC or any of its subsidiaries will be treated as a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year, including its pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of, passive income. Passive income for this purpose includes, among other items, interest, dividends, royalties, rents and annuities. Even if the Debtors do not believe that, as of the Effective Date, Reorganized CHC or any of its subsidiaries will be treated as a PFIC, there can be no assurance (i) that the IRS will not take a contrary position or (ii) that Reorganized CHC or one of its subsidiaries will not be or later become a PFIC in the future. You are urged to consult your own tax advisor regarding whether Reorganized CHC or any of its subsidiaries will be treated as a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding New Membership Interests.

Reorganized CHC or any of its subsidiaries may be classified as a CFC for U.S. federal income tax purposes, although the Debtors do not expect that, as of the Effective Date, Reorganized CHC or any of its subsidiaries will be treated as a CFC. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by “U.S. Shareholders.” A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power (generally the right to vote for directors of the corporation) of all classes of shares of a foreign corporation. There can be no assurance that the IRS will not successfully assert (i) that, as of the Effective Date, Reorganized CHC or any of its subsidiaries will have been treated as a CFC or (ii) that Reorganized CHC or one of its subsidiaries will not be or later become a CFC. You are urged to consult your own tax advisors regarding whether Reorganized CHC or any of its subsidiaries will be treated as a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding New Membership Interests.

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(a)	Distributions on and Disposition of New Stock if Reorganized CHC is a PFIC

If Reorganized CHC is characterized as a PFIC, a U.S. Holder would be subject to a tax at the time of the sale of its New Membership Interests or on the receipt of an “excess distribution” with respect to its New Membership Interests, unless a “qualified electing fund” (“QEF”) election is made with respect to such holder’s New Membership Interests. A U.S. Holder is treated as receiving an “excess distribution” from a PFIC if the amount of the distribution is more than 125% of the average distribution with respect to such holder’s stock during the three preceding taxable years (or shorter period during which the holder held its stock). In general, the tax is equivalent to an interest charge based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. Holder owned its New Membership Interests, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to such New Membership Interests was taxed in equal portions throughout the holder’s period of ownership at the highest marginal ordinary income tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. The interest charge is not imposed on amounts allocable to pre-PFIC years or the current year. Those amounts are included as ordinary income in the current year. The entire amount of gain realized by a U.S. Holder upon the sale or other disposition of its New Membership Interests will also be treated as an excess distribution and will be subject to this tax. These adverse PFIC tax rules would apply to a U.S. Holder’s indirect interest in each of any lower tier PFICs as well. If Reorganized CHC is characterized as a PFIC and a U.S. Holder makes a timely QEF election with respect to such holder’s New Membership Interests, then, in lieu of the consequences described above, the U.S. Holder would be required to include in income each year its pro-rata share of the Reorganized CHC’s net capital gain and ordinary income. The Debtors may, but are not required to, provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. It is unclear whether U.S. Holders could make a mark-to-market election with respect to the New Membership Interests – which provides an alternative to the adverse PFIC tax rules discussed above – since there might not exist the requisite market. Even if a mark-to-market election was available, it would not apply to avoid the adverse tax rules discussed above with respect to a U.S. Holder’s interest in any lower tier PFICS.

The rules relating to PFICs are complex. You are urged to consult your own tax advisors regarding whether Reorganized CHC will be treated as a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the New Membership Interests.

(b)	Deemed Dividends and Actual Distributions on New Stock if Reorganized CHC is a Controlled Foreign Corporation

If Reorganized CHC is treated as a CFC for U.S. federal income tax purposes, a U.S. Shareholder of Reorganized CHC would be treated, subject to certain exceptions, as receiving a deemed dividend at the end of the taxable year from Reorganized CHC in an amount equal to that person’s pro rata share of the “Subpart F income” (and certain investments in United States property) of Reorganized CHC to the extent of Reorganized CHC’s earnings and profits, as determined under U.S. federal income tax principles. Such deemed dividend would be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes to the extent that it is attributable to income of Reorganized CHC from sources within the United States. Among other items, and subject to certain exceptions, “Subpart F income” includes dividends, interest, annuities, gains from the sale or exchange of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties. If a CFC’s Subpart F income exceeds 70% of its gross income for a taxable year, the entire amount of the CFC’s income for such taxable year will be treated as Subpart F income.

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Any actual distributions made by Reorganized CHC to a U.S. Holder will be taxable in the manner described above in Section XI.A.2(f)(i)(a) — “Cash Payments and Other Distributions on the New Stock” to the extent that such amounts have not previously been included in income as a deemed dividend by such holder.

The rules relating to CFCs are complex. You are urged to consult your own tax advisor regarding whether Reorganized CHC will be treated as a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the New Membership Interests.

3.	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the consideration to holders, may be subject to U.S. “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

The foregoing summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your own individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan to you.

B.	Cayman Islands Tax Considerations

CHC Parent and the Cayman Debtors are incorporated under the laws of the Cayman Islands as exempted companies with limited liability. Exempted companies are Cayman Islands companies whose objects are carried out mainly outside the Cayman Islands and, as such, are exempt from complying with certain provisions of the Cayman Companies Law. Reorganized CHC will be formed and will be registered under the laws of the Cayman Islands as a limited liability company.

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The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. CHC Parent has applied for and has received a tax exemption undertaking from the Governor in Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (as amended) of the Cayman Islands, for a period of 20 years from the date of the undertaking (being 29 July 2008), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to CHC Parent or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of CHC Parent’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by CHC Parent to its members or a payment of principal or interest or other sums due under a debenture or other obligation of CHC Parent.

Reorganized CHC will apply for, and expects to receive, a tax exemption undertaking from the Governor in Cabinet of the Cayman Islands that, in accordance with section 58 of the Limited Liability Companies Law (as amended) of the Cayman Islands, for a period of 50 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to Reorganized CHC or to any member thereof in respect of the operations or assets of Reorganized CHC or membership interest of any member therein and, in addition, that no tax to be levied on profits or income or gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable in respect of the obligations of Reorganized CHC or the interests of members therein.

Certain of the other Debtors have also received undertakings in similar form.

XII.

Voting Procedures and Requirements

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, section 1126(g) of the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, section 1126(f) of the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

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The Claims in the following Classes are Impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – Revolving Credit Agreement Claims

•	Class 4 – ABL Credit Agreement Claims

•	Class 5 – Senior Secured Notes Claims

•	Class 6 – Unsecured Notes Claims

•	Class 7 - General Unsecured Claims

•	Class 8 – Convenience Claims

B.	Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed Revolving Credit Agreement Claim, an Allowed ABL Credit Agreement Claim, an Allowed Senior Secured Notes Claim, an Allowed Unsecured Notes Claim, an Allowed General Unsecured Claim, or an Allowed Convenience Claim, as applicable and as of the Voting Record Date (as defined below), should carefully review the Plan attached hereto as Exhibit B. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

“Ballots” will be provided for holders of Voting Claims as of December 20, 2016 (the “Voting Record Date”) to vote to accept or reject the Plan. Because all other Classes are Unimpaired and deemed to accept, or are Impaired and will not receive or retain any distribution under the Plan on account of such interests and, thus, are deemed to reject, only Classes 3, 4, 5, 6, 7, and 8 are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, and the Voting Record Date for voting purposes.

The Debtors have engaged KCC as their voting agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, IT MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF [5:00 P.M.], PREVAILING CENTRAL TIME, ON [●], 201[●] (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS. IF YOU HOLD YOUR SENIOR SECURED NOTES CLAIMS OR UNSECURED NOTES CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR BENEFICIAL HOLDER BALLOT. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. Ballots must be returned by the Voting Deadline with an original signed copy to:

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Class 3, 4, 7, and 8 Ballots CHC Ballot Processing Center c/o KCC 2335 Alaska Avenue El Segundo, CA 90245	Class 5 and 6 Master Ballots[10] CHC Ballot Processing Center c/o KCC 1290 Avenue of the Americas 9th Floor New York, NY 10104

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. YOU WILL, HOWEVER, STILL BE BOUND BY THE PLAN, IF CONFIRMED. AN OBJECTION TO CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

Article X of the Plan contains release, exculpation, and injunction provisions, including third party releases. If the Plan is confirmed by the Bankruptcy Court, these provisions will (with limited exceptions) be binding on all holders of a Claim against or Interest in any Debtor, regardless of whether the Claim or Interest of such holder is Impaired under the Plan and whether such holder has accepted the Plan.

C.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Revolving Credit Agreement Claims, ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, or Convenience Claims, as applicable, as of the Voting Record Date. Record holders of Senior Secured Notes Claims and Unsecured Notes Claims, as applicable, may include Nominees. If such Nominees do not hold Senior Secured Notes Claims or Unsecured Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the beneficial holders thereof as of the Voting Record Date. Any beneficial holder of the Senior Secured Notes Claims or Unsecured Notes Claims who has not received a Beneficial Holder Ballot (as defined below) should contact his, her, or its Nominee, or the Voting Agent. The Senior Secured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee will not vote on behalf of their respective holders. Each beneficial holder of the Senior Secured Notes Claims and Unsecured Notes Claims must submit its own Ballot.

10 If you receive a Class 5 or a Class 6 Beneficial Holder Ballot, please return such Beneficial Holder Ballot to your Nominee (as defined below). The Master Ballot is to be used by a broker, bank, commercial bank, trust company, dealer, or other agent or nominee of a beneficial holder (each of the foregoing, a “Nominee”), or by the proxy holder of a beneficial holder of a Class 5 Senior Secured Notes Claim or a Class 6 Unsecured Notes Claim, to transmit to the Voting Agent the votes of such beneficial holders in respect of their Senior Secured Notes Claims or Unsecured Notes Claims, as applicable.

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Holders of Revolving Credit Agreement Claims, ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, and Convenience Claims, as applicable, should provide all of the information requested by the Ballot. The Ballots for holders of General Unsecured Claims will include an option to elect to have the holder’s General Unsecured Claim irrevocably reduced to the Convenience Claim Amount and, therefore, to be treated as holders of Convenience Claims. Holders of Revolving Credit Agreement Claims, ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, and Convenience Claims, applicable, should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.	Beneficial Holders

A beneficial holder who holds Senior Secured Notes Claims or Unsecured Notes Claims as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

A beneficial holder who holds the Senior Secured Notes Claims or Unsecured Notes Claims in “street name” through a Nominee may vote on the Plan by the following method:

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If your Nominee has provided you with a deadline by which to return your Beneficial Holder Ballot to your Nominee, you should comply with such date. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions.

Any Beneficial Holder Ballot returned to a Nominee by a beneficial holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly and timely completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such beneficial holder.

If any beneficial holder owns the Senior Secured Notes Claims or Unsecured Notes Claims through more than one Nominee, such beneficial holder may receive multiple mailings containing the Beneficial Holder Ballots. The beneficial holder should execute a separate Beneficial Holder Ballot for each block of the Senior Secured Notes Claims or Unsecured Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith (or otherwise follow each Nominee’s instructions). Beneficial holders who execute multiple Beneficial Holder Ballots with respect to Senior Secured Notes Claims or Unsecured Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Senior Secured Notes Claims or Unsecured Notes Claims so held and voted. A beneficial holder who executes multiple Beneficial Holder Ballots with respect to Senior Secured Notes Claims or Unsecured Notes Claims in a single class must vote the same on each Beneficial Holder Ballot for the votes to be counted.

2.	Nominees

A Nominee that, on the Voting Record Date, is the record holder of the Senior Secured Notes Claims or Unsecured Notes Claims for one or more beneficial holders can obtain the votes of the beneficial holders of such Senior Secured Notes Claims or Unsecured Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in the following way:

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•	The Nominee shall obtain the votes of beneficial holders by forwarding to the beneficial holders the unsigned Beneficial Holder Ballots, together with the Solicitation Package, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All copies of Beneficial Holder Ballots returned by beneficial holders should also be forwarded to the Voting Agent (along with the Master Ballot). EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT SUFFICIENT TIME TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous

All Ballots must be signed by the holder of record of the Revolving Credit Agreement Claims, ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, or Convenience Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Revolving Credit Agreement Claims, ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, or Convenience Claims, as applicable, on such date. For purposes of voting to accept or reject the Plan, the beneficial holders of the Senior Secured Notes Claims will be deemed to be the “holders” of the Claims represented by such Senior Secured Notes. For purposes of voting to accept or reject the Plan, the beneficial holders of the Unsecured Notes Claims will be deemed “holders” of the Claims represented by such Unsecured Notes. If you return more than one Ballot voting different Revolving Credit Agreement Claims, ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, General Unsecured Claims, or Convenience Claims, as applicable, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that indicates both an acceptance and a rejection of the Plan, or otherwise attempts to partially accept and partially reject the Plan, likewise will not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, will supersede any prior Ballot. If you cast Ballots received by KCC on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Beneficial Holder Ballots provided to beneficial holders will reflect the principal amount of such beneficial holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such beneficial holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Petition Date and the Voting Record Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld, may reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

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4.	Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each beneficial holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, WITH THE CONSENT OF THE CREDITORS’ COMMITTEE AND THE REQUISITE PLAN SPONSORS, NOT TO BE UNREASONABLY WITHHELD, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Claim holder with respect to such Ballot to accept (i) all of the terms of, and conditions to, this solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.7, 10.8, and 10.9 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Plan Support Agreement. Holders of Claims against and Interests in the Debtors, however, will still be bound by the Plan if it is confirmed, including certain injunctions, releases, and exculpations set forth therein, regardless of whether such holders fail to vote or vote to reject the Plan.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective Claim holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their Claim holders, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor and the Requisite Plan Sponsors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors and the Requisite Plan Sponsors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

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XIII.

Rights Offering Procedures

A.	Introduction

In connection with the Plan, after having obtained approval of the procedures described below (the “Rights Offering Procedures”) by entry an order of the Bankruptcy Court (such approval, the “Rights Offering Order”), Reorganized CHC will launch the Rights Offering to Eligible Offerees, pursuant to which the Eligible Offerees will be offered a Subscription Right to purchase up to such Eligible Offeree’s Pro Rata portion of approximately $433.3 million aggregate principal amount of the New Second Lien Convertible Notes, on the terms and conditions set forth in the Plan, at an aggregate purchase price equal to $300.0 million.

An Eligible Offeree is a holder or transferee of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim, in each case who is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”), as of the Rights Offering Record Date (as defined below). A Non-Eligible Offeree is a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim that is not an Accredited Investor.

Only Eligible Offerees may participate in the Rights Offering. In lieu of Subscription Rights, Non-Eligible Offerees will be given the opportunity to receive a Substitute Distribution consisting of New Membership Interests.

These Rights Offering Procedures, upon entry of the Rights Offering Order, will govern the ability of Eligible Offerees to participate in the Rights Offering and Non-Eligible Offerees to receive the Substitute Distribution.

All questions relating to these Rights Offering Procedures, other documents associated with the Rights Offering, or the requirements to participate in the Rights Offering should be directed to KCC, the subscription agent (the “Subscription Agent”) at:

Kurtzman Carson Consultants LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Attention: CHC Group Ltd

Tel: (877) 833-4150

These Rights Offering Procedures, the Offering Form and the accompanying Instructions should be read carefully before exercise of the Rights, as strict compliance with their terms is required. Holders of Subscription Rights may wish to seek legal advice concerning the Rights Offering.

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B.	Rights Offering

To exercise its Subscription Right in the Rights Offering, an Eligible Offeree must directly or through its Subscription Nominee (as defined below) (i) complete the offering form, which will accompany the Ballot distributed in connection with the solicitation of acceptances of the Plan following entry of the Rights Offering Order, entitling such Eligible Offeree to exercise its Subscription Rights, in whole or in part (the “Offering Form”), and (ii) pay the purchase price (other than the Backstop Parties) which (x) in the case of holders of an Allowed Senior Secured Notes Claim, is an amount equal to its Pro Rata share of $280.0 million (which will purchase its Pro Rata share of approximately $404.4 million in face amount of the New Second Lien Convertible Notes as of the Effective Date) and (y) in the case of holders of an Allowed Unsecured Notes Claim, is an amount equal to its Pro Rata share of $20.0 million (which will purchase its Pro Rata share of approximately $28.9 million in face amount of the New Second Lien Convertible Notes as of the Effective Date) (in each case, as applicable, the “Purchase Price”), such Pro Rata share will be calculated as the proportion that an Eligible Offeree’s Allowed Senior Secured Notes Claim or Allowed Unsecured Notes Claim, as applicable, bears to the aggregate amount11 of all Allowed Senior Secured Notes Claims or Allowed Unsecured Notes Claims, respectively, as of [●], 2016 (the “Rights Offering Record Date”), rounded down to the nearest dollar.

Each Eligible Offeree may exercise all, some, or none of its Subscription Rights, and the Purchase Price for such Eligible Offeree will be adjusted accordingly. The principal amount of New Second Lien Convertible Notes issued to an Eligible Offeree who elects to purchase such New Second Lien Convertible Notes shall also be rounded down to the nearest dollar.

For the avoidance of doubt, the Subscription Rights shall not be transferable, assignable or detachable other than in connection with the transfer of the corresponding Senior Secured Notes Claims or Unsecured Notes Claims, as applicable, and other than in accordance with these Rights Offering Procedures. See Section XIII.E(d) below for more information related to transfers and the procedures related thereto.

C.	The Backstop Commitment

The Rights Offering will be backstopped by the Backstop Parties. Each of the Backstop Parties, severally12 and not jointly, has agreed, pursuant to the terms and conditions of the Backstop Agreement, to purchase all New Second Lien Convertible Notes that are not purchased by other Eligible Offerees pursuant to the Rights Offering (the “Unsubscribed Notes”), in accordance with the Backstop Percentages.13 To compensate the Backstop Parties for the risk of their undertakings in the Backstop Agreement and as consideration for the Backstop Commitment, Reorganized CHC or the Debtors, as applicable, will pay to such Backstop Parties the Put Option Premium pursuant to the terms and conditions in the Backstop Agreement.

There will be no over-subscription privilege in the Rights Offering. The Unsubscribed Notes will not be offered to other Eligible Offerees but will instead be purchased by the Backstop Parties in accordance with the Backstop Agreement.

Notwithstanding anything herein to the contrary, the rights and obligations of the Backstop Parties in the Rights Offering shall be governed by the Backstop Agreement.

11 For the avoidance of doubt, this amount includes the outstanding principal amount of such claims and any accrued and unpaid interest thereon to, but excluding, the Petition Date, but not including any post-petition interest.

12 For the avoidance of doubt, each Backstop Party shall be liable for its Pro Rata share of the Backstop Commitment of any Backstop Party which breaches its obligations, up to an aggregate amount of $20.0 million for all Backstop Parties as set forth in the Backstop Agreement.

13 For the avoidance of doubt, each of the Backstop Parties, severally and not jointly, has agreed to purchase on a Pro Rata basis any New Second Lien Convertible Notes that are not purchased on account of any Non-Eligible Offerees.

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D.	Commencement/Expiration of the Rights Offering

The Rights Offering shall commence on the day upon which the Offering Forms are distributed in connection with the solicitation and acceptances of the Plan (the “Rights Commencement Date”), which is expected to be no later than the fifth Business Day (as defined in the Backstop Agreement) after entry of the Rights Offering Order. The Rights Offering shall expire at 5:00 p.m. (Central Standard Time) on the Voting Deadline, or such other date as Reorganized CHC or CHC Parent may agree, subject to the approval of the Bankruptcy Court (if applicable), and the reasonable consent of the Creditors’ Committee and the Requisite Backstop Parties, and Reorganized CHC or CHC Parent shall specify in a notice provided to the Backstop Parties before 9:00 a.m. (Central Standard Time) on the Business Day before the then-effective Rights Expiration Time (such time and date, as may be extended, the “Rights Expiration Time”). Reorganized CHC or CHC Parent shall promptly notify, or cause to be notified, the holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims of any extension of the new Rights Expiration Time.

Reorganized CHC or CHC Parent will furnish, or cause to be furnished, Offering Forms to the applicable brokers, dealers, commercial banks, trust companies, or other agents or nominees of the holders of Senior Secured Notes and Unsecured Notes (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the Offering Form for distribution to the beneficial holders of Senior Secured Notes and Unsecured Notes (the Senior Secured Notes and Unsecured Notes, together, collectively, the “Existing Notes”) for whom such Subscription Nominee holds Existing Notes.

E.	Exercise of Subscription Rights

Each Eligible Offeree that elects to participate in the Rights Offering must affirmatively make a binding, irrevocable election to exercise its Subscription Rights (the “Binding Rights Election”) before the Rights Expiration Time.

The Binding Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Offeree is entitled to participate in the Rights Offering solely to the extent provided in these Rights Offering Procedures, except in the case of Eligible Offerees who are Backstop Parties, who have agreed to participate in the Rights Offering to the extent provided in the Backstop Agreement.

Each participating Eligible Offeree who submits a Binding Rights Election shall be notified of its receipt and acceptance.

(a)	Exercise by Eligible Offerees

To exercise the Subscription Rights, each Eligible Offeree must:

(i)	return a duly completed Offering Form to the Subscription Agent so that the duly completed Offering Form is actually received by the Subscription Agent on or before the Rights Expiration Time; and

(ii)	pay to the Rights Offering Escrow Account (as defined below), by wire transfer of immediately available funds, the Purchase Price, so that payment of the Purchase Price is actually deposited into the Rights Offering Escrow Account on or before the Rights Expiration Time; provided, that the Backstop Parties (in their capacities as Eligible Offerees) shall be required to pay their respective Purchase Prices in accordance with the terms of the Backstop Agreement.

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To exercise its Subscription Rights, any Eligible Offeree who holds through a Subscription Nominee must:

(i)	return a duly completed Offering Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to deliver the Offering Form, along with any other required documentation, to the Subscription Agent, and arrange for its Subscription Nominee to effectuate the tendering of Existing Notes into the accounts established at DTC to administer this process, prior to the Rights Expiration Time); and

(ii)	pay to its Subscription Nominee, by wire transfer of immediately available funds (or such other method as required by a Subscription Nominee), the Purchase Price along with instructions to its Subscription Nominee to pay such Purchase Price to the Rights Offering Escrow Account on such Eligible Offeree’s behalf, in each case, in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.

For purposes of this Rights Offering, neither The Bank of New York Mellon, in its capacity as the Senior Secured Notes Indenture Trustee, nor the Law Debenture Trust Company of New York, in its capacity as the Unsecured Notes Indenture Trustee, shall constitute a Subscription Nominee and neither shall have any responsibility with respect to sending any Rights Offering information or collecting any Offering Forms.

(b)	Deemed Representations and Acknowledgements

Any Eligible Offeree that participates in the Rights Offering is deemed to have made the following agreements, representations and acknowledgements:

Such Eligible Offeree:

(i)	recognizes and understands that the Subscription Rights are not transferable except in accordance with the procedures set forth in Section XIII.E(d) below, and that the benefits of the Subscription Rights are not separable from the claim or securities with respect to which the Subscription Rights have been granted;

(ii)	represents and warrants that it will not accept a distribution of New Second Lien Convertible Notes if at such time, it does not hold an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim and, by accepting a distribution of New Second Lien Convertible Notes, such Eligible Offeree will be deemed to represent and warrant that it is the holder thereof; and

(iii)	represents and warrants that it is an Accredited Investor and otherwise an Eligible Offeree.

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(c)	Failure to Exercise Subscription Rights & Payment for Subscription Rights

Unexercised Subscription Rights will be relinquished on the Rights Expiration Time. If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Offeree or its Subscription Nominee on behalf of an Eligible Offeree (i) a duly completed Offering Form14 and (ii) immediately available funds by wire transfer in an amount equal to the total applicable Purchase Price for such Eligible Offeree’s Subscription Rights, such Eligible Offeree shall be deemed to have irrevocably relinquished and waived its Subscription Rights, subject to Section XIII.E(d) below; provided, that the Backstop Parties (in their capacities as Eligible Offerees) shall not be required to pay their respective Purchase Prices until the Effective Date.

Any attempt to exercise Subscription Rights after the Rights Expiration Time shall be null and void and Reorganized CHC shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Rights Expiration Time regardless of when the documents relating thereto were sent.

(d)	Transfer Restriction and Revocation

(i)	Transferability Restrictions Prior to Exercise of Subscription Rights

The Subscription Rights are not detachable from the Senior Secured Notes Claims or the Unsecured Notes Claims.

The Subscription Rights shall not be transferable or assignable unless such holder transfers its corresponding Senior Secured Notes Claim or Unsecured Notes Claim, as applicable, in respect of which such Subscription Rights were issued, and only holders of the Subscription Rights as of the Rights Offering Record Date shall have the ability to exercise such Subscription Rights.

From the period commencing on the Rights Offering Record Date and unless and until a Subscription Right is exercised, any transfer or assignment of the corresponding Senior Secured Notes Claim or Unsecured Notes Claim shall void the Subscription Right.

(ii)	Transferability Restrictions Following Exercise of Subscription Rights

After a Subscription Right has been exercised in accordance with these Rights Offering Procedures, the holder of the corresponding Senior Secured Notes Claim or Unsecured Notes Claim shall not transfer or assign such Senior Secured Note Claim or Unsecured Notes Claim unless such holder transfers or assigns with such Claim(s) the right to receive the proceeds of the exercise of the corresponding Subscription Rights in the Rights Offering, subject to compliance with applicable securities laws relating to the transfer of restricted securities, as evidenced by the delivery of a Transfer Notice (defined below) to the Subscription Agent or other procedures acceptable to Reorganized CHC and the Subscription Agent.

Both (i) the Subscription Rights (after they have been exercised) and (ii) the right to receive the proceeds of any Subscription Rights transferred pursuant to these Rights Offering Procedures, shall not be transferrable other than to an Accredited Investor or a “QIB.” A “QIB” means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

14 For the avoidance of doubt, the Backstop Parties (in their capacities as Eligible Offerees) shall not be required to submit an Offering Form.

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A “Transfer Notice” is a notice delivered to the Subscription Agent notifying the Subscription Agent of the transfer of a Claim by the holder of the corresponding Subscription Rights, which indicates (i) the name of the transferor, the name of the transferee, the type of Claim being transferred and the principal amount of such Claims; and (ii) certifies that such transferee is a QIB or an Accredited Investor.

(iii)	Revocation

Once an Eligible Offeree has properly exercised its Subscription Rights, such exercise will not be permitted to be revoked, unless the Effective Date has not occurred by the 31st day after the Bankruptcy Court’s entry of the Confirmation Order (unless such date is extended in accordance with the terms of the Plan Support Agreement or the Backstop Agreement). Thereafter an Eligible Offeree shall be permitted to revoke such exercise so long as the Effective Date has not occurred. An Eligible Offeree electing to revoke the exercise of its Subscription Rights must deliver written notice to the Subscription Agent (i) stating that the Eligible Offeree revokes its Subscription Rights; (ii) stating the type and number of Subscription Rights being revoked, and (iii) certifying that the Subscription Rights are being revoked are the only Subscription Rights exercised by the Eligible Offeree (the “Revocation Notice”). Upon receipt of a properly completed and timely returned Revocation Notice by an Eligible Offeree, the Subscription Agent shall use reasonable efforts to return as promptly as practicable the applicable Purchase Price. For the avoidance of doubt, any revocation of Subscription Rights shall not constitute a revocation of any vote to accept or reject the Plan.

(e)	Funds

The payments made to purchase New Second Lien Convertible Notes pursuant to the Rights Offering (the “Rights Offering Funds”) shall be deposited into an escrow account until the Effective Date (the “Rights Offering Escrow Account”) for the purpose of holding the money for administration of the Rights Offering until the Effective Date. The Rights Offering Funds shall not be used for any purpose other than to release the funds as directed by the Reorganized CHC or CHC Parent on the Effective Date or as otherwise set forth in the Rights Offering Procedures or in the Plan and, until released in accordance with the foregoing, the Rights Offering Funds will not be deemed part of the Debtors’ Estates. The Rights Offering Funds shall not be encumbered by any Lien, encumbrance, or cash collateral obligation. No interest will be paid to participating Eligible Offerees on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.

Notwithstanding anything to the contrary herein, pursuant to the terms of the Backstop Agreement, each Backstop Party shall not be obligated to make payments in connection with the Rights Offering into the Rights Offering Escrow Account prior to twenty-four (24) hours before the proposed Effective Date.

(f)	Participating Eligible Offeree Release

See Section 10.7 of the Plan for important information regarding releases.

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F.	Non-Eligible Offerees

(a)	Conditions to Receipt of a Substitute Distribution

In order to be treated as a Non-Eligible Offeree and receive its Substitute Distribution under the Plan, a Non-Eligible Offeree must complete, or cause its Subscription Nominee to complete, an Offering Form certifying that it is not an Accredited Investor, and cause such Offering Form to be delivered to the Subscription Agent on or before the Rights Offering Expiration Time. The Offering Form for each Non-Eligible Offeree must also specify if such Non-Eligible Offeree is a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim in order to be eligible to receive the Substitute Distribution available to holders of each of these Claims, as described in the paragraphs below. If a Non-Eligible Offeree does not satisfy such requirements, such Non-Eligible Offeree shall be deemed to have forever and irrevocably relinquished and waived the right to receive the Substitute Distribution pursuant to the Plan and these Rights Offering Procedures. Prior to making a Substitute Distribution to a Non-Eligible Offeree, the Reorganized Debtors may require such additional information as they deem necessary to confirm that such Non-Eligible Offeree qualifies as such in accordance with these Rights Offering Procedures.

Holders of Allowed Senior Secured Notes Claim that are Non-Eligible Offerees (each, a “Secured Non-Eligible Offeree”) that satisfy the conditions set forth herein will receive, in lieu of the opportunity to participate in the Rights Offering, a Substitute Distribution in an amount up to 1% of the New Membership Interests (on a fully-diluted basis on account of the New Second Lien Convertible Notes, as converted, but prior to dilution on account of the Management Incentive Plan), in the aggregate. Each Secured Non-Eligible Offeree that satisfies the conditions set forth herein shall receive a Substitute Distribution in an amount equal to 0.0021% of the 1% in New Membership Interests available to such Secured Non-Eligible Offerees (on a fully-diluted basis on account of the New Second Lien Convertible Notes, as converted, but prior to dilution on account of the Management Incentive Plan), for each $1,000 in amount of its Allowed Senior Secured Notes Claim, subject to the limitations described herein. If the aggregate amount of Senior Secured Notes held by all Non-Eligible Offerees exceeds $47.5 million, such that the New Membership Interests that the Secured Non-Eligible Offerees would otherwise receive as a Substitute Distribution would exceed 1% of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims on a fully-diluted basis as aforesaid, the Substitute Distribution that each such Secured Non-Eligible Offeree receives will be reduced in proportion to the excess. If the New Membership Interests that all Secured Non-Eligible Offerees receive as a Substitute Distribution is less than 1% of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims on a fully-diluted basis as aforesaid, New Membership Interests in the amount of the difference will be distributed to the holders of Allowed Senior Secured Notes Claims, Pro Rata.

Holders of Allowed Unsecured Notes Claims that are Non-Eligible Offerees (each, an “Unsecured Non-Eligible Offeree”) that satisfy the conditions set forth herein will receive, in lieu of the opportunity to participate in the Rights Offering, a Substitute Distribution in an amount up to 0.1% of the New Membership Interests (on a fully-diluted basis on account of the New Second Lien Convertible Notes, as converted, but prior to dilution on account of the Management Incentive Plan), in the aggregate. Each Unsecured Non-Eligible Offeree that satisfies the conditions set forth herein shall receive a Substitute Distribution in an amount equal to 0.02105% of the 0.1% in New Membership Interests available to such Unsecured Non-Eligible Offerees (on a fully-diluted basis on account of the New Second Lien Convertible Notes, as converted, but prior to dilution on account of the Management Incentive Plan), for each $1,000 in amount of its Allowed Unsecured Notes Claim, subject to the limitations described herein. If the aggregate amount of Unsecured Notes held by all Non-Eligible Offerees exceeds $4.75 million, such that the New Membership Interests that the Unsecured Non-Eligible Offerees would otherwise receive as a Substitute Distribution would exceed 0.1% of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims on a fully-diluted basis (but prior to dilution on account of the Management Incentive Plan), the Substitute Distribution that each such Unsecured Non-Eligible Offeree receives will be reduced in proportion to the excess. If the New Membership Interests that all Unsecured Non-Eligible Offerees receive as a Substitute Distribution is less than 0.1% of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims on a fully-diluted basis as aforesaid, New Membership Interests in the amount of the difference will be distributed to the holders of Allowed Unsecured Notes Claims, Pro Rata.

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(b)	Transfer Restrictions

Any transfer or assignment of a corresponding Senior Secured Notes Claim and/or Unsecured Notes Claim by a Non-Eligible Offeree shall void the right to receive a Substitute Distribution.

G.	Miscellaneous

(a)	Method of Delivery

Delivery shall be by mail and shall not be done electronically, and registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. The method of delivery of the Offering Form, the applicable Purchase Price, and any other required document is at each Eligible Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent. In all cases, you should allow sufficient time to ensure timely delivery prior to the Rights Expiration Time.

The risk of non-delivery of the Offering Form, the applicable Purchase Price into the Rights Offering Escrow Account, and any other required documents sent to the Subscription Agent in connection with the exercise of the Subscription Rights lies solely with the Eligible Offerees and none of the Debtors, the Reorganized Debtors, the Creditors’ Committee, or the Backstop Parties (or any of their respective officers, directors, managers, employees, agents or advisers, including the Subscription Agent) assumes the risk of non-delivery under any circumstance whatsoever.

(b)	Issuance

The New Second Lien Convertible Notes to be issued pursuant to the Rights Offering are expected to be delivered to Eligible Offerees that have properly exercised their Subscription Rights on or as soon as practicable following the Effective Date. See Section XIII.B. The method of issuance of New Second Lien Convertible Notes to Eligible Offerees who properly exercise their Subscription Rights will depend on whether the Eligible Offeree is a QIB, an Accredited Investor that is an “Institutional Accredited Investor” or an Accredited Investor that is not an Institutional Accredited Investor or a QIB. An “Institutional Accredited Investor” means an Accredited Investor within the meaning of clauses (1), (2), (3), or (7) of Rule 501(a) of Regulation D under the Securities Act.

The New Second Lien Convertible Notes issuable to Eligible Offerees who are QIBs or Institutional Accredited Investors will be issued in book-entry form through the facilities of the DTC to the account of their respective Subscription Nominees in which their Senior Secured Notes or Unsecured Notes were held, to the extent practicable. The New Second Lien Convertible Notes issuable to Accredited Investors who are not Institutional Accredited Investors will be issued in the form of physical certificates in registered form on the books and records of Reorganized CHC or its designee, or in book entry form through DTC if so permitted.

The New Membership Interests to be issued in the Substitute Distribution to Non-Eligible Offerees that have complied with the conditions of the Substitute Distribution hereunder are expected to be issued on or as soon as practicable following the Effective Date in book-entry form through the facilities of the DTC to the account of their respective Subscription Nominees in which their Unsecured Notes were held, to the extent practicable.

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(c)	Securities Law and Related Matters

The New Second Lien Convertible Notes issued to the Eligible Offerees participating in the Rights Offering and the New Membership Interests issuable upon the conversion thereof (together, the “New Securities”) will be offered in the Rights Offering pursuant to an exemption from registration under the Securities Act, and any applicable state securities laws, pursuant to Regulation D under the Securities Act, and may not be resold or otherwise transferred, without registration under the Securities Act or an exemption therefrom, or any applicable federal and state securities laws. Therefore, to the extent a certificate is issued in conjunction with the issuance of the New Securities, such certificate may contain (or each book entry position shall be deemed to contain) a restricted securities legend in form and substance substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

There is not and there may not be a public market for the New Securities, and Reorganized CHC does not intend to seek any listing of the New Securities on any national securities exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for the New Securities will ever develop or, if such a market does develop, that it will be maintained. Please refer to Sections X.D, X.E, and X.F above for more detailed information regarding risks associated with the Rights Offering.

The Substitute Distribution will be distributed pursuant to section 1145 of the Bankruptcy Code and may generally be resold or otherwise transferred without registration under the Securities Act or any other applicable federal and state securities laws.

The Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participates, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale or purchase of a security, offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or a newly organized successor to the debtor under the plan, is not liable, on account of participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

(d)	Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights, or the right to receive the Substitute Distribution, shall be addressed in good faith by Reorganized CHC or CHC Parent, in consultation with the Creditors’ Committee and the Requisite Backstop Parties, the determinations of which shall be final and binding. Reorganized CHC or CHC Parent, in consultation with the Creditors’ Committee and the Requisite Backstop Parties, may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Subscription Rights for which an Offering Form and/or payment includes defects or irregularities. Offering Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured. Reorganized CHC and CHC Parent reserve the right to give notice to any Eligible Offeree or Non-Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Subscription Rights or right to receive a Substitute Distribution, or the completion or delivery of any Offering Form, and Reorganized CHC or CHC Parent, in consultation with the Creditors’ Committee and the Requisite Backstop Parties, may permit such defect or irregularity to be cured; it being understood, that none of the Debtors, Reorganized CHC, the Subscription Agent, or the Backstop Parties (or any of their respective officers, directors, employees, agents or advisors) shall incur any liability for failure to give such notification.

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Reorganized CHC or CHC Parent, with the approval of the Bankruptcy Court (if applicable) and the reasonable consent of the Creditors’ Committee and the Requisite Backstop Parties, may (i) extend the Rights Offering Expiration Time or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Subscription Rights and/or the distribution of the Substitute Distribution; and (ii) make such other changes to the Rights Offering, including changes that affect which parties constitute Eligible Offerees and/or Non-Eligible Offerees.

H.	Rights Offering and Substitute Distribution Conditioned Upon Effectiveness of the Plan; Reservation of Rights; Return of Purchase Price

All exercises of Subscription Rights, and the distribution of the Substitute Distribution, are subject to and conditioned upon the effectiveness of the Plan. Reorganized CHC will accept a Binding Rights Election only upon the confirmation and effectiveness of the Plan. Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, Reorganized CHC and CHC Parent reserve the right, with the approval of the Bankruptcy Court (if applicable), and the reasonable consent of the Creditors’ Committee and the Requisite Backstop Parties, to modify these Rights Offering Procedures or adopt additional detailed procedures if necessary in the business judgment of Reorganized CHC and CHC Parent to administer the distribution and exercise of the Subscription Rights more efficiently or to comply with applicable law.

In the event that (i) the Rights Offering is terminated, (ii) the Debtors revoke or withdraw the Plan, or (iii) the Effective Date has not occurred by the 31st day after the Bankruptcy Court’s entry of the Confirmation Order (unless such date is extended in accordance with the terms of the Plan Support Agreement and/or the Backstop Agreement, as applicable) or the conditions precedent to the occurrence of the Effective Date shall not have been satisfied or waived in accordance with the Plan, the Subscription Agent shall, within five (5) Business Days of such event, return all Rights Offering Funds held in the Rights Offering Escrow Account to each respective Eligible Offeree, without any interest, and, in the case of clauses (ii) and (iii) above, the Rights Offering shall automatically be terminated, and the Rights Offering Funds held in the Rights Offering Escrow Account will be refunded, without interest, to each respective Eligible Offeree as soon as reasonably practicable.

XIV.

Confirmation of the Plan

A.	Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”). The Confirmation Hearing has been scheduled to be heard on [●], 201[●] at [●] (Central Standard Time) in Courtroom 2, 14th Floor of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, located at Earle Cabell Federal Building, 1100 Commerce Street, Dallas, Texas 75242. The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

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B.	Objections To Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. The Bankruptcy Court has set the deadline to the confirmation of the Plan as [●], 201[●] at [●] (Central Standard Time) (the “Objection Deadline”). Any objection to confirmation of the Plan must (i) be in writing, (ii) conform to the Bankruptcy Rules and the local rules for the Bankruptcy Court for the Northern District of Texas (the “Local Rules”), (iii) set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and (iv) be filed with the Bankruptcy Court by the Objection Deadline, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)	The Debtors and Counsel to the Debtors:

CHC Group Ltd.

600 E. Las Colinas Blvd., Suite 1000

Irving, TX  75039

Attn:   Hooman Yazhari

Telephone: (214) 262-7300

Email:  hooman.yazhari@chc.ca

– and –

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX  75201

Attn:   Stephen A. Youngman, Esq.

Telephone:  (214) 746-7770

Email:  stephen.youngman@weil.com

– and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York  10153

Attn:   Gary T. Holtzer, Esq.

Kelly DiBlasi, Esq.

Telephone:  (212) 310-8000

Email:  gary.holtzer@weil.com

             kelly.diblasi@weil.com

(b)	The United States Trustee:

Office of the U.S .Trustee for the Northern District of Texas

Earle Cabell Federal Building

1100 Commerce Street, Room 976

Dallas, TX  75242

Attn:   Meredyth Kippes, Esq.

Telephone:  (214) 767-1079

Email:  meredyth.a.kippes@usdoj.gov

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(c)	The Plan Sponsors:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower

New York, NY  10036

Attn:   Michael S. Stamer, Esq.

             Jason P. Rubin, Esq.

Telephone:  (212) 872-1000

Email:   mstamer@akingump.com

             jrubin@akingump.com

– and –

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC  20036

Attn:   James Savin, Esq.

Telephone:  (202) 887-4417

Email:  jsavin@akingump.com

(d)	The Administrative Agent under the Revolving Credit Facility:

Norton Rose Fulbright

2200 Ross Avenue, Suite 3600

Dallas, TX  75201

Attn:   Louis R. Strubeck, Esq.

             Richard P. Borden, Esq.

Telephone: (214) 855-8000

Email:  louis.strubeck@nortonrosefulbright.com

             rick.borden@nortonrosefulbright.com

(e)	The Administrative Agent under the ABL Credit Facility:

Paul Hastings LLP

200 Park Avenue

New York, NY  10166

Attn:   Leslie A. Plaskon, Esq.

             Andrew V. Tenzer, Esq.

Telephone: (212) 318-6000

Email:  leslieplaskon@paulhastings.com

             andrewtenzer@paulhastings.com

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(f)	The Creditors’ Committee:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY  10036

Attn:   Douglas Mannal, Esq.

             Anupama Yerramalli, Esq.

             Rachael Ringer, Esq.

Telephone: (212) 715-9100

Email:  dmannal@kramerlevin.com

             ayerramalli@kramerlevin.com

             rringer@kramerlevin.com

– and –

Gardere Sewell Wynne LLP

3000 Thanksgiving Tower

1601 Elm Street

Dallas, TX  75201

Attn:   Marcus Helt, Esq.

Telephone:  (214) 999-3000

Email:   mhelt@gardere.com

(g)	The Individual Creditor Parties:

Brown Rudnick LLP

One Financial Center

Boston, MA  02111

Attn:   Steven B. Levine, Esq.

Telephone:  (617) 856-8587

Email:   slevine@brownrudnick.com

(h)	The Milestone Parties:

Sidley Austin LLP

787 Seventh Avenue

New York, NY  10019

Attn:   Michael G. Burke

Telephone:  (212) 839-6742

Email:   mgburke@sidley.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

AN OBJECTION TO THE PLAN FILED WITH THE BANKRUPTCY COURT WILL NOT BE CONSIDERED A VOTE TO REJECT THE PLAN.

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C.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, manager, or officer of the Reorganized Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and whether the appointment to, or continuance in, such office of such individual is consistent with the holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an Impaired Claim or Impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code, each Class of Claims either accepted the Plan or is not Impaired under the Plan;

(viii)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

122

(ix)	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

The Debtors believe that the Plan meets all of the applicable requirements of 1129(a) of the Bankruptcy Code.

(b)	Best Interests Test

With respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of Impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the proceeds available for distribution to holders of Impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit G.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit G is solely for the purpose of disclosing the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions in determining whether section 1129(a)(7) of the Bankruptcy Code is satisfied.

(c)	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections attached as Exhibit H hereto. Based upon the Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Section X hereof sets forth certain risk factors that could impact the feasibility of the Plan.

123

2.	Requirements of Section 1129(b) of the Bankruptcy Code

(a)	Cramdown

A bankruptcy court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or equity interests. To obtain such confirmation, it must be demonstrated to the bankruptcy court that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired classes. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or equity interests. The Debtors believe that the Plan satisfies this requirement.

The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests, and a “cram down” of the plan, as follows:

•	Secured Claims: either the plan must provide (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and each holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) for the realization by such holders of the indubitable equivalent of such claims.

•	Unsecured Claims: either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•	Equity Interests. either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock, or (ii) the holders of interests that are junior to the stock will not receive any property under the plan.

The Bankruptcy Code permits the bankruptcy court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes – often referred to as “cram down” – is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case. The Debtors each reserve the right to seek confirmation of the Plan, notwithstanding a rejection of the Plan by any of the Voting Classes.

124

XV.

Alternatives to Confirmation and Consummation of the Plan

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ Assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could propose a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its Assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their Assets under section 363 of the Bankruptcy Code. Holders of Claims in Classes 3, 4, and 5 may be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ Assets held by holders of Claims in Classes 3, 4, and 5 would attach to the proceeds of any sale of the Debtors’ Assets. After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 6, 7, and 8. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their Assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the Assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit G.

XVI.

Conclusion and Recommendation

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3, 4, 5, 6, 7, and 8 to vote in favor thereof.

Dated:   November 11, 2016

Dallas, Texas

[The balance of this page has been intentionally left blank.]

125

CHC Group Ltd.	CHC Hoofddorp B.V.
6922767 Holding SARL	CHC Leasing (Ireland) Limited
Capital Aviation Services B.V.	CHC Netherlands B.V.
CHC Cayman ABL Borrower Ltd.	CHC Norway Acquisition Co AS
CHC Cayman ABL Holdings Ltd.	Heli-One (Netherlands) B.V.
CHC Cayman Investments I Ltd.	Heli-One (Norway) AS
CHC Den Helder B.V.	Heli-One (U.S.) Inc.
CHC Global Operations (2008) ULC	Heli-One (UK) Limited
CHC Global Operations Canada (2008) ULC	Heli-One Canada ULC
CHC Global Operations International ULC	Heli-One Holdings (UK) Limited
CHC Helicopter (1) S.à r.l.	Heli-One Leasing (Norway) AS
CHC Helicopter (2) S.à r.l.	Heli-One Leasing ULC
CHC Helicopter (3) S.à r.l.	Heli-One USA Inc.
CHC Helicopter (4) S.à r.l.	Heliworld Leasing Limited
CHC Helicopter (5) S.à r.l.	Integra Leasing AS
CHC Helicopter Australia Pty Ltd	Lloyd Bass Strait Helicopters Pty. Ltd.
CHC Helicopter Holding S.à r.l.	Lloyd Helicopter Services Limited
CHC Helicopter S.A.	Lloyd Helicopter Services Pty. Ltd.
CHC Helicopters (Barbados) Limited	Lloyd Helicopters International Pty. Ltd.
CHC Helicopters (Barbados) SRL	Lloyd Helicopters Pty. Ltd.
CHC Holding (UK) Limited	Management Aviation Limited
CHC Holding NL B.V.

By:	/s/ Robert A. Del Genio
Name: Robert A. Del Genio
Title: Chief Restructuring Officer

[DISCLOSURE STATEMENT FOR THE JOINT CHAPTER 11 PLAN OF CHC GROUP LTD. AND ITS AFFILIATED DEBTORS]

Exhibit A

Debtors

Debtor	Last Four Digits of Federal Tax I.D. No.	Debtor	Last Four Digits of Federal Tax I.D. No.
CHC Group Ltd.	7405	CHC Hoofddorp B.V.	2413
6922767 Holding SARL	8004	CHC Leasing (Ireland) Limited	8230
Capital Aviation Services B.V.	2415	CHC Netherlands B.V.	2409
CHC Cayman ABL Borrower Ltd.	5051	CHC Norway Acquisition Co AS	6777
CHC Cayman ABL Holdings Ltd.	4835	Heli-One (Netherlands) B.V.	2414
CHC Cayman Investments I Ltd.	8558	Heli-One (Norway) AS	2437
CHC Den Helder B.V.	2455	Heli-One (U.S.) Inc.	9617
CHC Global Operations (2008) ULC	7214	Heli-One (UK) Limited	2451
CHC Global Operations Canada (2008) ULC	6979	Heli-One Canada ULC	8735
CHC Global Operations International ULC	8751	Heli-One Holdings (UK) Limited	6780
CHC Helicopter (1) S.à r.l.	8914	Heli-One Leasing (Norway) AS	2441
CHC Helicopter (2) S.à r.l.	9088	Heli-One Leasing ULC	N/A
CHC Helicopter (3) S.à r.l.	9297	Heli-One USA Inc.	3691
CHC Helicopter (4) S.à r.l.	9655	Heliworld Leasing Limited	2464
CHC Helicopter (5) S.à r.l.	9897	Integra Leasing AS	2439
CHC Helicopter Australia Pty Ltd	2402	Lloyd Bass Strait Helicopters Pty. Ltd.	2398
CHC Helicopter Holding S.à r.l.	0907	Lloyd Helicopter Services Limited	6781
CHC Helicopter S.A.	6821	Lloyd Helicopter Services Pty. Ltd.	2394
CHC Helicopters (Barbados) Limited	7985	Lloyd Helicopters International Pty. Ltd.	2400
CHC Helicopters (Barbados) SRL	N/A	Lloyd Helicopters Pty. Ltd.	2393
CHC Holding (UK) Limited	2198	Management Aviation Limited	2135
CHC Holding NL B.V.	6801

A-1

Exhibit B

Plan

B-1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

x
:
In re:	:	Chapter 11
:
CHC GROUP LTD. et al.,	:	Case No. 16–31854 (BJH)
:
:
	:	(Jointly Administered)
Debtors.	:
:
x

JOINT CHAPTER 11 PLAN OF

CHC GROUP LTD. AND ITS AFFILIATED DEBTORS

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE.

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Telephone: (214) 746-7700

Facsimile: (214) 746-7777

– and –

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated:   November 11, 2016

Dallas, Texas

Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	21

1.3	Reference to Monetary Figures	21

1.4	Consent Rights of Consenting Creditor Parties	21

1.5	Controlling Document	21

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	22

2.1	Treatment of Administrative Expense Claims	22

2.2	Treatment of Professional Fee Claims	22

2.3	Treatment of Priority Tax Claims	23

ARTICLE III.	Classification of Claims and Interests	23

3.1	Classification in General	23

3.2	Grouping of Debtors for Convenience Only	23

3.3	Summary of Classification of Claims and Interests	24

3.4	Separate Classification of Other Secured Claims	24

3.5	Elimination of Vacant Classes	24

3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes	25

3.7	Voting; Presumptions; Solicitation	25

3.8	Cramdown	25

3.9	No Waiver	25

ARTICLE IV.	Treatment of Claims and Interests	25

4.1	Class 1: Other Priority Claims	25

4.2	Class 2: Other Secured Claims	26

4.3	Class 3: Revolving Credit Agreement Claims	27

4.4	Class 4: ABL Credit Agreement Claims	27

i

4.5	Class 5: Senior Secured Notes Claims	27

4.6	Class 6: Unsecured Notes Claims	28

4.7	Class 7: General Unsecured Claims	29

4.8	Class 8: Convenience Claims	29

4.9	Class 9: Intercompany Claim	29

4.10	Class 10: Existing CHC Interests	29

4.11	Class 11: Intercompany Interests	30

4.12	Debtors’ Rights in Respect of Unimpaired Claims	30

4.13	Treatment of Vacant Classes	30

ARTICLE V.	Means for Implementation; Post-Effective Date Governance	30

5.1	Continued Corporate Existence	30

5.2	Restructuring Transactions	31

5.3	[Exit Revolving Credit Facility	31

5.4	Amended and Restated ABL Credit Facility	31

5.5	PK Financing Facility	32

5.6	Authorization, Issuance, and Delivery of New Membership Interests	32

5.7	New Second Lien Convertible Notes	32

5.8	New Unsecured Notes	33

5.9	Reorganized CHC Operating Agreement	33

5.10	Cancellation of Certain Existing Agreements	33

5.11	Release of Liens	34

5.12	Officers and Boards of Directors	35

5.13	Management Incentive Plan	35

5.14	New Intercreditor Agreement	35

5.15	Registration Rights	35

5.16	Rights Offering	36

ii

5.17	Intercompany Interests	36

5.18	Tax Matters	36

5.19	Separability	36

5.20	Settlement of Claims and Controversies	37

5.21	Restructuring Expenses	37

ARTICLE VI.	Distributions	37

6.1	Distributions Generally	37

6.2	Plan Funding	37

6.3	No Postpetition Interest on Claims	38

6.4	Date of Distributions	38

6.5	Distribution Record Date	38

6.6	Disbursing Agent	38

6.7	Delivery of Distributions	38

6.8	Unclaimed Property	39

6.9	Satisfaction of Claims	39

6.10	Manner of Payment Under Plan	39

6.11	Fractional Shares and Notes and De Minimis Cash Distributions	39

6.12	No Distribution in Excess of Amount of Allowed Claim	40

6.13	Allocation of Distributions Between Principal and Interest	40

6.14	Exemption from Securities Laws	40

6.15	Setoffs and Recoupments	40

6.16	Rights and Powers of Disbursing Agent	41

6.17	Withholding and Reporting Requirements	41

ARTICLE VII.	Procedures for Resolving Claims	42

7.1	Disputed Claims Generally	42

7.2	Objections to Professional Fee Claims	42

iii

7.3	Estimation of Claims	42

7.4	Claim Resolution Procedures Cumulative	42

7.5	Resolution of Disputed Claims	43

7.6	No Distributions Pending Allowance	43

7.7	Disputed Claims Reserve	43

7.8	Distributions After Allowance	44

ARTICLE VIII.	Executory Contracts and Unexpired Leases	45

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	45

8.2	Determination of Cure Disputes and Deemed Consent	46

8.3	Rejection	46

8.4	Survival of the Debtors’ Indemnification Obligations	47

8.5	Compensation and Benefit Plans	47

8.6	Insurance Policies	47

8.7	Reservation of Rights	47

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	48

9.1	Conditions Precedent to the Effective Date	48

9.2	Waiver of Conditions Precedent	49

ARTICLE X.	Effect of Confirmation	50

10.1	Binding Effect	50

10.2	Vesting of Assets	50

10.3	Discharge of Claims Against and Interests in the Debtors	50

10.4	Term of Pre-Confirmation Injunctions and Stays	51

10.5	Injunction Against Interference with Plan	51

10.6	Plan Injunction	51

10.7	Releases	52

10.8	Exculpation	53

iv

10.9	Injunction Related to Releases and Exculpation	53

10.10	Subordinated Claims	54

10.11	Waiver of Certain Avoidance Actions	54

10.12	Retention of Causes of Action and Reservation of Rights	54

10.13	Ipso Facto and Similar Provisions Ineffective	54

ARTICLE XI.	Retention of Jurisdiction	55

11.1	Retention of Jurisdiction	55

ARTICLE XII.	Miscellaneous Provisions	56

12.1	Amendments	56

12.2	Revocation or Withdrawal of Plan	57

12.3	Dissolution of Creditors’ Committee	57

12.4	Post-Effective Date Committee	58

12.5	Exemption from Certain Transfer Taxes	58

12.6	Payment of Statutory Fees	58

12.7	Severability	58

12.8	Governing Law	59

12.9	Immediate Binding Effect	59

12.10	Successors and Assigns	59

12.11	Entire Agreement	59

12.12	Computing Time	59

12.13	Exhibits to Plan	60

12.14	Expedited Tax Determination	60

12.15	Notices	60

12.16	Reservation of Rights	62

v

Each of CHC Group Ltd., 6922767 Holding SARL, Capital Aviation Services B.V., CHC Cayman ABL Borrower Ltd., CHC Cayman ABL Holdings Ltd., CHC Cayman Investments I Ltd., CHC Den Helder B.V., CHC Global Operations (2008) ULC, CHC Global Operations Canada (2008) ULC, CHC Global Operations International ULC, CHC Helicopter (1) S.à r.l., CHC Helicopter (2) S.à r.l., CHC Helicopter (3) S.à r.l., CHC Helicopter (4) S.à r.l., CHC Helicopter (5) S.à r.l., CHC Helicopter Australia Pty Ltd, CHC Helicopter Holding S.à r.l., CHC Helicopter S.A., CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, CHC Holding (UK) Limited, CHC Holding NL B.V., CHC Hoofddorp B.V., CHC Leasing (Ireland) Limited, CHC Netherlands B.V., CHC Norway Acquisition Co AS, Heli-One (Netherlands) B.V., Heli-One (Norway) AS, Heli-One (U.S.) Inc., Heli-One (UK) Limited, Heli-One Canada ULC, Heli-One Holdings (UK) Limited, Heli-One Leasing (Norway) AS, Heli-One Leasing ULC, Heli-One USA Inc., Heliworld Leasing Limited, Integra Leasing AS, Lloyd Bass Strait Helicopters Pty. Ltd., Lloyd Helicopter Services Limited, Lloyd Helicopter Services Pty. Ltd., Lloyd Helicopters International Pty. Ltd., Lloyd Helicopters Pty. Ltd., and Management Aviation Limited (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.                       DEFINITIONS AND INTERPRETATION.

1.1           Definitions.

The following terms shall have the respective meanings specified below:

ABL Credit Agreement means that certain Credit Agreement, dated as of June, 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among CHC Cayman ABL Borrower Ltd., as borrower, the lenders party thereto from time to time, the ABL Credit Facility Administrative Agent, and the ABL Credit Facility Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time prior to the Petition Date).

ABL Credit Agreement Claim means any Claim arising under or related to the ABL Credit Agreement or any other Loan Documents, including all Obligations, including Obligations in respect of Hedging Agreements entered into with Hedging Affiliates and/or Bank Products Agreements entered into with any Bank Products Affiliate (as each such term is defined in the ABL Credit Agreement).

ABL Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the ABL Credit Agreement.

ABL Credit Facility Administrative Agent means Morgan Stanley Senior Funding, Inc., solely in its capacity as administrative agent under the ABL Credit Agreement, and together with any of its successors in such capacity.

ABL Credit Facility Collateral Agent means BNP Paribas S.A., solely in its capacity as collateral agent under the ABL Credit Agreement, and together with any of its successors in such capacity.

1

ABL Allowed General Unsecured Claims mean a Seventy-Eight Million Dollar ($78,000,000) Allowed General Unsecured Claim against each of the Estates of CHC Cayman ABL Borrower LTD., CHC Cayman ABL Holdings LTD., CHC Helicopter Holdings S.À R.L., CHC Helicopter S.A., and 6922767 Holdings SARL, as borrower and guarantors respectively, under the ABL Credit Agreement.

Accredited Investor means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Additional Consenting Parties means each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Secured Notes, Unsecured Notes, or Claims against the Debtors, in each case, that becomes a party to the Plan Support Agreement from and after October 11, 2016 in accordance with its terms by executing and delivering a Joinder Agreement (as defined in the Plan Support Agreement), together with any of their respective successors and permitted assigns under the Plan Support Agreement.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) the Professional Fee Claims; (c) the Milestone Administrative Expense Claim; (d) the Put Option Premium, to the extent paid in cash pursuant to the terms and conditions of the Backstop Agreement; and (e) the Restructuring Expenses.

Aircraft Equipment means an aircraft, aircraft engine, propeller, appliance, or spare part (each as defined in section 40102 of title 49 of the United States Code) that is subject to a security interest granted by, leased to, or conditionally sold to any of the Debtors, including all records and documents relating to such equipment.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) that is not Disputed, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed by Final Order of the Bankruptcy Court, (iv) any Claim expressly allowed under this Plan, (v) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (vi) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge. If a Claim is Allowed only in part, any provisions hereunder with respect to Allowed Claims are applicable solely to the Allowed portion of such Claim.

2

Amended and Restated ABL Credit Agreement means the Revolving Credit Agreement, as amended and restated, substantially in the form contained in the Plan Supplement and the terms of which shall be consistent in all material respects with those set forth in the Amended and Restated ABL Credit Facility Term Sheet.

Amended and Restated ABL Credit Facility means that certain asset-backed loan credit facility provided to the Reorganized Debtors pursuant to the Amended and Restated ABL Credit Agreement.

Amended and Restated ABL Credit Facility Documents means, collectively, the Amended and Restated ABL Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

Amended and Restated ABL Credit Facility Term Sheet means that term sheet approved on [__] at Docket No. [__].

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association, operating agreement (including the Reorganized CHC Operating Agreement), or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing document, and the terms of which shall be consistent in all material respects with the Plan Term Sheet (as defined in, and attached to, the Plan Support Agreement) and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any operating agreement (including the Reorganized CHC Operating Agreement), memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent it contains material changes to the existing document, and the terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Asset means all of the right, title, and interest in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

Avoidance Actions means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

3

Backstop Agreement means that certain Backstop Agreement, dated as of October 11, 2016, by and among CHC Parent and the Backstop Parties.

Backstop Commitment means the obligation of the Backstop Parties to purchase the New Second Lien Convertible Notes in the Rights Offering in the amounts set forth in Exhibit A to the Backstop Agreement, pursuant to the terms and conditions of the Backstop Agreement.

Backstop Parties means certain of the Plan Sponsors and the Individual Creditor Parties, together with any of their respective successors and permitted assigns pursuant to the terms and conditions of the Backstop Agreement, that have agreed to backstop the Rights Offering under the Backstop Agreement, each in its capacity as such.

Ballot means the applicable form or forms of ballot(s) to be distributed to holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Canadian Court means the Supreme Court of British Columbia.

Canadian Recognition Proceeding means the proceeding commenced before the Canadian Court by CHC Parent, as foreign representative of the Debtors, on September 30, 2016, under Part IV of the Companies’ Creditors Arrangement Act, seeking, among other things, recognition of the Chapter 11 Cases as “foreign main proceedings” (ii) recognition of CHC Parent as the foreign representative of the Debtors; (iii) recognition of certain orders granted by the Bankruptcy Court in the Chapter 11 Cases; and (iv) a stay of all proceedings against the Canadian Debtors and their directors and officers.

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Cash means legal tender of the United States of America.

Cash Collateral Order means, collectively, (a) the interim orders authorizing the use of prepetition collateral and cash collateral entered by the Bankruptcy Court on May 07, 2016 [Docket No. 61]; June 08, 2016 [Docket No. 274]; July 08, 2016 [Docket No. 570]; August 09, 2016 [Docket No. 734]; September 02, 2016 [Docket No. 831]; September 23, 2016 [Docket No. 906]; October 21, 2016 [Docket No. 1045]; and November 7, 2016 [Docket No. 1146]; and (b) the final order authorizing and granting such relief, entered by the Bankruptcy Court on [November __, 2016] [Docket No. __].

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including any fraudulent transfer or similar claims.

Cayman Proceedings means any proceedings in the Cayman Islands necessary to effectuate the Restructuring.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on May 5, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re CHC Group Ltd., et al., Ch. 11 Case No. 16-31854 (BJH).

CHC Parent means CHC Group Ltd., a Cayman Islands exempted company.

Claim means a “claim” against a Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is valid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

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Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court, together with all exhibits, appendices, supplements, and related documents, confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Consenting Creditor Parties means the Milestone Parties, the Plan Sponsors, the Creditors’ Committee, the Individual Creditor Parties, and the Additional Consenting Parties.

Convenience Claim means any Claim against the Debtors that would otherwise be a General Unsecured Claim that is (i) Allowed in the Convenience Claim Amount or less, or (ii) irrevocably reduced to the Convenience Claim Amount at the election of the holder of the Claim evidenced on the Ballot submitted by such holder; provided, however, that a General Unsecured Claim may not be subdivided into multiple Claims of the Convenience Claim Amount or less for purposes of receiving treatment as a Convenience Claim; provided, further, however that, to the extent that a holder of a Convenience Claim against a Debtor holds any joint and several liability claims, guaranty claims, or other similar claims against any other Debtors arising from or relating to the same obligations or liability as such Convenience Claim, such holder shall only be entitled to a distribution on one Convenience Claim against the Debtors in full and final satisfaction of all such Claims.

Convenience Claim Amount means [________] Dollars ($[______]), or such greater amount as may be agreed to among the Debtors and the Creditors’ Committee.

Convenience Claim Distribution Amount means the aggregate amount of Cash distributed to holders of Allowed Convenience Class Claims against all Debtors, which amount shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate.

Creditors’ Committee means the statutory committee of unsecured claimholders appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as same may be constituted from time to time.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute means a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues related to assumption of an executory contract or unexpired lease.

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Cure Notice means a notice of a proposed Cure Amount to be paid in connection with an executory contract or unexpired lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (i) procedures for objecting to proposed assumptions or assumptions and assignments of executory contracts and unexpired leases, (ii) any Cure Amount to be paid in connection therewith, and (iii) procedures for resolution by the Bankruptcy Court of any related disputes.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof, including any Debtor, or Reorganized Debtor, as applicable, that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and other applicable law, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Disclosure Statement Order means the order entered by the Bankruptcy Court approving the Disclosure Statement.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation (pursuant to Section 7.3 of this Plan or otherwise) that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Disputed Claims Reserve means the reserve established pursuant to and governed by Section 7.7 of this Plan.

Distribution Record Date means the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

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Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Eligible Offeree means a holder or transferee of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim, in each case who is an Accredited Investor as of the Rights Offering Record Date.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy

Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Plan Sponsors; (c) the Disbursing Agent; (d) the Senior Secured Notes Indenture Trustee; (e) the Secured Parties Collateral Agent; (f) the Milestone Parties and the Milestone Trustees; (g) the Creditors’ Committee and its current and former members; (h) the Unsecured Notes Indenture Trustee; (i) the Individual Creditor Parties; (j) the Backstop Parties and (k) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Existing CHC Interests means all Interests in CHC Parent immediately prior to the Effective Date, including all options, warrants, ordinary and preferred shares.

[Exit Revolving Credit Agreement means the proposed Revolving Credit Agreement, as amended and restated, substantially in the form contained in the Plan Supplement, and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.]1

[Exit Revolving Credit Facility means that certain revolving credit facility provided to the Reorganized Debtors pursuant to the Exit Revolving Credit Agreement.]

[Exit Revolving Credit Facility Documents means, collectively, the Exit Revolving Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).]

1 Treatment of Revolving Credit Agreement Claims under negotiation.

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Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing is then pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

General Unsecured Claim means any Claim that is (a) not an Administrative Expense Claim, a Professional Fee Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Senior Secured Note Claim, an ABL Credit Agreement Claim (other than the ABL Allowed General Unsecured Claim), an Unsecured Notes Claim, a Senior Secured Notes Deficiency Claim, an Intercompany Claim, or a Convenience Claim, or (b) otherwise determined by an order of the Bankruptcy Court to be a General Unsecured Claim, including, for the avoidance of doubt, the Milestone Allowed General Unsecured Claim.

General Unsecured Claims Distribution means, collectively, (i) eleven-point-six percent (11.6%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to one-point-seven percent (1.7%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan), and (ii) the New Unsecured Notes less the amount of the Convenience Claim Distribution Amount.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Indenture Trustees means the Senior Secured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee.

Individual Creditor Parties means Solus Alternative Asset Management LP and Marble Ridge Capital LP, as beneficial holders, or investment advisors or managers for the account of such beneficial holders of Unsecured Notes, together with any of their respective successors and permitted assigns under the Plan Support Agreement that have executed the Plan Support Agreement.

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Intercompany Claim means any Claim against a Debtor held by either another Debtor or by a non-debtor affiliate of a Debtor. For the avoidance of doubt, any Claims against a Debtor held by either another Debtor or by a non-debtor affiliate of a Debtor that has otherwise been assigned by such Debtor or non-debtor affiliate to a third-party is not an Intercompany Claim.

Intercompany Interest means an Interest in a Debtor other than CHC Parent held by another Debtor or by a non-debtor affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Local Rules means the local bankruptcy rules of the Bankruptcy Court.

Management Incentive Plan means the management incentive plan that will be adopted by the Reorganized Debtors on, or as soon as reasonably practicable after, the Effective Date, consistent with the terms set forth in the Plan Supplement.

Management Incentive Plan Securities means the New Membership Interests, or any options, warrants, or other securities, issued pursuant to the Management Incentive Plan.

Milestone means The Milestone Aviation Group Limited.

Milestone Administrative Expense Claim has the meaning ascribed to the term “Agreed Administrative Expense Claim” in the Milestone Term Sheet.

Milestone Aircraft Lease Agreements means the Milestone Committed Aircraft Lease Agreements and the Milestone Incremental Aircraft Lease Agreements.

Milestone Committed Aircraft Lease Agreements means the Facility Documents and the Definitive Restructuring Documents in respect of the Committed Aircraft (as those terms are defined in the Milestone Term Sheet).

Milestone Incremental Aircraft Lease Agreements means Definitive Restructuring Documents entered into post-petition for the Incremental Aircraft (as those terms are defined in the Milestone Term Sheet).

Milestone Parties means collectively, The Milestone Aviation Group Limited; The Milestone Aviation Asset Holding Group No. 1 Ltd; The Milestone Aviation Asset Holding Group No. 8 Ltd; The Milestone Aviation Asset Holding Group No. 20 Ltd; The Milestone Aviation Asset Holding Group No. 25 Ltd; Milestone Export Leasing, Limited; GE Capital Equipment Finance Ltd; and GE European Equipment Finance (Aircraft No. 2) Limited.

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Milestone Trustees has the meaning ascribed to such term in the Milestone Term Sheet.

Milestone Term Sheet means that certain term sheet, dated as of October 11, 2016, by and among CHC Parent and The Milestone Aviation Group Limited, attached as Exhibit C to the Plan Support Agreement, and all exhibits, schedules, and annexes, including the PK Commitment Letter, related thereto, as may be amended pursuant to the terms thereof.

Milestone Allowed General Unsecured Claim means the Allowed General Unsecured Claim of the Milestone Parties in the amounts set forth in the Milestone Term Sheet.

New Board means the initial five (5) member board of managers of Reorganized CHC comprised of: (a) the Chief Executive Officer, Karl Fessenden; (b) three (3) managers selected by the Requisite Plan Sponsors in their sole discretion, but after consultation with the Chief Executive Officer; and (c) one (1) independent manager selected by the Requisite Plan Sponsors in their sole discretion, but after consultation with the Creditors’ Committee and the Individual Creditor Parties, and in each instance as disclosed in the Plan Supplement.

New Intercreditor Agreement means that certain Intercreditor Agreement, to be entered into on the Effective Date, if necessary, by and between the Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Membership Interest means one of the ordinary membership interests of Reorganized CHC to be issued on the Effective Date.

New Second Lien Convertible Notes means the New Second Lien Convertible Notes due three-and-a-half years from the Effective Date, issued pursuant to the New Second Lien Convertible Notes Indenture in the initial aggregate principal amount of Four Hundred Sixty-Four Million One Hundred Forty-Eight Thousand One Hundred Forty-Eight Dollars ($464,148,148).

New Second Lien Convertible Notes Documents means, collectively, the New Second Lien Convertible Notes Indenture and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

New Second Lien Convertible Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized CHC, the guarantors party thereto, and the New Second Lien Convertible Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

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New Second Lien Convertible Notes Indenture Trustee means ________________, solely in its capacity as indenture trustee under the New Second Lien Convertible Notes Indenture.

New Unsecured Notes means the New Unsecured Notes due seven (7) years from the Effective Date issued pursuant to the New Unsecured Notes Indenture in the aggregate principal amount of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000).

New Unsecured Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized CHC, the guarantors party thereto, and the New Unsecured Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Unsecured Notes Indenture Trustee means ___________________, solely in its capacity as indenture trustee under the New Unsecured Notes Indenture.

Non-Eligible Offeree means a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim that is not an Accredited Investor as of the Rights Offering Record Date.

Other Priority Claim means any claim asserting a priority described in section 507(a) of the Bankruptcy Code that is not: (a) an Administrative Expense Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim, an ABL Credit Agreement Claim, or a Senior Secured Notes Claim.

Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code, or other entity (as defined in section 101(15) of the Bankruptcy Code).

Petition Date means May 5, 2016.

PK means PK Transportation Finance Ireland Limited.

PK Financing Commitment Letter means the financing commitment letter from PK for a One Hundred Fifty Million Dollar ($150,000,000) asset backed debt facility in the form attached as Exhibit B to the Milestone Term Sheet, as approved by the Bankruptcy Court on ________ [Docket No. ____].

PK Financing Facility Documents means collectively, any and all agreements, documents, and instruments delivered or entered into in connection with the PK Financing Facility (including any guarantee agreements and collateral documentation) substantially in the forms contained in the Plan Supplement.

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PK Financing Facility means the senior secured asset backed term loan facility between PK and a group of other lenders to be arranged by PK, as lenders, and a special purpose company incorporated in Ireland wholly owned by CHC Parent, as the borrower, for the purpose of acquiring and/or refinancing certain aircraft as contemplated by the PK Financing Commitment Letter, such facility to be utilized through one drawdown per aircraft.

Plan means this joint chapter 11 plan of reorganization, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), all as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims under this Plan.

Plan Document means any document, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, each of which, for the avoidance of doubt, is a Restructuring Document (as defined in the Plan Support Agreement), and includes, without limitation, any document included in the Plan Supplement, the Amended and Restated ABL Credit Facility Documents, PK Financing Facility Documents (if applicable), Amended Certificate of Incorporation, Amended By-Laws, Exit Revolving Credit Facility Documents, New Intercreditor Agreement, New Second Lien Convertible Notes Documents, the Registration Rights Agreement and the Reorganized CHC Operating Agreement.

Plan Equity Value means the agreed equity value of the New Membership Interests, which equity value is Five Hundred Forty-Three Million Five Hundred Thousand Dollars ($543,500,000) (assuming conversion of the New Second Lien Convertible Notes in full).

Plan Sponsors means the beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Senior Secured Notes that have executed the Plan Support Agreement, and which are listed on Exhibit A to the Plan Term Sheet (as defined in, and attached to, the Plan Support Agreement).

Plan Supplement means a supplemental appendix to this Plan which shall be consistent with the Plan Support Agreement and contain, among other things, substantially final forms of the Management Incentive Plan term sheet, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Reorganized CHC Operating Agreement, the [Exit Revolving Credit Agreement], the Amended and Restated ABL Credit Agreement, the PK Financing Facility Documents (if applicable), the New Second Lien Convertible Notes Indenture, the New Unsecured Notes Indenture, the New Intercreditor Agreement (if applicable), the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, the Schedule of Rejected Aircraft Leases, the Schedule of Assumed Compensation and Benefit Plans, and, with respect to the members of the New Board and officers of the Reorganized Debtors, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement. Each of the Plan Supplement documents shall be in form and substance reasonably acceptable to the Debtors, the Creditors Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties, provided however that all Governance Matters (as defined in the Plan Support Agreement) shall be consistent in all material respects with the Plan Term Sheet, and determined by the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties), and otherwise in accordance with the Plan Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

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Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of October 11, 2016, by and among the Debtors and the Consenting Creditor Parties, as may be amended, restated, or otherwise modified in accordance with its terms, and as approved by the Support Agreements Approval Order.

Plan Term Sheet has the meaning ascribed to “Term Sheet” in the Plan Support Agreement.

Post-Effective Date Committee means the committee established pursuant to Section 12.4 hereof.

Post-Effective Date Committee Fee Cap means a cap of Five Hundred Thousand Dollars ($500,000) in the aggregate on the fees and expenses of the Post-Effective Date Committee.

Postpetition Aircraft Agreement means an agreement (including leases, subleases, security agreements, and mortgages and any amendments, modifications, or supplements of or to any lease, sublease, security agreement, or mortgage, and such leases, subleases, security agreements, guarantee agreements, or mortgages as so amended, modified, or supplemented, and any agreement settling or providing for any Claims or other otherwise addressing any matters relating to any lease, sublease, security agreement, mortgage or any amendment, modification, or supplement of or to any lease, sublease, security agreement, or mortgage) entered into by the Debtors relating to Aircraft Equipment and either (i) set forth on the Schedule of Assumed Aircraft Leases or the Schedule of Rejected Aircraft Leases in Plan Supplement or (ii) entered into subsequent to the filing of such schedules and identified by the Debtors as a Postpetition Aircraft Agreement in a filing with the Bankruptcy Court.

Prepetition Note Indentures means the Senior Secured Notes Indenture and the Unsecured Notes Indenture.

Priority Tax Claim means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

Professional Fee Claim means any Claims for accrued fees and expenses (including success fees) for services rendered and expenses incurred by Professional Persons, subject to the Court’s approved interim compensation procedures from the Petition Date through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. For the avoidance of doubt, the fees and expenses of the Indenture Trustees and all other Restructuring Expenses do not constitute Professional Fee Claims.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Put Option Premium means a nonrefundable aggregate premium (a) payable on the Effective Date to the Backstop Parties in New Second Lien Convertible Notes in a principal amount of Thirty Million Eight Hundred Fourteen Thousand Eight Hundred Fifteen Dollars ($30,814,815) or (b) payable in cash if the Backstop Agreement is terminated prior to the Effective Date, in each case pursuant to the terms and conditions of the Backstop Agreement.

QIB means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

Registration Rights Agreement means one or more registration agreements that may be entered into on the Effective Date by the Registration Rights Parties, terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Registration Rights Parties means Reorganized CHC and the Plan Sponsors.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

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Released Parties means, collectively, and in each case solely in their capacities as such: (a) the Debtors; (b) the Plan Sponsors; (c) the Backstop Parties; (d) the Senior Secured Notes Indenture Trustee; (e) the Secured Parties Collateral Agent; (f) the Milestone Parties, the Milestone Trustees, and PK; (g) the Creditors’ Committee and its current and former members (h) the Unsecured Notes Indenture Trustee; (i) the Individual Creditor Parties; and (j) with respect to each of the foregoing Entities, such Entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Releasing Parties means (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, and (iv) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein.

Reorganized CHC means a new Cayman limited liability company, which will acquire all of the Assets of the CHC Parent on the Effective Date in accordance with this Plan and the Cayman Proceedings.

Reorganized CHC Operating Agreement means the operating agreement for Reorganized CHC, the terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise be acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan, and Reorganized CHC.

Requisite Plan Sponsors means, as of any date of determination, the Plan Sponsors that are providing at least a majority of the Plan Sponsors’ aggregate Backstop Commitments in respect of the Rights Offering.

Restructuring means the financial and operational restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means the fees and expenses payable pursuant to the Cash Collateral Order, the Plan Support Agreement, the Backstop Agreement, and the Amended and Restated ABL Credit Facility Term Sheet.

Restructuring Transactions means the one or more transactions outlined in Exhibit [__] to the Disclosure Statement, which shall also be included in the Plan Supplement (and may be amended and supplemented therein).

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Revolving Credit Agreement means that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among CHC Helicopter S.A., CHC Global Operations International Inc., CHC Global Operations (2008) Inc., Heli-One Canada Inc., Heli-One Leasing Inc., CHC Den Helder B.V., CHC Holding NL B.V., CHC Netherlands B.V., CHC Norway Acquisition Co AS, and Heli-One (Norway) AS, as borrowers, the lenders and Issuing Banks party thereto from time to time, the Revolving Credit Facility Administrative Agent, and the Secured Parties Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time prior to the Petition Date).

Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Loan Documents, including all Secured Obligations, including Secured Obligations consisting of Cash Management Obligations and/or Hedging Obligations (as each such term is defined in the Revolving Credit Agreement), which claims shall be Allowed in the aggregate amount of [$________].

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Administrative Agent means HSBC Bank PLC., solely in its capacity as administrative agent under the Revolving Credit Agreement, and together with any of its successors in such capacity.

Revolving Credit Facility Lenders means the lenders party to the Revolving Credit Agreement, solely in their capacity as such.

Rights Offering means that certain rights offering pursuant to which each Eligible Offeree is entitled to receive Subscription Rights to acquire the New Second Lien Convertible Notes in accordance with the Rights Offering Procedures.

Rights Offering Procedures means the procedures for the implementation of the Rights Offering, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and included in Section XIII of the Disclosure Statement.

Rights Offering Record Date means the date established in the Rights Offering Procedures as the record date for determining the holders of Allowed Senior Secured Notes Claims or Allowed Unsecured Notes Claims entitled to receive the Subscription Rights.

Schedule of Assumed Aircraft Leases means the schedule of unexpired aircraft leases to be assumed and, if applicable, assigned, by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Assumed Compensation and Benefit Plans means the schedule of employment and severance policies, and compensation and benefits plans, policies and programs of the Debtors to be assumed by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

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Schedule of Assumed Contracts and Leases means the schedule of executory contracts and unexpired leases to be assumed, and, if applicable, assigned, by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Rejected Aircraft Leases means the schedule of unexpired aircraft leases to be rejected by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Rejected Contracts and Leases means the schedule of executory contracts and unexpired leases to be rejected by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Parties Collateral Agent means HSBC Corporate Trustee Company (UK) Limited, in its capacity as collateral agent under the Revolving Credit Facility and the Senior Secured Notes, and together with any of its successors in such capacity.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Secured Notes means the 9.25% Senior Secured Notes due 2020 issued pursuant to the Senior Secured Notes Indenture in the aggregate principal amount outstanding of One Billion Fourteen Million Two Hundred Eighty-Nine Thousand Two Hundred Dollars ($1,014,289,200).

Senior Secured Notes Claim means any Claim arising from, or related to, the Senior Secured Notes Indenture and the Senior Secured Notes, including all accrued prepetition interest, fees, and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including the Senior Secured Notes Indenture Trustee Expenses, and any related guarantee claims.

Senior Secured Notes Deficiency Claim means any portion of the Senior Secured Notes Claim that is an unsecured Claim.

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Senior Secured Notes Indenture means that certain Indenture, dated as of October 4, 2010, by and among CHC Helicopter S.A., as issuer, each of the guarantors named therein, the Senior Secured Notes Indenture Trustee, and the Secured Parties Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Secured Notes Indenture Trustee means The Bank of New York Mellon, solely in its capacity as indenture trustee under the Senior Secured Notes Indenture.

Senior Secured Notes Indenture Trustee Charging Lien means the Lien that secures repayment of the Senior Secured Notes Indenture Trustee Expenses, as provided for in section 7.07(d) of the Senior Secured Notes Indenture.

Senior Secured Notes Indenture Trustee Expenses means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Senior Secured Notes Indenture Trustee that are required to be paid under the Senior Secured Notes Indenture. Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Senior Secured Notes Indenture Trustee that are required to be paid under the Senior Secured Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable and documented unpaid legal fees and expenses actually incurred by counsel to the Senior Secured Notes Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the holders of Senior Secured Notes Claims.

Senior Secured Notes Subscription Rights means the Subscription Rights to participate in Two Hundred Eighty Million Dollars ($280,000,000) of the Rights Offering for the New Second Lien Convertible Notes (the number of New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes will be equal to 74.41% of the New Membership Interests on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., Four Hundred Four Million Four Hundred Forty-Four Thousand Four Hundred Forty-Four Dollars ($404,444,444) face amount of the New Second Lien Convertible Notes as of the Effective Date)).

Subscription Rights means the rights to purchase New Second Lien Convertible Notes in accordance with the Rights Offering Procedures.

Support Agreements means, collectively, the Plan Support Agreement, the Backstop Agreement, the Milestone Term Sheet, and all exhibits, schedules, annexes and agreements related to each of the foregoing, including, without limitation, the PK Financing Commitment Letter (as defined in the Plan Support Agreement).

Support Agreements Approval Order means the order of the Bankruptcy Court entered on [November __, 2016] [Docket No. __] approving the Support Agreements.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

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Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Notes means the 9.375% Unsecured Notes due 2021 issued pursuant to the Unsecured Notes Indenture in the aggregate principal amount outstanding of Ninety-Four Million Seven Hundred Thirty-Two Thousand Three Hundred Dollars ($94,732,300).

Unsecured Notes Claim means any Claim arising from, or related to, the Unsecured Notes Indenture and the Unsecured Notes, including all accrued prepetition interest, fees, and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee Expenses, and any related guarantee claims.

Unsecured Notes Indenture means that certain Indenture, dated as of May 13, 2013 (as amended, modified, or otherwise supplemented from time to time), by and among CHC Helicopter S.A., as issuer, each of the guarantors named therein, and The Bank of New York Mellon, as original indenture trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time prior to the Petition Date).

Unsecured Notes Indenture Trustee means the Law Debenture Trust Company of New York, solely in its capacity as successor indenture trustee under the Unsecured Notes Indenture, and together with any of its successors in such capacity.

Unsecured Notes Indenture Trustee Charging Lien means the Lien that secures repayment of the Unsecured Notes Indenture Trustee Expenses, as provided for in section 7.07(d) of the Unsecured Notes Indenture.

Unsecured Notes Indenture Trustee Expenses means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Unsecured Notes Indenture Trustee that are required to be paid under the Unsecured Notes Indenture. Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Unsecured Notes Indenture Trustee that are required to be paid under the Unsecured Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable and documented unpaid legal fees and expenses actually incurred by counsel to the Unsecured Notes Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the holders of Unsecured Notes Claims.

Unsecured Notes Subscription Rights means the Subscription Rights to participate in Twenty Million Dollars ($20,000,000) of the Rights Offering for the New Second Lien Convertible Notes (the number of New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes will be equal to 5.32% of the New Membership Interests on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., Twenty-Eight Million Eight Hundred Eighty-Eight Thousand Eight Hundred Eighty-Nine Dollars ($28,888,889) face amount of the New Second Lien Convertible Notes as of the Effective Date)).

U.S. Trustee means the United States Trustee for Region 6.

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Voting Deadline means the deadline established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors’ solicitation agent.

1.2	Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting and shall be read to include “without limitation”. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4	Consent Rights of Consenting Creditor Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Consenting Creditor Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Restructuring Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5	Controlling Document.

In the event of an inconsistency between this Plan and any instrument or document in the Plan Supplement, the terms of the relevant instrument or document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, this Plan shall control. As of the Effective Date, in the event of an inconsistency between this Plan and the Plan Support Agreement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

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ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1	Treatment of Administrative Expense Claims.

Except with respect to Professional Fee Claims and Priority Tax Claims, and to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business including Administrative Expense Claims arising from or with respect to the sale of goods or services on or after the Petition Date, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

2.2	Treatment of Professional Fee Claims.

All Professional Persons seeking payment of Professional Fee Claims shall file, no later than sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court and shall be paid in full, in Cash. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.21 of the Plan.

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2.3	Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, in full and final satisfaction of such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) equal annual installment payments in Cash, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, over a period ending not later than five (5) years after the Petition Date, or (iii) treatment in a manner not less favorable than the most favored non-priority unsecured claim provided for by this Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, including this Plan, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

3.2	Grouping of Debtors for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment of Claims and Interests under this Plan and confirmation of this Plan. Although this Plan applies to all of the Debtors, the Plan constitutes forty-three (43) distinct chapter 11 plans, one for each Debtor, and for voting and distribution purposes, each Class of Claims will be deemed to contain sub-classes for each of the Debtors, to the extent applicable. To the extent there are no Allowed Claims or Interest with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided herein, to the extent a holder has a Claim that may be asserted against more than one Debtor, the vote of such holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor against which such holder has a Claim. The grouping of the Debtors in this manner shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

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3.3	Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in each Debtor and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject this Plan with respect to such Debtor:

Class	Type of Claim or Interest	Impairment	Entitled to Vote

Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)

Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)

Class 3	Revolving Credit Agreement Claims	Impaired	Yes

Class 4	ABL Credit Agreement Claims	Impaired	Yes

Class 5	Senior Secured Notes Claims	Impaired	Yes

Class 6	Unsecured Notes Claims	Impaired	Yes

Class 7	General Unsecured Claims	Impaired	Yes

Class 8	Convenience Claims	Impaired	Yes

Class 9	Intercompany Claims	Unimpaired	No (Deemed to accept)

Class 10	Existing CHC Interests	Impaired	No (Deemed to reject)

Class 11	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5	Elimination of Vacant Classes.

With respect to each Debtor, any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

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3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes

With respect to each Debtor, if a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

3.7	Voting; Presumptions; Solicitation.

(a)          Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3, 4, 5, 6, 7, and 8 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3, 4, 5, 6, 7, and 8 will receive ballots containing detailed voting instructions.

(b)          Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 9, and 11 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)          Deemed Rejection by Impaired Classes. Holders of Existing CHC Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject the Plan.

3.8	Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.9	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1	Class 1: Other Priority Claims.

(a)          Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors, with consent of the Requisite Plan Sponsors and the Creditors’ Committee, not be unreasonably withheld, or the Reorganized Debtor, as applicable, (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions without further action by the holders of such Other Priority Claims or further approval by the Bankruptcy Court.

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(b)          Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Priority Claims.

4.2	Class 2: Other Secured Claims.

(a)          Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or Reorganized Debtors: (i) be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) Cash in an amount equal to the Allowed amount of such Claim as determined in accordance with section 506(a) of the Bankruptcy Code, on the later of the initial distribution date under this Plan and thirty (30) days after the date such Other Secured Claim is Allowed (or as soon thereafter as is practicable); or (iii) receive the Collateral securing its Allowed Other Secured Claim on the later of the initial distribution date under this Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim (or as soon thereafter as is reasonably practicable).

(b)          Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

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4.3	Class 3: Revolving Credit Agreement Claims.

(a)          Treatment: [On the Effective Date, or as soon as practicable thereafter, holders of Allowed Revolving Credit Agreement Claims shall receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, such holder’s Pro Rata share of the Exit Revolving Credit Facility or such treatment that would otherwise satisfy Section 1129 of the Bankruptcy Code.]

(b)          Impairment and Voting: Allowed Revolving Credit Agreement Claims are Impaired. Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4	Class 4: ABL Credit Agreement Claims.

(a)          Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed ABL Credit Agreement Claim shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed ABL Credit Agreement Claim and, in accordance with the Amended and Restated ABL Credit Facility Term Sheet, its Pro Rata share of: (i) the Amended and Restated ABL Credit Agreement; (ii) distributions on account of the ABL Allowed General Unsecured Claim, which Allowed Claim shall receive treatment in accordance with section 4.7 hereof; and (iii) the Exit Payment (as defined in the Amended and Restated ABL Credit Facility Term Sheet).

(b)          Impairment and Voting: Allowed ABL Credit Agreement Claims are Impaired. Holders of Allowed ABL Credit Agreement Claims are entitled to vote on this Plan.

4.5	Class 5: Senior Secured Notes Claims.

(a)          Treatment: On or as soon as practicable after the Effective Date, each holder of a Senior Secured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than One Billion Sixty-Seven Million Dollars ($1,067,000,000) through the Petition Date, plus any additional accrued prepetition interest, fees, and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including Senior Secured Notes Indenture Trustee Expenses, shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Senior Secured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Senior Secured Notes Indenture Trustee, its Pro Rata share of: (i) seventy-nine-and-a-half percent (79.5%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to eleven-point-six percent 11.6% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Senior Secured Notes Subscription Rights and (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to one percent (1%) of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Senior Secures Notes Indenture Trustee, Cash in amount equal to the Senior Secured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Senior Secured Notes Claims shall be distributed Pro Rata to all holders of Allowed Senior Secured Notes Claims. Upon acceptance of the Plan by Class 5, all holders of Senior Secured Notes Claim shall be deemed to have agreed to forgo any distribution in respect of their Senior Secured Notes Deficiency Claim. Distributions received under the Plan by holders of Allowed Senior Secured Notes Claims shall be subject to the Senior Secured Notes Indenture Trustee Charging Lien if the Senior Secured Notes Indenture Trustee Expenses are not paid pursuant to this Section 4.5(a).

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(b)          Impairment and Voting: Allowed Senior Secured Notes Claims are Impaired. Holders of Allowed Senior Secured Notes Claims are entitled to vote on this Plan.

4.6	Class 6: Unsecured Notes Claims.

(a)          Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Unsecured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than Ninety-Four Million Seven Hundred Thirty-Two Thousand Three Hundred Dollars ($94,732,300) through the Petition Date, plus all accrued prepetition interest, fees, and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee, shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Unsecured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Unsecured Notes Indenture Trustee, its Pro Rata share of: (i) eight-point-nine percent (8.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to one-point-three percent (1.3%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Unsecured Notes Subscription Rights or (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to zero-point-one percent (0.1%) of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Unsecured Notes Indenture Trustee, Cash in amount equal to the Unsecured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Unsecured Notes Claims shall be distributed Pro Rata to all holders of Allowed Unsecured Notes Claims. Distributions received under the Plan by holders of Allowed Unsecured Notes Claims shall be subject to the Unsecured Notes Indenture Trustee Charging Lien if the Unsecured Notes Indenture Trustee Expenses are not paid pursuant to this Section 4.6(a).

(b)          Impairment and Voting: Allowed Unsecured Notes Claims are Impaired. Holders of Allowed Unsecured Notes Claims are entitled to vote on this Plan.

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4.7	Class 7: General Unsecured Claims.

(a)          Treatment: Each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed General Unsecured Claim, and, in accordance with the Restructuring Transactions, its Pro Rata share of the General Unsecured Claims Distribution allocated to the applicable Debtor entity against which it holds an Allowed General Unsecured Claim, as set forth on and in accordance with the Schedule [__] attached to this Plan.

(b)          Impairment and Voting: Allowed General Unsecured Claims are Impaired. Holders of Allowed General Unsecured Claims are entitled to vote on this Plan.

4.8	Class 8: Convenience Claims

(a)          Treatment: Except to the extent that a holder of an Allowed Convenience Claim and the Debtors, with the consent of the Creditors’ Committee, which shall not be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to less favorable treatment, each holder of an Allowed Convenience Claim shall receive, on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, in full and final satisfaction of such Allowed Convenience Claim, the lesser of (i) payment in full in Cash, or (ii) its Pro Rata share of the Convenience Claims Distribution Amount. Allowed Convenience Claims shall not include interest from and after the Petition Date or include any penalty on such Claim.

(b)          Impairment and Voting: Allowed Convenience Claims are Impaired. Holders of Allowed Convenience Claims are entitled to vote on this Plan.

4.9	Class 9: Intercompany Claim

(a)          Treatment: All Allowed Intercompany Claims shall be adjusted, continued, or discharged, in each case in a manner reasonably acceptable to the Debtors or Reorganized Debtors, as applicable, the Requisite Plan Sponsors, and the Creditors’ Committee. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b)          Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan. Therefore, holders of Allowed Intercompany Claims are not entitled to vote on this Plan.

4.10	Class 10: Existing CHC Interests.

(a)          Treatment: As soon as reasonably practicable following the Effective Date, CHC Parent shall be liquidated or voluntarily struck-off. Holders of Existing CHC Interests shall not receive or retain any property under the Plan or pursuant to the Cayman Proceedings on account of such Interests.

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(b)          Impairment and Voting: Existing CHC Interests are Impaired. Holders of Existing CHC Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject this Plan.

4.11	Class 11: Intercompany Interests.

(a)           Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Allowed Intercompany Interests shall be Reinstated.

(b)           Impairment and Voting: Allowed Intercompany Interests are Unimpaired. Holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan.

4.12	Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.13	Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1	Continued Corporate Existence.

Except as otherwise provided in this Plan or pursuant to the Cayman Proceedings, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

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5.2	Restructuring Transactions

Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise herein, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors, subject to any consents required by the Plan Support Agreement, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan including (a) the Restructuring Transactions; (b) the consummation of the transactions provided for under or contemplated by the Support Agreements; (c) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Support Agreements and that satisfy the requirements of applicable law; (d) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the Support Agreements; (e) the implementation and consummation of the Cayman Proceedings; and (f) all other actions that the Debtors, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld, or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with this Plan.

5.3	[Exit Revolving Credit Facility

(a)          On the Effective Date, the Exit Revolving Credit Facility Documents or any other document necessary to effectuate the treatment of the Revolving Credit Agreement Claims shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Exit Revolving Credit Facility Documents without the need for any further corporate action and without further action by the holders of Allowed Revolving Credit Agreement Claims.

(b)          On the Effective Date, (a) upon the granting of Liens in accordance with the Exit Revolving Credit Facility Documents, the lenders and collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the Exit Revolving Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Exit Revolving Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Exit Revolving Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Exit Revolving Credit Facility Documents.]

5.4	Amended and Restated ABL Credit Facility

(a)          On the Effective Date, the Amended and Restated ABL Credit Facility Documents shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Amended and Restated ABL Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Allowed ABL Credit Agreement Claims.

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(b)          On the Effective Date, (a) upon the granting of Liens in accordance with the Amended and Restated ABL Credit Facility Documents, the lenders and collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the Amended and Restated ABL Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Amended and Restated ABL Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Amended and Restated ABL Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Amended and Restated ABL Credit Facility Documents.

5.5	PK Financing Facility

(a)          On the Effective Date, the Reorganized Debtors shall be authorized, but not obligated, to execute, deliver, and enter into the PK Financing Facility Documents and take any additional actions as are necessary or appropriate to implement and effectuate the transactions contemplated by the PK Financing Commitment Letter, without the need for any further corporate, partnership, limited liability company or shareholder action.

(b)           In the event that the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, determine to proceed with the PK Financing Facility, (i) the Debtors or the Reorganized Debtors, as applicable, shall be authorized to pay PK an Arrangement Fee (as defined in the PK Financing Commitment Letter) on the date the PK Financing Facility Documents are signed and a Commitment Fee (as defined in the PK Financing Commitment Letter) to PK on the Effective Date and (ii) substantially final forms of the PK Financing Facility Documents will be included in the Plan Supplement.

5.6	Authorization, Issuance, and Delivery of New Membership Interests

On the Effective Date, Reorganized CHC is authorized to issue or cause to be issued and shall issue the New Membership Interests, without the need for any further corporate, partnership, limited liability company or shareholder action.

5.7	New Second Lien Convertible Notes

(a)          On the Effective Date, the Reorganized Debtors and the New Second Lien Convertible Notes Indenture Trustee will enter into the New Second Lien Convertible Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Second Lien Convertible Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

(b)          On the Effective Date, (a) upon the granting of Liens in accordance with the New Second Lien Convertible Notes Indenture, the holders of the New Second Lien Convertible Notes and the collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New Second Lien Convertible Notes Indenture, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New Second Lien Convertible Notes Indenture shall be granted in good faith and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation.

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5.8	New Unsecured Notes

(a)          On the Effective Date, the Reorganized Debtors and the New Unsecured Notes Indenture Trustee will enter into the New Unsecured Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Unsecured Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

(b)          On the Effective Date, the Debtors shall reserve a portion of the New Unsecured Notes in an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (the “New Unsecured Notes Reserve”) in the Disputed Claims Reserve, which New Unsecured Notes shall not be issued to holders of General Unsecured Claims on the Effective Date. To the extent that the Convenience Claims Distribution Amount is less than Seven Hundred Fifty Thousand Dollars ($750,000) after all distributions are made to holders of Allowed Convenience Claims, that portion of the New Unsecured Notes Reserve equal to the New Unsecured Notes Reserve less the Convenience Claims Distribution Amount shall be distributed to holders of the New Unsecured Notes, Pro Rata.

5.9	Reorganized CHC Operating Agreement.

On the Effective Date, Reorganized CHC and all the holders of the New Membership Interests then outstanding shall be deemed to be parties to the Reorganized CHC Operating Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The Reorganized CHC Operating Agreement shall be binding on Reorganized CHC and all parties receiving, and all holders of, New Membership Interests of Reorganized CHC; provided, that regardless of whether such parties execute the Reorganized CHC Operating Agreement, such parties will be deemed to have signed the Reorganized CHC Operating Agreement, which shall be binding on such parties as if they had actually signed it.

5.10	Cancellation of Certain Existing Agreements.

(a)           Except as expressly provided herein, on the Effective Date, all notes, instruments, certificates evidencing debt of, or Interests in, the Debtors, including [the Revolving Credit Agreement,] the Senior Secured Notes, the ABL Credit Agreement Senior Secured Notes Indenture, Unsecured Notes, Unsecured Notes Indenture, the Existing CHC Interests, and all options and other entitlements to purchase and/or receive Existing CHC Interests, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged. On the Effective Date or, to the extent subject to the Cayman Proceeding, as soon as practicable after the Effective Date, all Existing CHC Interests and all options and other entitlements to purchase and/or receive Existing CHC Interests, and all instruments and documents evidencing the foregoing, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged.

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(b)           The Senior Secured Notes Indenture Trustee shall be released from all duties under the Senior Secured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Senior Secured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Senior Secured Notes Indenture Trustee vis-a-vis any parties other than the Debtors, (ii) allow the holders of Allowed Senior Secured Notes Claims to receive distributions under the Plan from the Senior Secured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Senior Secured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Senior Secured Notes Claims under this Plan or from the holders of Allowed Senior Secured Notes Claims, (iv) permit the Senior Secured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Senior Secured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

(c)          The Unsecured Notes Indenture Trustee shall be released from all duties under the Unsecured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Unsecured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Unsecured Notes Indenture Trustee vis-a-vis any parties other than the Debtors, (ii) allow the holders of Allowed Unsecured Notes Claims to receive distributions under the Plan from the Unsecured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Unsecured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Unsecured Notes Claims under this Plan or from the holders of Allowed Unsecured Notes Claims, (iv) permit the Unsecured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Unsecured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

5.11	Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

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5.12	Officers and Boards of Directors.

(a)          The composition of each board of managers, directors or similar governing body, as applicable, of the Reorganized Debtors, including the New Board, shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

(b)           The officers of each Reorganized Debtor shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the applicable Reorganized Debtors shall enter into new employment agreements with certain members of the management team.

(c)           Except to the extent that a member of the board of managers, directors or similar governing body of a Debtor continues to serve in such capacity on the Effective Date, such members of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a manager or director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member. Commencing on the Effective Date, each of the managers and directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.13	Management Incentive Plan.

The New Board shall adopt the Management Incentive Plan on, or as soon as reasonably practicable after, the Effective Date.

5.14	New Intercreditor Agreement.

[On the Effective Date, the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee shall enter into the New Intercreditor Agreement. Each lender under the Exit Revolving Credit Facility and each holder of the New Second Lien Convertible Notes shall be deemed to have directed the applicable agent, New Second Lien Convertible Notes Indenture Trustee or Exit Revolving Credit Facility Agent, as applicable, to execute the New Intercreditor Agreement and shall be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.]

5.15	Registration Rights

On the Effective Date, the Registration Rights Parties shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide, following the occurrence of an initial public offering of Reorganized CHC’s New Membership Interests, the Registration Rights Parties with certain demand registration rights, piggyback registration rights and shelf registration rights for the offer and resale of any New Second Lien Convertible Notes held by the Registration Parties, the New Membership Interests underlying the New Second Lien Convertible Notes and any New Membership Interests held by the Registration Rights Parties, including New Membership Interests held upon the conversion of the New Second Lien Convertible Notes. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

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5.16	Rights Offering.

Following approval by the Bankruptcy Court of the Rights Offering Procedures, Reorganized CHC shall consummate the Rights Offering in accordance therewith. The Rights Offering shall be conducted, and the New Second Lien Convertible Notes shall be issued to the Eligible Offerees that exercise their respective Subscription Rights pursuant to the Rights Offering Procedures and the Plan. The consummation of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures and any other condition specified in the Backstop Agreement. Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts. On the Effective Date, in exchange for providing the Backstop Commitment, and pursuant to the terms and conditions of the Backstop Agreement and the Support Agreements Approval Order, the Backstop Parties shall receive the New Second Lien Convertible Notes constituting the Put Option Premium.

5.17	Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be Reinstated and unaffected by this Plan and continue in place following the Effective Date.

5.18	Tax Matters.

Subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties (including the Reorganized Debtors, all holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims who receive New Second Lien Convertible Notes pursuant to this Plan, the New Second Lien Convertible Notes Indenture Trustee and all other parties to the New Second Lien Convertible Notes Indenture) shall, unless prohibited by applicable law, treat the New Second Lien Convertible Notes as equity for U.S. federal income tax purposes (that is not preferred stock for purposes of section 305 of the Tax Code), and the New Second Lien Convertible Notes Indenture shall so provide. To the extent permitted by applicable law, all parties shall report consistent therewith for U.S. state and local income tax purposes.

5.19	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Voting and distributions will be calculated and made on a Debtor-by-Debtor basis. If the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still, with the consent of the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee, confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

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5.20	Settlement of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to such Claim or Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of all Claims against the Debtors; (ii) the validity, extent and priority of the Liens securing the Senior Secured Notes; (iii) the value of the Debtors’ unencumbered Assets; (iv) any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes; (v) any potential Claim to surcharge Collateral under section 506(c) of the Bankruptcy Code; and (vi) the Plan Equity Value and the total enterprise value of the Debtors. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Plan Sponsors, the Creditors’ Committee, and the other Consenting Creditor Parties reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent.

5.21	Restructuring Expenses.

On the Effective Date, or as soon as practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred.

ARTICLE VI.	DISTRIBUTIONS.

6.1	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

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6.3	No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4	Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.5	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-debtor party to the applicable executory contract or unexpired lease, even if such non-debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

6.7	Delivery of Distributions.

The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents; or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

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6.8	Unclaimed Property.

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of Claim that are not deliverable and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court. Notwithstanding the foregoing, if any General Unsecured Claims Distributions remain unclaimed for one year after attempted distribution, such undeliverable distributions shall be distributed, Pro Rata, to the holders of Allowed General Unsecured Claims against the Debtor entity that made such undeliverable distributions in accordance with Section 6.1 hereof.

6.9	Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10	Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New Membership Interests shall be distributed. When any distribution would otherwise result in the issuance of a number of New Membership Interests that is not a whole number, the New Membership Interests subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Membership Interests to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Membership Interest or Fifty Dollars ($50.00) in Cash. Fractional New Membership Interests that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized CHC. The New Second Lien Convertible Notes and New Unsecured Notes each shall be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down.

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6.12	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13	Allocation of Distributions Between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Debtors), consideration received in respect of an Allowed Claim shall be allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

6.14	Exemption from Securities Laws.

(a)          The issuance of and the distribution under this Plan of the New Membership Interests and the New Unsecured Notes shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)          The Rights Offering and the issuance and sale, as applicable, of the Subscription Rights and the New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversation thereof) pursuant to the Rights Offering and to the Backstop Parties under the Backstop Agreement (including the New Second Lien Convertible Notes (and the New Membership Interests issuable upon the conversion thereof) comprising the Put Option Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

6.15	Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

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6.16	Rights and Powers of Disbursing Agent.

(a)          The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)          To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.17	Withholding and Reporting Requirements.

(a)           In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)          Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)          The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

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ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1	Disputed Claims Generally.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before: (a) the one-hundred and eightieth (180th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim; or (b) such later date as may be fixed by the Bankruptcy Court.

7.2	Objections to Professional Fee Claims.

Any objections to Professional Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

7.3	Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4	Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

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7.5	Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without notice to or approval by the Bankruptcy Court or any other party; provided, however, that for so long as the Post-Effective Date Committee is in existence, the Post-Effective Date Committee shall have (i) consultation rights for the settlement of any General Unsecured Claims filed or asserted in the amount of Five Million Dollars ($5,000,000) or more and (ii) reasonable consent rights with respect to any settlement of a General Unsecured Claim that is settled for an Allowed General Unsecured Claim in excess of Five Million Dollars ($5,000,000). In the event the Post-Effective Date Committee does not consent to any such Claim settlement, the Reorganized Debtors shall have the right to seek approval of such Claim settlement by the Bankruptcy Court pursuant to Bankruptcy Rule 9019. Upon request, the Debtors or the Reorganized Debtors shall also provide the Post-Effective Date Committee with a spreadsheet of all General Unsecured Claims, which shall include the filed Claim amounts and any objections asserted thereto.

7.6	No Distributions Pending Allowance.

No payment or distribution provided under this Plan shall be made on account of a Disputed Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.7	Disputed Claims Reserve

There shall be withheld from the New Membership Interests and New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Membership Interests and New Unsecured Notes that would be distributable to Disputed General Unsecured Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). There shall also be withheld Cash an amount that would be distributable to any Disputed Convenience Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). In addition, the New Unsecured Notes Reserve shall be withheld from the New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims pending resolution of distribution to holders of Allowed Convenience Claims in accordance with Section 5.8 hereof. The Disbursing Agent shall hold in the Disputed Claims Reserve all dividends, payments, and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of (i) holders of Disputed General Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed, (ii) holders of New Unsecured Notes pending resolution of distributions to holders of Allowed Convenience Claims, (iii) holders of Disputed Convenience Claims against any of the Debtors whose Claims are subsequently Allowed, and (iv) other parties entitled thereto hereunder.

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The Debtors intend to seek a determination by the Bankruptcy Court of the estimated amount (either on an individual or aggregate basis) of Disputed General Unsecured Claims and the Disputed Convenience Claims for purposes of determining the amount of the Disputed Claims Reserve attributable to such Disputed Claims. The New Membership Interests held in the Disputed Claims Reserve pursuant to this Section 7.7 shall be deemed voted by the Disbursing Agent proportionally in the same manner as any outstanding New Membership Interests held by parties other than the Disbursing Agent are voted. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes. To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of the New Membership Interests and New Unsecured Notes to which such holder is entitled hereunder out of the Disputed Claims Reserve. To the extent that a Disputed Convenience Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the Disputed Claims Reserve. No interest shall be paid with respect to any Disputed Convenience Claim or any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

Once all distributions have been made to holders of Allowed Convenience Claims, that portion of the New Unsecured Notes Reserve equal the New Unsecured Notes Reserve less the Convenience Claims Distribution Amount shall be distributed to holders of the New Unsecured Notes, Pro Rata.

In the event the New Membership Interests and New Unsecured Notes remaining in the Disputed Claims Reserve shall be insufficient to satisfy all the Disputed Claims that have become Allowed and are due to be satisfied with distributions from the Disputed Claims Reserve on any Distribution Date, such Disputed Claims shall be satisfied Pro Rata from the Disputed Claims Reserve. After all New Membership Interests and New Unsecured Notes have been distributed from the Disputed Claims Reserve, no further distributions shall be made in respect of Disputed Claims. At such time as all Disputed Claims have been resolved, any remaining New Membership Interests and New Unsecured Notes in the Disputed Claims Reserve shall be shall be released from the Disputed Claims Reserve for distribution in accordance with Section 4.7 and 5.8 hereof.

7.8	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

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ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a)          As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtors are party shall be deemed rejected except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Assumed Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iv) is specifically designated on the Schedule of Assumed Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, (v) is specifically designated on the Schedule of Rejected Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, or (vi) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date. The Debtors reserve the right the modify the treatment of any particular executory contract or unexpired lease pursuant to this Plan, and any such modification shall be reasonably acceptable to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

(b)          Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to this Plan are effective as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(c)          Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed or assumed and assigned shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases or Schedule of Assumed Aircraft Leases.

(d)          Notwithstanding anything to the contrary contained in this Plan, subject to the terms and conditions of the Milestone Term Sheet as approved by the Bankruptcy Court, on the Effective Date, (i) the Milestone Committed Aircraft Lease Agreements shall be assumed and shall vest in and be fully enforceable against applicable Reorganized Debtor; (ii) any guarantee agreement or other Definitive Restructuring Document (as defined in the Milestone Term Sheet) that is not an executory contract, shall be reinstated pursuant to section 1123(a)(2) of the Bankruptcy Code and shall vest in and be fully enforceable against the applicable Reorganized Debtor; and (iii) the Milestone Incremental Aircraft Lease Agreements shall vest in and be fully enforceable against the applicable Reorganized Debtor.

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8.2	Determination of Cure Disputes and Deemed Consent.

(a)          The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Contracts and Leases and the Schedule of Assumed Aircraft Leases, which, if and where applicable, will indicate whether the executory contract or lease is also being assigned and to whom, and shall simultaneously serve a Cure Notice on parties to executory contracts or unexpired leases to be assumed or, if applicable, assigned, reflecting the Debtors’ intention to assume or assume and assign the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any).

(b)          With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date shall be the Cure Amount set in the Cure Notice. The Cure Amount shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease.

(c)          If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, shall be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

8.3	Rejection

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or on the Schedule of Rejected Aircraft Leases or order of the Bankruptcy Court. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases, the Schedule of Rejected Contracts and Leases, and Schedule of Rejected Aircraft Leases.

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8.4	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify any person for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.

8.5	Compensation and Benefit Plans.

The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Compensation and Benefit Plans. Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, in each case to the extent specifically listed on the Schedule of Assumed Compensation and Benefit Plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. Any such policy, plan, or program not specifically listed on the Schedule of Assumed Compensation and Benefit Plans shall be deemed rejected. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.6	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts, shall be assumed by the applicable Debtor, and shall vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

8.7	Reservation of Rights.

(a)          The Debtors may amend the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, and the Schedule of Rejected Aircraft Leases and any Cure Notice through 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and /or (ii) amend the proposed Cure; provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. For the avoidance of doubt, any such amendments shall be reasonably acceptable in all respects to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

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(b)          Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(c)           Except as otherwise provided in this Plan, or in a previously entered order of the Bankruptcy Court, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(d)          Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(e)           If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of this Plan:

(a)          the Plan Documents are reasonably acceptable in all respects to (a) the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and (b) the Individual Creditor Parties and the Milestone Parties, solely to the extent and under the circumstances provided for pursuant to Section 2(b) of the Plan Support Agreement; provided, however, any Plan Documents regarding organizational and governance matters of the Reorganized Debtors and Reorganized CHC, including, without limitation, the Reorganized CHC Operating Agreement, the Registration Rights Agreement, the Amended Certificate of Incorporation and the Amended By-Laws, shall be acceptable in all respects to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties);

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(b)          the Debtors maintain unrestricted cash liquidity (i.e., cash, cash equivalents and unrestricted availability under any financing arrangement for general working capital purposes), without regard to the proceeds from the Rights Offering, in the amount set forth on Schedule 6(a)(xix) of the Plan Support Agreement (after accounting for payments to be made in connection with the Effective Date), or such lesser amount as reasonably determined by the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee;

(c)          the Plan Support Agreement is in full force and effect;

(d)          the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;

(e)          the Bankruptcy Court has entered the Confirmation Order and it is a Final Order, and which order is in all respects reasonably acceptable to the Debtors, Requisite Plan Sponsors and the Creditors’ Committee and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties;

(f)           all Restructuring Expenses have been paid in accordance with Section 5.21 hereof

(g)          all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(h)          the Confirmation Order has been recognized by the Canadian Court pursuant to the Canadian Recognition Proceeding; and

(i)           the Cayman Proceedings have been completed.

9.2	Waiver of Conditions Precedent.

(a)           Each of the Conditions Precedent to the occurrence of the Effective Date may be waived subject to the written consent, which shall not be unreasonably withheld, of the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and, to the extent such waiver (i) materially, adversely, disproportionately, and directly impacts the treatment of any Claims of the Individual Creditor Parties, the consent of the Individual Creditor Parties, which shall not be unreasonably withheld, and (ii) materially and directly impacts the rights, interests of the Milestone Parties under the Milestone Term Sheet (including any agreements contemplated therein or related thereto) and the PK Financing Documents, the consent of Milestone, which shall not be unreasonable withheld. If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.19 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

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(b)          The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

ARTICLE X.	EFFECT OF CONFIRMATION.

10.1	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2	Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

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10.4	Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5	Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective successors and assigns and present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

10.6	Plan Injunction.

(a)           Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents and the Cayman Proceedings.

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(b)           By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in this section.

10.7	Releases.

(a)           Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 hereof, the Disclosure Statement, the the Rights Offering, the Support Agreements, and this Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.

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(b)         Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 Cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or in the Confirmation Order, as an integral component of this Plan, the Released Parties are deemed forever released and discharged by the Releasing Parties, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 hereof, the Disclosure Statement, the Rights Offering, the Support Agreements, and this Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence.

10.8	Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Rights Offering, the Support Agreements, the transactions contemplated by Section 5.2 hereof, this Plan and all related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to this Plan.

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10.10	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11	Waiver of Certain Avoidance Actions

On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all Avoidance Actions against non-insider trade vendors and employees of Reorganized CHC as of the Effective Date.

10.12	Retention of Causes of Action and Reservation of Rights.

Except as expressly provided in Section 10.11 of this Plan, and subject to Sections 10.7, 10.8, and 10.9 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.7, 10.8, and 10.9 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.13	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the issuance, or mandatory conversion of the New Second Lien Convertible Notes; (e) any change of control resulting from the Cayman Proceedings; or (f) the Restructuring.

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ARTICLE XI.	RETENTION OF JURISDICTION.

11.1	Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)          to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)          to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

(c)          to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)          to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order and pursuant to the Cayman Proceedings;

(e)          to consider, if necessary, Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)          to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)          to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)          to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)           to hear and determine all Professional Fee Claims;

(j)           to resolve disputes concerning Disputed Claims and any reserves with respect to Disputed Claims or the administration thereof;

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(k)          to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, the Support Agreements, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)           to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)         to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)          to hear and determine any disputes with the Post-Effective Date Committee as provided herein;

(o)           to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(p)          to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(q)          to hear and determine any disputes arising in connection with the interpretation, implementation, or enforcement of any Postpetition Aircraft Agreement;

(r)          to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(s)          to recover all Assets of the Debtors and property of the Estates, wherever located; and

(t)           to enter a final decree closing each of the Chapter 11 Cases.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1	Amendments.

(a)           Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

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(b)          Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Plan Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under this Plan.

12.2	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors, subject to the consent rights set forth in, and the terms and conditions of, the Plan Support Agreement. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

12.3	Dissolution of Creditors’ Committee

Except to the extent provided herein, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (1) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (2) any appeals of the Confirmation Order, (3) any appeals to which the Creditors’ Committee is a named party; (4) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party; and (5) responding to creditor inquiries for fourteen (14) days following the Effective Date. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate.

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12.4	Post-Effective Date Committee

So long as the Creditors’ Committee does not terminate its obligations under the Plan Support Agreement, a Post-Effective Date Committee shall be formed on the Effective Date, with its rights as set forth in Section 7.5 hereof. The Post-Effective Date Committee shall consist of three (3) members appointed by and from the Creditors’ Committee and may adopt bylaws governing its conduct. The Reorganized Debtors will reimburse the Post-Effective Date Committee and its members (in such capacity) for reasonable and documented fees and out-of-pocket expenses, subject to the Post-Effective Date Committee Fee Cap. Unless the Post-Effective Date Committee votes to disband earlier, the existence of the Post-Effective Date Committee, and all rights and powers associated therewith, shall terminate on the date on which all Disputed General Unsecured Claims have been resolved.

12.5	Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, including pursuant to the transactions contemplated by Section 5.2 hereof, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and any transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. In furtherance thereof, and to the fullest extent permitted by applicable law, any such issuance, transfer, or exchange shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code.

12.6	Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

12.7	Severability.

Subject to Section 5.19 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

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12.8	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.9	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.10	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.11	Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, the Confirmation Order and the Cayman Proceedings shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan; provided, however, the Plan Support Agreement and Backstop Agreement shall not be so superseded solely to the extent such agreements contain covenants or other obligations that apply to the period after the Effective Date.

12.12	Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

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12.13     Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.14    Expedited Tax Determination.

The Reorganized Debtors may request an expedited determination of U.S. federal, state, or local taxes under section 505(b) of the Bankruptcy Code for all returns filed on or on behalf of the Debtors or the Reorganized Debtors for all taxable periods through the Effective Date.

12.15    Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)          If to the Debtors or Reorganized Debtors:

CHC Group Ltd.

600 E. Las Colinas Blvd., Suite 1000

Irving, Texas 75039

Attn: Hooman Yazhari

Telephone: (214) 262-7300

Email: hooman.yazhari@chc.ca

– and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:   Gary T. Holtzer, Esq.

Kelly DiBlasi, Esq.

Telephone: (212) 310-8000

Email: gary.holtzer@weil.com

kelly.diblasi@weil.com

– and –

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn: Stephen A. Youngman, Esq.

Telephone: (214) 746-7770

Email: stephen.youngman@weil.com

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(b)          If to the Plan Sponsors:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower

New York, NY 10036

Attn:      Michael S. Stamer, Esq.

James Savin, Esq.

Jason Rubin, Esq.

Telephone: (212) 872-1000

Email:    mstamer@akingump.com

jsavin@akingump.com

jrubin@akingump.com

(c)          If to the Creditors’ Committee:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:      Douglas Mannal, Esq.

Anupama Yerramalli, Esq.

Rachael Ringer, Esq.

Telephone: (212) 715-9100

Email:    dmannal@kramerlevin.com

ayerramalli@kramerlevin.com

rringer@kramerlevin.com

– and –

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Gardere Sewell Wynne LLP

3000 Thanksgiving Tower

1601 Elm Street

Dallas, Texas 75201

Attn:   Marcus Helt, Esq.

Telephone: (214) 999-3000

Email: mhelt@gardere.com

(d)          If to the Individual Creditor Parties:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attn: Steven B. Levine, Esq.

Email: SLevine@brownrudnick.com

(e)          If to Milestone:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Michael G. Burke

Email: mgburke@sidley.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.16    Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

[The balance of this page has been intentionally left blank.]

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CHC Group Ltd.	CHC Holding NL B.V.
6922767 Holding SARL	CHC Hoofddorp B.V.
Capital Aviation Services B.V.	CHC Leasing (Ireland) Limited
CHC Cayman ABL Borrower Ltd.	CHC Netherlands B.V.
CHC Cayman ABL Holdings Ltd.	CHC Norway Acquisition Co AS
CHC Cayman Investments I Ltd.	Heli-One (Netherlands) B.V.
CHC Den Helder B.V.	Heli-One (Norway) AS
CHC Global Operations (2008) ULC	Heli-One (U.S.) Inc.
CHC Global Operations Canada (2008) ULC	Heli-One (UK) Limited
CHC Global Operations International ULC	Heli-One Canada ULC
CHC Helicopter (1) S.à r.l.	Heli-One Holdings (UK) Limited
CHC Helicopter (2) S.à r.l.	Heli-One Leasing (Norway) AS
CHC Helicopter (3) S.à r.l.	Heli-One Leasing ULC
CHC Helicopter (4) S.à r.l.	Heli-One USA Inc.
CHC Helicopter (5) S.à r.l.	Heliworld Leasing Limited
CHC Helicopter Australia Pty Ltd	Integra Leasing AS
CHC Helicopter Holding S.à r.l.	Lloyd Bass Strait Helicopters Pty. Ltd.
CHC Helicopter S.A.	Lloyd Helicopter Services Limited
CHC Helicopters (Barbados) Limited	Lloyd Helicopter Services Pty. Ltd.
CHC Helicopters (Barbados) SRL	Lloyd Helicopters International Pty. Ltd.
CHC Holding (UK) Limited	Lloyd Helicopters Pty. Ltd. Management Aviation Limited

By:	/s/ Robert Del Genio
Name: Robert Del Genio
Title: Chief Restructuring Officer

[JOINT CHAPTER 11 PLAN OF CHC GROUP LTD. AND ITS AFFILIATED DEBTORS]

Exhibit C

[Estimated Recovery for Creditors Holding General Unsecured Claims at Each of the Debtors]

[To be provided.]

Debtor	General Unsecured Recovery
CHC Group Ltd.	[●]
6922767 Holding SARL	[●]
Capital Aviation Services B.V.	[●]
CHC Cayman ABL Borrower Ltd.	[●]
CHC Cayman ABL Holdings Ltd.	[●]
CHC Cayman Investments I Ltd.	[●]
CHC Den Helder B.V.	[●]
CHC Global Operations (2008) ULC	[●]
CHC Global Operations Canada (2008) ULC	[●]
CHC Global Operations International ULC	[●]
CHC Helicopter (1) S.à r.l.	[●]
CHC Helicopter (2) S.à r.l.	[●]
CHC Helicopter (3) S.à r.l.	[●]
CHC Helicopter (4) S.à r.l.	[●]
CHC Helicopter (5) S.à r.l.	[●]
CHC Helicopter Australia Pty Ltd	[●]
CHC Helicopter Holding S.à r.l.	[●]
CHC Helicopter S.A.	[●]
CHC Helicopters (Barbados) Limited	[●]
CHC Helicopters (Barbados) SRL	[●]
CHC Holding (UK) Limited	[●]
CHC Holding NL B.V.	[●]
CHC Hoofddorp B.V.	[●]
CHC Leasing (Ireland) Limited	[●]
CHC Netherlands B.V.	[●]
CHC Norway Acquisition Co AS	[●]
Heli-One (Netherlands) B.V.	[●]
Heli-One (Norway) AS	[●]

C-1

Debtor	General Unsecured Recovery
Heli-One (U.S.) Inc.	[●]
Heli-One (UK) Limited	[●]
Heli-One Canada ULC	[●]
Heli-One Holdings (UK) Limited	[●]
Heli-One Leasing (Norway) AS	[●]
Heli-One Leasing ULC	[●]
Heli-One USA Inc.	[●]
Heliworld Leasing Limited	[●]
Integra Leasing AS	[●]
Lloyd Bass Strait Helicopters Pty. Ltd.	[●]
Lloyd Helicopter Services Limited	[●]
Lloyd Helicopter Services Pty. Ltd.	[●]
Lloyd Helicopters International Pty. Ltd.	[●]
Lloyd Helicopters Pty. Ltd.	[●]
Management Aviation Limited	[●]

C-2

Exhibit D

[Restructuring Transactions]

[To be provided.]

D-1

Exhibit E

ABL Settlement Term Sheet

E-1

  REDACTED VERSION

October 26, 2016

CHC CAYMAN ABL BORROWER LTD.

RESTRUCTURING OF CREDIT AGREEMENT FOR

AIRCRAFT MSN NO(S). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610,

760625, 760632, 760636 AND 760674

SUMMARY OF TERMS AND CONDITIONS

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

This term sheet (including all of the exhibits attached hereto, this “Term Sheet”) sets forth the terms and conditions agreed among the CHC Parties (as defined below) and the Lender Parties (as defined below) with respect to (a) the restructuring of the existing loan transaction with respect to the aircraft listed on Schedule A hereto (the “Restructured Aircraft”) consisting of the airframes (each an “Airframe” and, collectively, the “Airframes”) referenced in such Schedule A hereto, and the engines (each, an “Engine” and, collectively, the “Engines”) attached thereto, (b) the abandonment of the aircraft listed on Schedule B hereto (the “Abandoned Aircraft” and collectively with the Restructured Aircraft, the “Aircraft”) consisting of the Airframes and the Engines referenced in such Schedule B, (c) the claims of the Lender Parties and (d) certain warranty rights of CHC relating to the four (4) EC225 Abandoned Aircraft (MSNs 2674, 2914, 2949 and 2986) (the “EC225 Aircraft”) and the one (1) S76C++ Abandoned Aircraft (MSN 760674) (the “Abandoned S76C++”).

This Term Sheet contains recitals of certain matters relating to the existing transaction with respect to the Aircraft (in Part 1), a summary of terms and conditions for the amendment to the existing loan transaction (in Part 2), the terms and conditions of interim arrangements with respect to the Aircraft (in Part 3), certain termination events (in Part 4), liquidation of the prepetition deficiency claim in respect of the existing transaction (in Part 5), extension of certain periods under the Cape Town Convention (as defined below), if applicable (in Part 6), certain waivers (in Part 7), certain warranty rights (in Part 8) and provisions on authority, transaction costs and disputes, as well as miscellaneous provisions (in Part 9).

*         *         *

Part 1 Certain Matters Relating to Existing Transaction

1.1 Parties to Existing Transaction:

CHC Cayman ABL Borrower Ltd., as borrower under the Existing Credit Agreement referred to below (the “Borrower” or “CHC”).

CHC Cayman ABL Holdings Ltd., as parent of the borrower and affiliate guarantor (“Holdings Guarantor”).

CHC Helicopter Holding S.à r.l., as affiliate guarantor (“Holdco Guarantor”).

CHC Helicopter S.A., as affiliate guarantor (“Company Guarantor”).

6922767 Holding SARL, as parent guarantor (“Parent Guarantor” and, together with the Borrower, Holdings Guarantor, Holdco Guarantor, and Company Guarantor, the “CHC Parties”).

Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”).

Morgan Stanley Senior Funding, Inc., as a lender (“MSSL”).

Morgan Stanley Bank, N.A., as a lender (“MSB”).

BNP Paribas S.A., as collateral agent (the “Collateral Agent”).

BNP Paribas S.A., as a lender (“BNPP”).

Deutsche Bank AG New York Branch, as a lender (“DBNY”).

Natixis, New York Branch, as a lender (“Natixis” and, collectively with the Administrative Agent, the Collateral Agent, MSSL, MSB, BNPP and DBNY, the “Lender Parties”).

1.2 Existing Operative Documents:	(a)	Credit Agreement, dated as of June 12, 2015, among CHC and the Lender Parties (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

	(b)	Guarantee Agreement, dated as of June 12, 2015, among Company, Holdco, Parent Guarantor and the Administrative Agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Guarantee Agreement”).

(c)	Guarantee and Collateral Agreement, dated as of June 12, 2015, among Borrower, Holdings, the Administrative Agent and the Collateral Agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Collateral Agreement”).

(d)	Guarantee and Collateral Agreement, dated as of June 12, 2015, between Holdings and the Collateral Agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Mortgage” and, collectively with the Existing Credit Agreement, the Existing Guarantee Agreement, the Existing Collateral Agreement and the other “Operative Documents” (or comparable term) referred to therein, the “Existing Operative Documents”).

Capitalized terms used herein without definition will have the meanings specified therefor in the Existing Credit Agreement.

Part 2 Summary of Terms and Conditions for Amended Credit Agreement

2.1 Credit Agreement Amendment Terms:	The Existing Operative Documents will be amended as set forth in Exhibit A hereto.

2.2 [RESERVED]

2.3 [RESERVED]

2.4 Indemnities:	The indemnity provisions of the Amended Operative Documents will be unchanged from those in the corresponding Existing Operative Documents, as applicable, provided that [REDACTED].

2.5 Lender Parties’ Representations and Warranties at Credit Agreement Amendment Effective Date:	(a)	Each of the Lender Parties will represent and warrant that each of the Amended Operative Documents to which it is a party constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

	(b)	Each of the Lender Parties will represent and warrant that all Restructured Aircraft are free and clear of any Liens created by the Lender Parties, as applicable, other than Liens created pursuant to the Amended Operative Documents.

	(c)	The representations and warranties of the CHC Parties will be limited to those set forth on Exhibit B hereto.

2.6 Conditions to Credit Agreement Amendment Effective Date:	The effective date of the Credit Agreement Amendment and the other Operative Documents Amendments (as defined below) (the “Credit Agreement Amendment Effective Date”), but not the Catch-Up Payment or the Interim Payments, will be subject only to the following conditions precedent:

(i)	preparation, execution and delivery of (a) an amendment to the Existing Credit Agreement (the “Credit Agreement Amendment”, and the Existing Credit Agreement as amended by the Credit Agreement Amendment, the “Amended Credit Agreement”) and (b) any other amendments to the Existing Operative Documents (such amendments, collectively with the Credit Agreement Amendment, the “Operative Documents Amendments” and the Existing Operative Documents as amended by the Operative Documents Amendments, the “Amended Operative Documents”) necessary to implement the terms set forth herein, which documentation will be, in each case, in form and substance reasonably satisfactory to the Lender Parties and the CHC Parties;

(ii)	delivery by the CHC Parties of an incumbency certificate as to the person or persons authorized to execute and deliver the Operative Documents Amendments to which each of the CHC Parties is a party;

(iii)	Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) approval of, and entry of a related order approving, this Term Sheet and the transactions contemplated hereunder in form and substance reasonably satisfactory to the Lender Parties and the CHC Parties by November 4, 2016 (such date or such later date that constitutes the Bankruptcy Court’s earliest available date for such approval and entry, the “Outside Approval Date”), which approval shall not have been stayed, vacated or reversed, or amended or modified in any manner unacceptable to the Lender Parties or the CHC Parties; provided, that, the Outside Approval Date may be extended with the approval of the CHC Parties and Required Lenders (as defined in the Existing Credit Agreement); and

(iv)	the earlier to occur of (x) substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of any plan of reorganization filed by the CHC Parties and their affiliates in their current Chapter 11 cases (“Substantial Consummation”) and (y) the effective date (as defined in such plan) of such plan, which shall be no later than April 2, 2017 (the “Outside Date”); provided, that, the Outside Date may be extended with the approval of the CHC Parties and the Required Lenders (as defined in the Existing Credit Agreement).

Upon the Credit Agreement Amendment Effective Date, (a) the Existing Credit Agreement will be deemed amended pursuant to the Credit Agreement Amendment and (b) the Existing Operative Documents will be deemed amended pursuant to the Operative Documents Amendments.

2.7 Other Terms; Governing Law and Documentation:	The Existing Credit Agreement, the Existing Guarantee Agreement and the other Existing Operative Documents will remain unchanged, except to the extent provided for in this Term Sheet. During the Interim Period, the Lender Parties agree that, notwithstanding the Existing Operative Documents, the Lender Parties’ entitlement to payments of principal, interest, fees, costs and expenses under the Existing Operative Documents, and of adequate protection pursuant to the Bankruptcy Code, shall be as set forth in this Term Sheet.

The Credit Agreement Amendment and the other Operative Documents Amendments will be governed by the laws of the State of New York.

The Credit Agreement Amendment and the other Operative Documents Amendments will be prepared by counsel to the Administrative Agent, Paul Hastings, LLP and be in form and substance reasonably acceptable to the CHC Parties.

2.8 Plan Treatment of Amended Operative Documents; Plan Support:	Subject only to the CHC Parties’ and Lender Parties’ right to terminate the Term Sheet as set forth in Section 4.2 below, any plan of reorganization filed by the CHC Parties and their affiliates in their current Chapter 11 cases will provide that the Amended Operative Documents will become the valid, binding and enforceable obligations of the reorganized CHC Parties (or any applicable successors) on the earlier to occur of (x) Substantial Consummation of such plan and (y) the effective date (as defined in such plan) of such plan, and the Lender Parties agree, subject to receipt of a disclosure statement approved by the Bankruptcy Court, to vote all of their claims under the Existing Operative Documents, including, without limitation, secured claims and the Prepetition Deficiency Claims set forth in Section 5.1 herein, in support of any plan that is consistent with the terms and conditions set forth herein.

Part 3 Interim Arrangements

3.1 Catch-Up Payment and Interim Payments:	For the period commencing on May 5, 2016 (the “Petition Date”) to, but excluding, the date an order of the Bankruptcy Court approving this Term Sheet is entered (the “Bankruptcy Court Approval Date”), CHC will make a payment (such payment, the “Catch-Up Payment”) to the Lender Parties at a rate equal to the Monthly Interim Payment (as set forth in Exhibit A-2 hereto) (pro-rated for partial months) for such period, within five (5) business days following the Bankruptcy Court Approval Date.

In addition to the Catch-Up Payment, for the period (such period, the “Interim Period”) commencing on the Bankruptcy Court Approval Date to, but excluding, the date that is the earliest of (a) the Credit Agreement Amendment Effective Date, and (b) the date this Term Sheet is terminated pursuant to Section 4.2 below, CHC will make payments (such payments, the “Interim Payments”) to the Lender Parties during the Interim Period at a rate equal to the Monthly Interim Payment, payable monthly in arrears (pro-rated for partial months) due on the fifth (5th) business day of each month and, if the last day of the Interim Period does not fall on the fifth (5th) business day of the month, the Monthly Interim Payment for such partial month shall be due on the fifth (5th) business day following the last day of the Interim Period, commencing on the first such date following the Bankruptcy Court Approval Date.

Upon the Credit Agreement Amendment Effective Date, the Interim Payments, together with the Catch-Up Payment will be in full satisfaction of all administrative expense claims, adequate protection claims and other claims with respect to the Aircraft, the Existing Operative Documents, this Term Sheet and the transactions contemplated hereby and thereby for the period from and after the Petition Date until the end of the Interim Period; provided, that, [REDACTED]; provided, that the Interim Payments and the Catch-Up Payment paid to the Lender Parties shall not be subject to disgorgement unless there is a termination of this Term Sheet due to a breach of this Term Sheet by the Lender Parties or failure of the Credit Agreement Amendment Effective Date to occur due to a failure to act in good faith or in a manner consistent with this Term Sheet by the Lender Parties. For the avoidance of doubt, during the Interim Period no further payments will be made pursuant to the Cash Collateral Orders as of August 18, 2016.

3.2 Certain Payment Conventions:	If any payment contemplated by this Term Sheet is due on a day that is not a business day, such payment will be made on the next succeeding business day with the same force and effect as if paid on the scheduled date. Any payments under this Term Sheet that are to be pro-rated will be pro-rated based on a 360-day year of twelve (12) 30-day months.

3.3 Compliance with Other Terms:	Notwithstanding clause 2.4(iii), during the Interim Period, the CHC Parties and their affiliates will maintain, operate and insure the Restructured Aircraft in compliance with the Existing Operative Documents as modified by the terms set forth in Exhibit A under the heading “Certain Provisions” and the first paragraph under the heading “Other Terms” and such compliance will constitute compliance with the Existing Operative Documents.

3.4 [RESERVED]

3.5 [RESERVED]

3.6 Section 1110; Section 365; Cape Town Convention:	Except as provided in Section 6.1 below or in this Section 3.6, nothing in this Term Sheet will affect the Lender Parties’ rights, if any, to the protection of the Convention on International Interests in Mobile Equipment, together with the Protocol thereunder relating to aircraft (collectively, the “Cape Town Convention”), with respect to the Existing Credit Agreement, if the Cape Town Convention is applicable, or the right of the CHC Parties or their affiliates to challenge any and all claims to such protection. This Term Sheet will not constitute an election or agreement within the meaning of Section 1110 or any other provision of the Bankruptcy Code. Nothing herein constitutes an assumption by the CHC Parties or any of their affiliates of any contract or lease under Section 365(a) of the Bankruptcy Code and the CHC Parties reserve, for themselves and their affiliates, all of their rights to reject any contract or lease except as otherwise provided in this Term Sheet.
3.7 [RESERVED]

3.8 Abandoned Aircraft	Each Abandoned Aircraft will be abandoned and any such related leases and subleases rejected, on the date set forth next to such Abandoned Aircraft on Exhibit A-2, with the return of such Abandoned Aircraft to have terms and conditions consistent with the terms set forth in paragraph numbers 3 through 15 of the Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code Docket No. 428, adjusted to appropriately reflect the abandonment rather than rejection of the Aircraft (the “Abandonment Terms”); provided that neither the CHC Parties nor any of their affiliates will have any obligation to store the Abandoned Aircraft beyond the time provided for in the Abandonment Terms and if there is any inconsistency between such paragraphs in such order and this Term Sheet, the terms of this Term Sheet will govern.

Part 4 Certain Termination Events

4.1 [RESERVED]

4.2 Termination Due to Failure to Emerge from Chapter 11:	[REDACTED]

Part 5 Existing Credit Agreement Prepetition Deficiency Claim

5.1 Liquidation of Prepetition Claim:	Upon the Credit Agreement Amendment Effective Date, the parties agree that with respect to the deficiency claim related to the Existing Credit Agreement and any other Existing Operative Documents, the Lender Parties will receive a separate and distinct stipulated, allowed general unsecured non-priority pre-petition claim against each of the bankruptcy estates of the Borrower, Parent Guarantor, Holdings Guarantor, Holdco Guarantor, and the Company Guarantor, as borrower and guarantors respectively, under the Existing Credit Agreement, in the amount of $78,000,000 (each, a “Prepetition Deficiency Claim” and, together, the “Prepetition Deficiency Claims”), provided that the aggregate total recovery from the Chapter 11 estates of Borrower, Parent Guarantor, Holdings Guarantor, Holdco Guarantor and the Company Guarantor in respect of the Prepetition Deficiency Claims will not exceed, in the aggregate, $78,000,000.

5.2 Transferability of Prepetition Deficiency Claim:	Subject to compliance with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, any order of the Bankruptcy Court (including, for the avoidance of doubt, any plan distribution procedures), any confirmed plan of reorganization (including, for the avoidance of doubt, any plan distribution procedures) and any other applicable law (including, without limitation, applicable securities laws), the Prepetition Deficiency Claims will be freely transferable by the Lender Parties, in whole or in part, at any time before or after the confirmation of a reorganization plan in the CHC Parties’ and their affiliates’ Chapter 11 cases; provided that, with respect to any transfers prior to the confirmation of a reorganization plan in the CHC Parties and their affiliates’ Chapter 11 cases, prior to any such transfer any such transferee agrees in writing for the benefit of the CHC Parties to be bound by all the terms of this Term Sheet (including Section 2.8 hereof) applicable to the Lender Parties by executing a joinder agreement.

Part 6 Extension of Cape Town Convention

6.1 Extension of 60-Day Section 1110 Period; Cape Town Convention:	Nothing contained herein constitutes a stipulation or an admission that the Aircraft are entitled to the protection of Article XI of the Cape Town Convention, and the CHC Parties and their affiliates reserve all of their rights under applicable agreements and law, including the right to contest that the Cape Town Convention is applicable. However, if the Cape Town Convention is applicable, the parties hereby agree to grant an extension under Article XI of the Cape Town Convention until the earlier of (a) the Credit Agreement Amendment Effective Date and (b) the date this Term Sheet is terminated pursuant to the terms of Section 4.2 above (such period, the “Extension Period”) in order to enter into the Credit Agreement Amendment and the other Operative Documents Amendments and to satisfy the conditions precedent set forth herein for such transaction.

Part 7 Certain Waivers and Releases

7.1 Waiver:	[REDACTED]

7.2 Releases:	[REDACTED]

Part 8 Certain Warranty Rights

8.1 Warranty Rights:	[REDACTED]

Part 9 Authority, Transaction Costs, Disputes and Miscellaneous

9.1 Authority:	Subject to Bankruptcy Court approval of this Term Sheet, each CHC Party hereby represents that it has authority to execute this Term Sheet and to enter into the transactions contemplated hereby. Each Lender Party hereby (a) represents and warrants that (i) it has all necessary authority to execute this Term Sheet and enter into the transactions contemplated hereby and (ii) no consents or approvals are required for the consummation of the transactions contemplated hereby under its organizational or constitutive documents, under the Existing Operative Documents or from any person who has provided financing to it or the Existing Operative Documents, except any consent or approval that has been obtained and is in full force and effect, and (b) agrees not to sell or otherwise transfer any equity, debt or other interest in or related to the Aircraft or the Existing Operative Documents unless such sale or transfer is expressly subject to the terms and conditions of this Term Sheet and the potential purchaser or transferee agrees to be bound by the terms hereof.

9.2 Transaction Costs:	Except as provided herein, neither the CHC Parties nor any of their affiliates will be liable for any costs and expenses (including, without limitation, fees, expenses and disbursements of counsel or advisors) incurred by any other party in connection with entering into this Term Sheet or any of the transactions contemplated by this Term Sheet and no indemnification or reimbursement with respect thereto will be provided by the CHC Parties or any of their affiliates under any indemnity or reimbursement provision in the Amended Operative Documents.

Upon the Bankruptcy Court Approval Date, and unless there is a termination of this Term Sheet due to a breach of this Term Sheet by the Lender Parties or failure of the Credit Agreement Amendment Effective Date to occur due to a failure to act in good faith or in a manner consistent with this Term Sheet by the Lender Parties, the Lender Parties will have no obligation to return to CHC the approximately [REDACTED]. The Lender Parties agree that notwithstanding anything to the contrary set forth in the Cash Collateral Orders nor the submission of any additional invoices by the Lender Parties, the Lender Parties will not receive any additional adequate protection or other payments other than payments and claims specifically set forth in this Term Sheet.

9.3 Exit Payment:	Within five (5) business days following the Credit Agreement Amendment Effective Date, the CHC Parties will pay the Lender Parties an aggregate payment of [REDACTED] (such aggregate payment, the “Exit Payment”). For the avoidance of doubt, the Exit Payment will only be made if the Credit Agreement Amendment Effective Date occurs.

9.4 Disputes:	All disputes arising under or in connection with this Term Sheet, the Existing Credit Agreement, any other Existing Operative Document or any agreement entered pursuant hereto (except for the Amended Operative Documents) will, prior to the issuance of a final decree from the Bankruptcy Court closing the CHC Parties’ and their affiliates’ current Chapter 11 cases, be resolved by the Bankruptcy Court, which will have exclusive jurisdiction over such disputes. All disputes arising under or in connection with any Amended Operative Document will be resolved in accordance with the terms thereof following the Credit Agreement Amendment Effective Date.

9.5 Miscellaneous:	This Term Sheet may not be amended or modified except by a writing signed by all parties hereto. This Term Sheet may be executed in one or more counterparts (including by facsimile or electronic (e.g., pdf transmission), each of which together or separately will constitute an original and, which taken together, will be considered one and the same binding agreement. This Term Sheet will be binding upon and inure to the benefit of the parties hereto together with their respective successors and permitted assigns, including, without limitation, any transferee of the interest of any such person in the Aircraft or any Existing Operative Document and any other person asserting an interest in the Aircraft under the Existing Operative Documents. Each of the parties hereto agrees that it will cooperate in good faith to implement and consummate the transactions contemplated hereby in a timely manner. The words “hereof”, “herein” and “hereby” and words of similar import, when used in this Term Sheet, will refer to this Term Sheet as a whole, including all the schedules and exhibits attached hereto, not to any particular provision of this Term Sheet.

9.6 Governing Law:	This Term Sheet will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[Signature Pages Follow.]

Agreed this 14th day of October, 2016

6922767 Holding SARL

By:	CHC Group Ltd., as Authorized Signatory

By:	/s/ Hooman Yazhari
Name: Hooman Yazhari
Title: Manager A

CHC Cayman ABL Holdings Ltd.

By:	CHC Group Ltd., as Authorized Signatory

By:	/s/ Hooman Yazhari
Name: Hooman Yazhari
Title: Director

CHC Cayman ABL Borrower Ltd.

By:	CHC Group Ltd., as Authorized Signatory

By:	/s/ Hooman Yazhari
Name: Hooman Yazhari
Title: Director

CHC Group Ltd.

By:	/s/ Hooman Yazhari
Name: Hooman Yazhari
Title: Senior Vice President, Legal & Administration

Signature Page

Morgan Stanley Senior Funding, Inc.
as Administrative Agent

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: VP

Morgan Stanley Senior Funding, Inc.
as Lender

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: VP

Morgan Stanley Bank, N.A.
as Lender

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: VP

Signature Page

BNP Paribas S.A.
as Collateral Agent

By:	/s/ Philippe LOMBARD
Name: Philippe LOMBARD
Title: Global Head of Asset Leasing Solutions

By:	/s/ Axel ROHRLICH
Name: Axel ROHRLICH
Title: Senior Director, Asset Leasing Solutions

BNP Paribas S.A.
as Lender

By:	/s/ Philippe LOMBARD
Name: Philippe LOMBARD
Title: Global Head of Asset Leasing Solutions

By:	/s/ Axel ROHRLICH
Name: Axel ROHRLICH
Title: Senior Director, Asset Leasing Solutions

Signature Page

Deutsche Bank AG New York Branch
as Lender

By:
Name:
Title:

By:	/s/ Tom Bradshaw
Name: Tom Bradshaw
Title: Managing Director

Signature Page

Deutsche Bank AG New York Branch
as Lender

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

By:
Name:
Title:

Signature Page

For internal use only

Natixis, New York Branch
as Lender

By:	/s/ John-Charles van Essche
Name: John-Charles van Essche
Title: Managing Director

By:	/s/ Christian Paragot-Rieutort
Name: Christian Paragot-Rieutort
Title: Executive Director

Signature Page

Schedule A to

Summary of Terms and Conditions

RESTRUCTURED AIRCRAFT

Sikorsky Model S76C++ Aircraft Bearing MSN 760625

Sikorsky Model S76C++ Aircraft Bearing MSN 760632

Sikorsky Model S76C++ Aircraft Bearing MSN 760636

AgustaWestland Model AW139 Aircraft Bearing MSN 31072

AgustaWestland Model AW139 Aircraft Bearing MSN 31099

AgustaWestland Model AW139 Aircraft Bearing MSN 31561

AgustaWestland Model AW139 Aircraft Bearing MSN 31610

Airbus Helicopters Model AS332L1 Aircraft Bearing MSN 9009

Schedule A-1

Schedule B to

Summary of Terms and Conditions

ABANDONED AIRCRAFT

Sikorsky Model S76C++ Aircraft Bearing MSN 760674

Airbus Helicopters Model EC225 Aircraft Bearing MSN 2674

Airbus Helicopters Model EC225 Aircraft Bearing MSN 2914

Airbus Helicopters Model EC225 Aircraft Bearing MSN 2949

Airbus Helicopters Model EC225 Aircraft Bearing MSN 2986

Schedule B-1

Exhibit A to

Summary of Terms and Conditions1

RESTRUCTURED MORTGAGE FINANCING TERMS

Amended Credit Agreement Terms:	The payment terms of the Loan in the Existing Operative Documents (including the relevant provisions of sections 2 and 4 of the Existing Credit Agreement) will be amended and restated and replaced with the following terms:

(a)	The Loan’s amended principal amount as of the Credit Agreement Amendment Effective Date will be as set out in Exhibit A-1, and will be subdivided into portions, each associated with a Restructured Aircraft, as set forth in Exhibit A-1. For the avoidance of doubt, the Loan and all portions thereof shall at all times be fully cross-collateralized by all Restructured Aircraft (other than any Restructured Aircraft that is the subject of a sale, total loss (actual or constructive) or other disposition in accordance with the terms of the Amended Operative Documents).

(b)	The Loan will commence on the Credit Agreement Amendment Effective Date and become due in full on the date that is the [REDACTED] anniversary of the Credit Agreement Amendment Effective Date (as so amended, the “Amended Termination Date”).

(c)	The Loan will have an amortization schedule calculated on the basis of [REDACTED] mortgage-style amortization with a balloon payment due at the Amended Termination Date (as set out in Exhibit A-1), with monthly payments in arrears due on the fifth (5th) business day following the monthly anniversary of the Credit Agreement Amendment Effective Date, based on an assumed fixed interest rate equal to [REDACTED] per annum (with the accrual of interest at such rate commencing on the Credit Agreement Amendment Effective Date) and default rate interest, as applicable, to be charged at the rate set forth in the Existing Credit Agreement.

[1]	Capitalized terms in this Exhibit A, which are not otherwise defined in this Term Sheet, shall have the meaning ascribed to them in the Existing Credit Agreement.

Exh. A-1

(d)	The aggregate fixed amount of each monthly payment for the Loan is as set forth in Exhibit A-1 under the heading “Fixed Monthly Payment”, which monthly amount constitutes the combined monthly principal amortization and accrued interest for the Restructured Aircraft, such monthly principal amortization amount to be applied pro rata to the portions of the principal amount associated with each Restructured Aircraft.[2] Subject to the provisions herein relating to a total loss (actual or constructive), the Fixed Monthly Payment will be made regardless of the status of the Restructured Aircraft whatsoever including whether such aircraft are operating and/or operational. For the avoidance of doubt, any other on-going obligations or provisions, including debt sufficiency, principal or interest re-set, increased or additional costs or compensation for changes in law, illegality, market disruption or force majeure events, interest or swap rate adjustment or other provisions in the Existing Operative Documents that would increase or, upon the occurrence of a contingency, could increase the interest or the Fixed Monthly Payment or the principal on the Loan above the applicable amounts set forth in this Term Sheet will be deleted or rendered ineffective.

(e)	[REDACTED]

(f)	[REDACTED]

(g)	[REDACTED]

No Other On-going Payments:	Any provisions in the Existing Operative Documents (including clauses 2.1(b)(II), 2.6, 4.5, 4.10, 8.14(q) and 11.22 of the Existing Credit Agreement) that impose upon any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft any obligation to make payments in respect of (a) any on-going management, commitment, agency, work or other fees howsoever named or (b) any costs or expenses of any inspection of any Restructured Aircraft or Manuals and Technical Records or any portion thereof by any Lender Party or any of their respective representatives, appraisers or other designees will be deleted or rendered ineffective; provided that with respect to clause 4.10 of the Existing Credit Agreement, such deletion or ineffectiveness shall only be with respect to any changes in a requirement of Law made or announced prior to the Credit Agreement Amendment Effective Date. For the avoidance of doubt and notwithstanding anything in the Existing Operative Documents to the contrary, no CHC Party, nor any affiliate thereof or operator of any Restructured Aircraft, will have any further obligation to pay any Lenders’ fees.

[2]	Full amortization schedules for the Loan and for each Restructured Aircraft to be included in the Amended Operative Documents.

Exh. A-2

Any provisions in the Existing Operative Documents that impose upon any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft any obligation with respect to costs, losses, payments or other liabilities with respect to any funding, hedging or other financial arrangements of any Lender Party (or any such arrangements of any lender, swap provider or other financier of any Lender Party) in relation to or in connection with any Restructured Aircraft will be deleted or rendered ineffective.

Financial Condition-Related Provisions:	Any financial or other covenants (including clause 8.1 of the Existing Credit Agreement) that require any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft to maintain certain financial condition ratios or other measurements (including as to the Payment Condition, which shall be deemed satisfied), or prevent any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft from taking certain actions unless certain financial condition ratios or other measurements are met (including as to the Payment Condition, which shall be deemed satisfied), and any other provisions in the Existing Operative Documents (including any incorporated, or that could be applied, by reference to any provisions outside of the Existing Operative Documents) that become operative upon any change (including a material adverse change or the failure to meet the Payment Condition, which shall be deemed satisfied) in the condition of any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft or in the condition of the market or that provide for notices, certifications or reporting as to any such condition or that may require notices, discussions or amendments of the Existing Operative Documents or the Amended Operative Documents on account of any provisions similar to any aspect of the foregoing in another agreement or prospective agreement of any CHC Party or any third party will be deleted or rendered ineffective.

Any requirements in the Existing Operative Documents to supply appraisals (including under clause 7.6(c) of the Existing Credit Agreement), accounts and other financial information (including under clauses 7.1, 7.2 and 7.6(a) of the Existing Credit Agreement) will be limited to the provision of audited consolidated accounts of CHC Group Ltd. or its successor prepared under the accounting standard then used by it in the ordinary course of their preparation (currently US GAAP). For the avoidance of doubt, any requirement in the Existing Operative Documents to provide information relating to financial or other covenants will be deleted or rendered ineffective.

No Dominion Events; Events of Default:	Any Dominion Event requirements in the Existing Operative Documents will be deleted or rendered ineffective.

Any Events of Default in the Existing Operative Documents based on (a) financial covenant obligations in the Existing Operative Documents or in other agreements (including clauses 9.1(c)(iii) and 9.1(e)(iii), (vi) and (vii) of the Existing Credit Agreement), (b) the borrowing base (including clause 9.1(c)(ii) of the Existing Credit Agreement), or (c) a direct or indirect change of control of CHC or its affiliates (including 9.1(j) of the Existing Credit Agreement) will be deleted or rendered ineffective for purposes of the Amended Credit Agreement and the other Amended Operative Documents.

Exh. A-3

Borrowing Base Reserve Provisions; Asset Value-Related Provisions:	The requirement to provide a Borrowing Base Certificate in clause 7.2(f) of the Existing Credit Agreement as well as all other clauses utilizing such definition or the related definition Borrowing Base will be deleted or rendered ineffective.

Any provisions in the Existing Operative Documents (including clauses 2.1(b) and 4.4(b) of the Existing Credit Agreement) that become operative upon an impairment, revaluation or appraisal of the value, or otherwise in relation to the value, of the Restructured Aircraft or other assets of any CHC Party, any affiliate thereof or any operator of the Restructured Aircraft or require the posting of additional collateral will be deleted or rendered ineffective.

Any obligations of any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft that require the maintenance of a particular collateral coverage ratio will be deleted or rendered ineffective.

Limitations on Indebtedness:	Limitations on Indebtedness in the Existing Operative Documents (including clause 8.13 of the Existing Credit Agreement) will be deemed to apply only to the Borrower and the Subsidiary Borrowers.

Certain Provisions:	During any period that a Restructured Aircraft is not operating in revenue service, the Borrower and any operator of such Restructured Aircraft will be permitted to store such Restructured Aircraft in accordance with any manufacturer-approved storage program and to keep Manuals and Technical Records at locations chosen by the Borrower or any operator of such Restructured Aircraft in accordance with its ordinary course of business and applicable legal requirements, and any provisions in the Existing Operative Documents imposing inconsistent or additional requirements will be deleted or rendered ineffective.

Other Terms:

The utilization requirement in clause 7.12 of the Existing Credit Agreement will be deleted or rendered ineffective.

For the avoidance of doubt, none of the conditions precedent in clause 6 of the Existing Credit Agreement are any longer relevant.

Exh. A-4

With respect to any proposed novation or transfer of any Amended Operative Document by any CHC Party that is a party thereto, or any of their respective successors, to another member of the CHC Group, the Lender Parties will not withhold their consent unreasonably or with undue delay and any inconsistent restrictions in the Existing Operative Documents will be deleted or rendered ineffective. Any other provisions in the Existing Operative Documents that may restrict the ability of any CHC Party or any group of such members to sell, transfer, lease, lend or otherwise dispose of its business, in whole or in part, change any aspect or nature thereof or otherwise accomplish group restructuring or reorganization by prohibiting any such action or aspect thereof (including clauses 8.2 and 8.11 of the Existing Credit Agreement), either as a general matter or of a particular type or under certain circumstances, or by requiring consents of any Lender Party will be deleted or rendered ineffective. For the avoidance of doubt, for the purpose of the carve-outs from clause 8.3 of the Existing Credit Agreement and the definitions of Permitted Acquisitions and Permitted Investments, any future investment to be made on terms that are substantially similar to (or more favorable to the Lender Parties than) the investment in the CHC Parties or their affiliates by the new shareholders of CHC Group Ltd. on or around the Credit Agreement Amendment Effective Date, shall be deemed a capital contribution in respect of common equity. Each reference to CD&R or the CD&R Investors in the Existing Operative Documents shall be deemed amended to mean (as context may require) each Plan Sponsor (including with respect to clause 8.11 of the Existing Credit Agreement) or funds and/or accounts affiliated with, or managed and/or advised by, the Plan Sponsors, as applicable. “Plan Sponsor” means each of the following entities: AllianceBernstein L.P., Bain Capital Credit, LP, Carl Marks Management Company, Franklin Advisers, Inc., Tennenbaum Capital Partners, Wayzata Investment Partners LLC, Marble Ridge Capital L.P. and Solus Alternative Asset Management LP.

[REDACTED]

No representations or warranties in the Existing Operative Documents will be deemed to be continually given or repeated at any time or be otherwise construed as continuing undertakings following the time when such representations and warranties were first made by any CHC Party, any affiliate thereof or any operator of any Restructured Aircraft.

Any terms in the Existing Operative Documents that are inconsistent with the terms set forth in this Term Sheet will be deemed to be deleted or rendered ineffective.

For the avoidance of doubt, Exhibits A-1 and A-2 will be deemed to be a part of this Exhibit A incorporated herein by this reference.

Exh. A-5

Exhibit A-1 to

Summary of Terms and Conditions

AMENDED CREDIT AGREEMENT PAYMENTS

MSN	Model	Amended Principal Balance at Credit Agreement Amendment Effective Date	Fixed Monthly Payment	Balloon Payment Due at Amended Termination Date
9009	AS332L1	[REDACTED]	See Below	See Below
31072	AW139	[REDACTED]
31099	AW139	[REDACTED]
31561	AW139	[REDACTED]
31610	AW139	[REDACTED]
760625	S76C++	[REDACTED]
760632	S76C++	[REDACTED]
760636	S76C++	[REDACTED]
Aggregate Amount for All Restructured Aircraft		[REDACTED]	[REDACTED]	[REDACTED]

Exh. A-1-1

Exhibit A-2 to

Summary of Terms and Conditions

RESTRUCTURED AIRCRAFT

MSN	Model	Monthly Interim Payment
9009	AS332L1	See Below
31072	AW139
31099	AW139
31561	AW139
31610	AW139
760625	S76C++
760632	S76C++
760636	S76C++
Aggregate Amount for All Restructured Aircraft		[REDACTED]

ABANDONED AIRCRAFT

MSN	Model	Agreed Abandonment Date
2674	EC225	Date of Entry of Abandonment Order
2914	EC225	Date of Entry of Abandonment Order
2949	EC225	Date of Entry of Abandonment Order
2986	EC225	Date of Entry of Abandonment Order
760674	S76C++	Date of Entry of Abandonment Order

Exh. A-2-1

Exhibit B to

Summary of Terms and Conditions

CHC PARTIES’ REPRESENTATIONS

The representations and warranties of the CHC Parties will be limited to the following representations and warranties to be made on the Credit Agreement Amendment Effective Date by the Borrower and, but only so long as CHC Group Ltd. or its successor will be required to be the sole guarantor in accordance with the provisions set forth under “Other Terms” in Exhibit A hereto, by such guarantor, in each case, as to itself:

1.          Status. It is a corporation, company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrower), to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

2.          Non-Conflict. The execution and delivery by it of the Operative Documents Amendments to which it is a party, the consummation by it of the transactions contemplated in such Operative Documents Amendments and compliance with the terms and provisions of such Operative Documents Amendments are within its corporate power, do not and will not result in a violation of its constitutional documents as currently in effect, and do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under any material indenture, mortgage, or other agreement or instrument to which it is a party or by which it or any of its material properties is or may be bound; provided that it makes no representation or warranty in this paragraph with respect to the Existing Operative Documents.

3.          Legal Validity. Each Operative Documents Amendment to which it is a party has been duly authorised by all necessary corporate action on its part and by the Bankruptcy Court and executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as their enforceability may be limited by bankruptcy, liquidation, examinership, insolvency, reorganisation and other laws of general application affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such proceeding is considered a proceeding in equity or at law) and except, in the case of the Credit Agreement Amendment, as limited by applicable laws that may affect the remedies provided in the Credit Agreement Amendment but such limitations would not make such remedies inadequate for the practical realization of the rights and benefits intended to be provided thereby.

4.          Consents. It has received every material consent, approval or authorisation of, and has given every material notice to, the governmental authority in its country of incorporation having jurisdiction with respect to the execution, delivery or performance of the Operative Documents Amendments to which it is a party including all monetary and other obligations under such Operative Documents Amendments) that is required for it to execute and deliver the Operative Documents Amendments to which it is a party, and to perform the transactions contemplated by such Operative Documents Amendments, and each such consent, approval or authorisation is valid and is in full force and effect and has not been revoked; provided that it makes no representation or warranty in this paragraph as to (a) any consent, approval, authorisation, notice or any other action that may be required under or by any of the Existing Operative Documents, including any filings, registrations and recordations as may be necessary or advisable with respect thereto under any applicable laws, (b) the order of the Bankruptcy Court approving the Term Sheet and the transaction contemplated thereunder, which has been obtained and is in full force and effect, or (c) any periodic renewals of the registration of any Restructured Aircraft with the aircraft registry it is currently registered on, the registration of the “international interests” that may be created under the Operative Documents Amendments pursuant to the Cape Town Treaty or any other consent, approval, authorisation, notice or any other action that may be required or allowed to be obtained, given, made or performed after the Credit Agreement Amendment Effective Date.

Exh. B-1

Exhibit F

CHC Organizational Chart

F-1

Exhibit G

[Liquidation Analysis]

[To be provided.]

G-1

Exhibit H

[Financial Projections]

[To be provided.]

H-1